    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 2001

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            TIME WARNER TELECOM INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                      DELAWARE                                             84-1500624
           (STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
           INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER)

                            ------------------------

                                 PARK RIDGE ONE
                            10475 PARK MEADOWS DRIVE
                           LITTLETON, COLORADO 80124
                                 (303) 566-1000
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------

                                 PAUL B. JONES
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            TIME WARNER TELECOM INC.
                                 PARK RIDGE ONE
                            10475 PARK MEADOWS DRIVE
                           LITTLETON, COLORADO 80124
                                 (303) 566-1000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                 INCLUDING PHONE NUMBER, OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                             WILLIAM P. ROGERS, JR
                            CRAVATH, SWAINE & MOORE
                       WORLDWIDE PLAZA, 825 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 474-1270

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As seen as practicable after the effective date of this registration statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM             PROPOSED
       TITLE OF EACH CLASS OF               AMOUNT TO BE            OFFERING PRICE          MAXIMUM AGGREGATE
     SECURITIES TO BE REGISTERED             REGISTERED               PER NOTE(1)           OFFERING PRICE(1)
----------------------------------------------------------------------------------------------------------------
10 1/8% Senior Notes Due 2011........       $400,000,000                 100%                 $400,000,000
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

-------------------------------------  -----------------------
-------------------------------------  -----------------------

       TITLE OF EACH CLASS OF                 AMOUNT OF
     SECURITIES TO BE REGISTERED          REGISTRATION FEE
-------------------------------------  -----------------------
10 1/8% Senior Notes Due 2011........         $100,000
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

(2) Calculated pursuant to Rule 457 under the Securities Act of 1933.

                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED February 9, 2001

PROSPECTUS

                            [TIME WARNER LOGO BLUE]
                            [TIME WARNER LOGO GREY]

                            Time Warner Telecom Inc.

                               OFFER TO EXCHANGE

 ALL OUTSTANDING 10 1/8% SENIOR NOTES DUE 2011 ($400,000,000 PRINCIPAL AMOUNT)

                                      FOR

         10 1/8% SENIOR NOTES DUE 2011 ($400,000,000 PRINCIPAL AMOUNT)
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                            ------------------------

      The exchange offer will expire at 5:00 p.m., New York City time, on
                  , 2001, unless extended.

      We do not intend to list the new notes on any national securities exchange, and no established trading market for the new notes is anticipated.

                            ------------------------

       SEE "RISK FACTORS" BEGINNING ON PAGE    FOR A DISCUSSION OF FACTORS THAT
YOU SHOULD CONSIDER BEFORE TENDERING YOUR OLD NOTES.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------

              The date of this prospectus is               , 2001.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary...............................    5
Risk Factors..........................   13
Use of Proceeds.......................   34
Recent Developments...................   34
Time Warner Telecom Voting
  Structure...........................   35
Capitalization........................   36
Unaudited Pro Forma Condensed Combined
  Financial Statements................   37
Selected Consolidated, Combined and
  Condensed Financial and Other
  Operating Data......................   45
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   47

                                        PAGE
                                        ----
Business..............................   60
Management............................   80
Certain Relationships and Related
  Transactions........................   90
Principal Stockholders................   94
Description of Certain Indebtedness...   96
Description of the New Notes..........   99
Certain United States Federal Tax
  Consequences........................  136
Plan of Distribution..................  140
Legal Matters.........................  141
Experts...............................  141

                            ------------------------

                           FORWARD LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus and include, but are not limited to:

 --   our plans to achieve growth by offering new products and services;

 -- our anticipated capital expenditures for our planned upgrades and the ability to fund these expenditures;

 -- our beliefs regarding the effects of governmental regulation on our business; and

 --   our ability to effectively compete in a highly competitive environment.

All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by the cautionary statement.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 relating to the exchange offer that incorporates important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. This information is available from us without charge to holders of the notes as specified below. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or matter involved.

Following the exchange offer, we will be required to file periodic reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Information that we file with the Securities and Exchange Commission after the date of this prospectus will automatically supersede the information in this prospectus and any earlier filed incorporated information. We are also incorporating any future filings made with the Securities and Exchange Commission under sections 13(a), 13(e), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of the exchange offer.

You may read and copy the registration statement, including the attached exhibits, and any report, statements or other information that we file at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings will also be available to the public from commercial document retrieval services and at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

You may request a copy of any of our filings with the Securities and Exchange Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

     Time Warner Telecom Inc.
     10475 Park Meadows Drive
     Littleton, Colorado 80124
     Attention: Corporate Secretary
     Telephone: (303) 566-1000

TO OBTAIN TIMELY DELIVERY OF ANY OF OUR FILINGS, AGREEMENTS OR OTHER DOCUMENTS, YOU MUST MAKE YOUR REQUEST TO US NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER. THE EXCHANGE OFFER WILL EXPIRE AT 5:00
P.M., NEW YORK CITY TIME ON                , 2001. THE EXCHANGE OFFER CAN BE
EXTENDED BY US IN OUR SOLE DISCRETION. SEE THE CAPTION "THE EXCHANGE OFFER" FOR MORE DETAILED INFORMATION.

You should rely only on the information provided in this prospectus. No person has been authorized to provide you with different information. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means:

     - incorporated documents are considered part of this prospectus;

     - we can disclose important information to you by referring you to those documents; and

     - information that we file with the SEC will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below:

          (1) Our Annual Report on Form 10-K for the year ended on December 31, 1999.

          (2) Our Quarterly Reports on Form 10-Q for the quarters ended on March 31, 2000, June 30, 2000 and September 30, 2000.

          (3) The description of our common stock contained in the Registration Statement on Form S-1, as amended (file No. 333-33166), filed April 26, 2000.

          (4) Our Registration Statement on Form S-3, as amended (file No. 333-49818), filed November 13, 2000.

          (5) Our Current Reports on Form 8-K dated September 18, 2000, November 1, 2000, January 12, 2001, January 22, 2001, January 26, 2001, January 30,
     2001, February 9, 2001 and on Form 8-K/A dated November 8, 2000.

     All documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the exchange offer shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     - Reports filed under Section 13(a) and (c) of the Exchange Act;

     - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders meeting; and

     - Any reports filed under Section 15(d) of the Exchange Act.

     You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                            Time Warner Telecom Inc.
                            10475 Park Meadows Drive
                              Littleton, CO 80124
                           Telephone: (303) 566-1000

     If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                      (This page intentionally left blank)

                                    SUMMARY

The following summary contains some of the information described in greater detail in other parts of this prospectus and may not contain all of the information that is important to you. You should carefully read the following summary together with the more detailed information regarding Time Warner Telecom, the new notes and our financial statements and the notes to these financial statements appearing elsewhere in this prospectus.

For simplicity, we use the terms "we" and "Time Warner Telecom" throughout this prospectus to refer to the business that is owned and conducted by the corporation that became Time Warner Telecom Inc. shortly prior to the initial public offering of the Class A common stock, to the business that was owned and conducted by its predecessors prior to that time and, unless otherwise indicated, not to the business related to the assets we acquired from GST Telecommunications, Inc. on January 10, 2001.

Unless the context otherwise requires, the term "notes" refers to the old notes and the new notes collectively.

                            TIME WARNER TELECOM INC.

Time Warner Telecom is a leading fiber facilities-based integrated communications provider offering local businesses "last mile" broadband connections for data, high-speed internet access, local voice and long distance services. We offer a wide range of business telephony services, primarily to medium- and large-sized telecommunications-intensive business end-users, long distance carriers, internet service providers, wireless communications companies and governmental entities. These business telephony services include dedicated transmission, local switched, long distance, data and video transmission services and high-speed dedicated internet access.

As of January 9, 2001, we operated networks in 24 metropolitan markets in the United States. On January 10, 2001, we substantially expanded our geographic coverage by acquiring substantially all of the assets of GST Telecommunications, Inc. out of bankruptcy. As a result of this acquisition, we added 15 markets in the western United States. We expect to activate networks in five additional markets by the end of 2001. As of September 30, 2000, our networks covered 9,457 route miles, contained 363,644 fiber miles and offered service to 7,228 on-net and off-net buildings. The acquisition of the GST assets added to our network 4,210 route miles, 227,674 fiber miles and service to 345 on-net buildings.

Our principal executive offices are located at 10475 Park Meadows Drive, Littleton, Colorado 80124, and our telephone number is (303) 566-1000.

BUSINESS STRATEGY

The following is a summary of our business strategy:

Leverage Existing Fiber Optic Networks. We own local and regional fiber networks to serve geographic locations where we believe there are large numbers of potential customers. These highly concentrated networks have not yet been fully exploited and provide the capacity to serve a substantially larger base of customers with a larger array of products.

Enter New Geographic Areas. Our acquisition of substantially all of the GST assets accelerated our geographic expansion by adding to our network 15 markets in eight western states. We expect to activate networks in five additional markets by the end of 2001, increasing our presence to a total of 44 markets. We will also continuously evaluate other expansion opportunities.

Expand Switched Services. We provide a broad range of switched services in 38 of our 39 markets, including the markets we recently acquired from GST. In addition, we are currently integrating into our infrastructure new "softswitch" technology, which is technology that allows switching of voice calls over an internet protocol and local area network infrastructure.

Expand Data Services. We will continue to deliver high-speed transport services through our fiber optic networks and will also focus on the delivery of next generation data networking and converged network services.

Target Business Customers. We have historically targeted telecommunications-intensive medium- and large-sized business customers who require the high quality networks that we operate. In order to achieve further economies of scale and network utilization, we are targeting smaller business customers in buildings we already serve where we can offer a package of network services that may not otherwise be available to them.

Interconnect Service Areas. We are in the process of interconnecting certain of our 39 existing markets, including the markets we recently acquired from GST, within regional clusters with owned or licensed fiber optic facilities. This is expected to increase our revenue potential and increase margins by addressing customers' regional long distance voice, data and video requirements.

Utilize Strategic Relationships with Time Warner Cable. We have benefitted from and continue to leverage our relationships with Time Warner Cable, one of the largest multiple system cable operators in the U.S., by licensing and sharing the cost of fiber optic facilities. We have agreements with Time Warner Cable that allow us access to rights-of-way, easements, poles, ducts and conduits. We may also benefit from positive awareness of the "Time Warner" name, which we license from Time Warner Inc.

Continue Disciplined Expenditure Program. We increase operating efficiencies by pursuing a capital expenditure program that focuses on projects that meet stringent financial criteria. We evaluate capital expenditures on the basis of whether or not they meet several minimum requirements, including minimum recurring revenue, cash flow margin and rate of return.

                              RECENT DEVELOPMENTS

On January 10, 2001, Time Warner Telecom completed the acquisition of substantially all of the assets of GST Telecommunications, Inc. out of bankruptcy for cash consideration of $627 million, plus the payment of certain liabilities and fees of $42 million and the assumption of a $21 million obligation to complete certain fiber networks, for a total purchase price of $690 million.

The acquisition of the GST assets expanded Time Warner Telecom's operations into 15 additional markets in the western United States, including intercity networks. The GST acquisition accelerates Time Warner Telecom's geographic expansion and allows Time Warner Telecom to offer its products and services in areas formerly served by GST. Time Warner Telecom's acquisition of the GST assets did not include certain assets relating to products and services that do not fit with Time Warner Telecom's core businesses. As required in the asset purchase agreement, Time Warner Telecom entered into a services agreement with GST to provide certain support services with respect to the GST assets that GST is retaining for a period of up to six months for most services and up to a year for certain limited services.

Time Warner Telecom will manage the 15 markets acquired from GST as part of its Western Region. Time Warner Telecom expects to complete the initial integration of former GST personnel into Time Warner Telecom's organization within the next several months. Time Warner Telecom expects that the integration of systems and network operations will occur in phases over approximately two years.

In connection with the acquisition and Time Warner Telecom's capital expenditure plans, Time Warner Telecom obtained commitments for $1.23 billion of additional financing to increase the total commitments to $1.7 billion. Time Warner Telecom Holdings' amended and restated senior secured credit facility provides for an aggregate of $1 billion in borrowings, comprised of $525 million of senior secured term loan facilities and a $475 million senior secured revolving credit facility available to subsidiaries of Time Warner Telecom. Time Warner Telecom also obtained $700 million in senior unsecured bridge financing available to Time Warner Telecom. The acquisition was initially financed with borrowings under the senior unsecured bridge loan facility. Those borrowings were repaid with the net proceeds from our offering of Class A common stock and a portion of the net proceeds from our sale of the old notes.

                               THE EXCHANGE OFFER

The Exchange Offer.........  With this exchange offer, we are offering to exchange an aggregate principal amount of up to $400,000,000 of the new notes for a like principal amount of the old notes.

                             We intend to satisfy our obligations to complete an exchange offer under the registration rights agreement with the issuance of the new notes on or promptly after the exchange date. The new notes will have terms substantially identical to the terms of the old notes. The new notes will not contain terms with respect to transfer restrictions and will not require us to consummate a registered exchange offer. See "The Exchange Offer."

Expiration Date............  The exchange offer will expire at 5:00 p.m., New
                             York City time on                , 2001, unless we,
                             in our sole discretion, extend it. See "The
                             Exchange Offer--Expiration Date, Extensions;
                             Amendments."

Exchange Date..............  We will exchange the old notes on the first business day following the expiration date. See "The Exchange Offer--Terms of the Exchange--Tender and Acceptance."

Procedures for Tendering
Old Notes..................  For information on procedures for tendering old notes and the action required to make a formal offering of your old notes, see "The Exchange Offer--Procedures for Tendering."

Taxation...................  The exchange of the old notes for the new notes in the exchange offer will not result in any income, gain or loss to holders who participate in the exchange offer or to us for U.S. Federal income tax purposes. See "Certain United States Federal Tax Consequences."

Resale.....................  Based upon the position of the staff of the
                             Securities and Exchange Commission as described in previous no-action letters, we believe that a holder who exchanges the old notes for the new notes in the exchange offer and satisfies certain other conditions generally may offer for resale, sell and otherwise transfer the new notes without further registration under the Securities Act of 1933 and without delivery of a prospectus that satisfies the requirements of section 10 of the Securities Act of 1933.

                             Any holder of the old notes using the exchange offer to participate in a distribution of the new notes cannot rely on the no-action letters referred to above. See "The Exchange Offer--Purpose of the Exchange Offer."

Remaining Old Notes........  If you do not tender your old notes in the exchange offer or if we do not accept your old notes for exchange as described under "The Exchange Offer--Terms of Exchange--Tender and Acceptance" you will continue to hold these old notes, and they will continue to bear legends restricting their transfer.

Exchange Agent.............                 will act as exchange agent for the
                             exchange offer. See "The Exchange Offer--Exchange Agent" for the exchange agent's address and telephone number.

Use of Proceeds............  We will receive no proceeds from the exchange offer. See "Use of Proceeds."

                               THE EXCHANGE NOTES

     Other than the obligation to conduct an exchange offer, the new notes will have the same financial terms and covenants as the old notes, which are as follows:

Issuer.....................  Time Warner Telecom Inc.

Securities Offered.........  $400,000,000 aggregate principal amount of 10 1/8%
                             Senior Notes due 2011.

Maturity...................  February 1, 2011.

Interest...................  10 1/8% per annum, payable in cash on February 1 and August 1 of each year, beginning on August 1, 2001.

Optional Redemption........  We may redeem any of the notes beginning on
                             February 1, 2006. The initial redemption price is 105.063% of their principal amount, plus accrued interest. The redemption price will decline each year after 2006 and will be 100% of their principal amount, plus accrued interest, beginning on February 1, 2009.

                             In addition, before February 1, 2004, we may redeem up to 35% of the aggregate principal amount of outstanding notes with the proceeds from sales of certain kinds of our capital stock or equivalent interests at a redemption price equal to 110.125% of their principal amount, plus accrued interest to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding.

Change of Control..........  Upon a change of control (as defined under
                             "Description of the New Notes") we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes on the date of purchase, plus accrued interest. We may not have sufficient funds available at the time of a change of control to make any required debt payment (including repurchases of the notes).

Ranking....................  The notes are senior unsecured obligations. The notes rank equally in right of payment with our existing and future senior unsecured debt, including our outstanding $400 million of 9 3/4% Senior Notes due 2008. The notes will rank senior to all of our future subordinated debt, if any. The notes are subordinated in right of payment to all of our existing and future senior secured debt, including borrowings under our $1 billion senior secured credit facility. The notes are also effectively subordinated to all of the liabilities of our subsidiaries. As of September 30, 2000, after giving effect to the acquisition of the assets of GST, the borrowings under the senior secured credit facility and the senior unsecured bridge loan facility and this offering and our concurrent offering of our Class A common stock and the application of the net proceeds therefrom, we would have had $848 million of indebtedness outstanding (other than the notes), $448 million of which would have been senior to the notes and $400 million of which would rank equally with the notes. Additionally, we would have had $750 million of borrowing availability under our senior secured credit facility, subject to certain conditions.

Certain Covenants..........  The terms of the notes will limit our ability and the ability of our restricted subsidiaries to:

                              --   incur additional debt;

                              --   pay dividends;

                              -- make investments or certain other restricted payments;

                              --   engage in sale-leaseback transactions;

                              -- enter into transactions with stockholders or affiliates;

                              --   guarantee debts;

                              --   sell assets;

                              --   create liens;

                              --   issue or sell stock of subsidiaries; and

                              --   engage in a merger, sale or consolidation.

                             These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the New Notes--Certain Covenants" in this prospectus.

Registration Rights........  We agreed to exchange the old notes no later than six months after the issuance of the issuance of the old notes for a new issue of substantially identical debt securities registered under the Securities Act of 1933 as evidence of the same underlying obligation. This exchange offer is in satisfaction of that agreement.

                                  RISK FACTORS

You should consider all of the information contained in this prospectus before tendering your old notes. In particular, you should consider the factors described under "Risk Factors," beginning on page 11.

                  SUMMARY CONSOLIDATED AND COMBINED FINANCIAL
                            AND OTHER OPERATING DATA

The summary statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the selected balance sheet data as of December 31, 1998 and 1999 are derived from the audited consolidated and combined financial statements of Time Warner Telecom, including the notes, appearing elsewhere in this prospectus. The summary statements of operations data for the years ended December 31, 1995 and 1996 and the selected balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from audited financial statements of Time Warner Telecom not included in this prospectus. The summary financial data for the nine months ended September 30, 1999 and 2000 are derived from the unaudited consolidated financial statements of Time Warner Telecom, including the notes. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which, in the opinion of Time Warner Telecom, are necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. The financial statements of Time Warner Telecom for all periods prior to the Reorganization that occurred on July 14, 1998 reflect the "carved out" historical financial position, results of operations, cash flows and changes in stockholders' equity of the commercial telecommunications operations of predecessors of Time Warner Telecom, as if they had been operating as a separate company. The summary financial and other operating data set forth below should be read together with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Time Warner Telecom's financial statements, including the notes, appearing elsewhere in this prospectus.

                                                                                                            NINE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                            ----------------------------------------------------------   -----------------------
                                              1995       1996        1997         1998         1999         1999         2000
                                            --------   --------   ----------   ----------   ----------   ----------   ----------
                                                          (THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenue:
 Dedicated transport services.............  $  6,505   $ 20,362   $   44,529   $   84,024   $  152,468   $  105,727   $  183,759
 Switched services(1).....................       350      3,555       10,872       37,848      116,285       71,558      169,308
                                            --------   --------   ----------   ----------   ----------   ----------   ----------
       Total revenue......................     6,855     23,917       55,401      121,872      268,753      177,285      353,067
                                            --------   --------   ----------   ----------   ----------   ----------   ----------
Costs and expenses(2):
 Operating................................    15,106     25,715       40,349       67,153      117,567       81,949      130,846
 Selling, general and administrative......    34,222     60,366       54,640       77,401      113,389       80,501      122,663
 Depreciation and amortization............     7,216     22,353       38,466       50,717       68,785       50,272       68,793
                                            --------   --------   ----------   ----------   ----------   ----------   ----------
       Total costs and expenses...........    56,544    108,434      133,455      195,271      299,741      212,722      322,302
                                            --------   --------   ----------   ----------   ----------   ----------   ----------
Operating income (loss)...................   (49,689)   (84,517)     (78,054)     (73,399)     (30,988)     (35,437)      30,765
Interest expense, net and other(2)........    (1,416)    (1,599)       7,398      (19,340)     (28,473)     (22,026)     (21,641)
                                            --------   --------   ----------   ----------   ----------   ----------   ----------
Net income (loss) before income taxes.....   (51,105)   (86,116)     (70,656)     (92,739)     (59,461)     (57,463)       9,124
Income tax expense(3).....................        --         --           --           --       29,804       29,473        4,542
                                            --------   --------   ----------   ----------   ----------   ----------   ----------
Net income (loss).........................  $(51,105)  $(86,116)  $  (70,656)  $  (92,739)  $  (89,265)  $  (86,936)  $    4,582
                                            ========   ========   ==========   ==========   ==========   ==========   ==========
Basic and diluted earnings (loss) per
 share....................................  $  (0.63)  $  (1.06)  $    (0.87)  $    (1.14)  $    (0.93)  $    (0.94)  $     0.04
                                            ========   ========   ==========   ==========   ==========   ==========   ==========
Earnings (loss) per share before income
 taxes:
 Basic....................................  $  (0.63)  $  (1.06)  $    (0.87)  $    (1.14)  $    (0.62)  $    (0.62)  $     0.09
                                            ========   ========   ==========   ==========   ==========   ==========   ==========
 Diluted..................................  $  (0.63)  $  (1.06)  $    (0.87)  $    (1.14)  $    (0.62)  $    (0.62)  $     0.08
                                            ========   ========   ==========   ==========   ==========   ==========   ==========
Weighted average shares outstanding:
 Basic....................................    81,250     81,250       81,250       81,250       95,898       92,957      105,262
 Diluted..................................    81,250     81,250       81,250       81,250       95,898       92,957      108,427

                                                                                                            NINE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                            ----------------------------------------------------------   -----------------------
                                              1995       1996        1997         1998         1999         1999         2000
                                            --------   --------   ----------   ----------   ----------   ----------   ----------
                                                          (THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA AMOUNTS)
OTHER OPERATING DATA:
EBITDA(1)(4)..............................  $(42,473)  $(62,164)  $  (39,588)  $  (22,682)  $   37,797   $   14,835   $   99,558
EBITDA Margin(1)(5).......................      (620)%     (260)%        (72)%        (19)%         14%           8%          28%
Net cash provided by (used in) operating
 activities...............................   (35,605)   (52,274)     (29,419)        (343)      54,235      (13,194)      71,238
Capital expenditures......................   141,479    144,815      127,315      126,023      221,224      138,305      213,246
Deficiency of earnings to cover fixed
 charges(7)...............................    51,105     86,116       70,656       92,957       59,714       57,716           --
OPERATING DATA(6):
Operating Networks........................        15         18           19           19           21           20           22
Route miles...............................     3,207      5,010        5,913        6,968        8,872        7,704        9,457
Fiber miles...............................   116,286    198,490      233,488      272,390      332,263      313,549      363,644
DS-0 equivalents..........................   159,000    690,000    1,719,000    3,031,000    5,523,000    4,555,000    9,806,000
Digital telephone switches................         1          2           14           16           19           20           26
Employees.................................       508        673          714          919        1,259        1,181        1,697
BALANCE SHEET DATA:
Cash and cash equivalents.................  $     --   $     --   $       --   $  105,140   $   90,586   $   42,394   $   74,091
Marketable debt securities................        --         --           --      250,857      173,985      229,793       28,578
Property, plant and equipment, net........   199,005    323,161      415,158      494,158      677,106      613,137      824,135
Total assets..............................   214,963    341,480      438,077      904,344    1,043,012      976,375    1,104,535
Long-term debt and capital lease
 obligations(6)...........................        --         --       75,475      574,940      403,627      403,342      403,311
Total stockholders' equity................  $179,589   $294,937   $  300,390   $  207,651   $  422,916   $  419,650   $  470,511

------------

(1) Includes the recognition of non-recurring $7.6 million and $27.3 million settlements of reciprocal compensation in the fourth quarter of 1999 and for the nine months ended September 30, 2000, respectively.

(2) Includes expenses resulting from transactions with affiliates of $6.5 million, $12.4 million, $17.1 million, $27.7 million, $20.0 million, $15.9 million, and $11.4 million for the years ended December 31, 1995, 1996, 1997, 1998 and 1999, and for the nine months ended September 30, 1999 and 2000, respectively. See Time Warner Telecom's financial statements appearing elsewhere in this prospectus for an explanation of these expenses.

(3) During 1999, Time Warner Telecom recorded a non-recurring $39.4 million charge to earnings to record a net deferred tax liability associated with the Reconstitution. This change occurred immediately prior to Time Warner Telecom's initial public offering.

(4) "EBITDA" is defined as operating income (loss) before depreciation and amortization expense. It does not include charges for interest expense or provision for income taxes. Accordingly, EBITDA is not intended to replace operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with generally accepted accounting principles. Rather, EBITDA is a measure of operating performance and liquidity that investors may consider in addition to such measures. Management believes that EBITDA is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization and tax structures, as well as non-cash and non-operating charges to earnings. EBITDA is used internally by Time Warner Telecom's management to assess on-going operations and is a component of a covenant of the 9 3/4% Senior Notes that limits Time Warner Telecom's ability to incur additional future indebtedness. However, EBITDA as used in this report may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

(5) EBITDA Margin represents EBITDA as a percentage of revenue.

(6) Includes all managed properties including unconsolidated affiliates, MetroComm AxS, L.P. in Columbus, Ohio and the Albany and Binghamton, New York networks. Albany and Binghamton were wholly owned at December 31, 1997 and MetroComm AxS, L.P. was wholly owned at December 31, 1999.

(7) For purposes of computing the deficiency of earnings to cover fixed charges, earnings were calculated by adding (i) net income (loss) before income taxes and (ii) interest expense, including the portion of rents representative of an interest factor. Fixed charges consist of interest expense, capitalized interest and the portion of rents representative of an interest factor.

         UNAUDITED SUMMARY PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                (THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     You should read the following unaudited summary pro forma financial data of Time Warner Telecom in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                      PRO FORMA AS ADJUSTED
                                                             ---------------------------------------
                                                                YEAR ENDED        NINE MONTHS ENDED
                                                             DECEMBER 31, 1999    SEPTEMBER 30, 2000
                                                             -----------------    ------------------
STATEMENTS OF OPERATIONS DATA:
Revenue(1).................................................      $ 354,139            $ 440,468
                                                                 ---------            ---------
Costs and expenses:(2)
  Operating................................................        178,179              186,799
  Selling, general and administrative......................        179,577              181,520
  Depreciation and amortization............................         90,163              107,515
                                                                 ---------            ---------
          Total costs and expenses.........................        447,919              475,834
                                                                 ---------            ---------
Operating loss.............................................        (93,780)             (35,366)
Interest expense, net and other(2).........................       (103,611)             (73,311)
                                                                 ---------            ---------
Net loss...................................................      $(197,391)           $(108,677)
                                                                 =========            =========
Basic and diluted earnings (loss) per share................      $   (1.91)           $   (0.96)
                                                                 =========            =========
Weighted average shares outstanding
  -- basic and diluted.....................................        103,373              112,737
                                                                 =========            =========
OTHER OPERATING DATA:
EBITDA(1)(3)...............................................      $  (3,617)           $  72,149
EBITDA Margin(1)(4)........................................             (1)%                 16%
OPERATING DATA:
Operating Networks.........................................                                  39
Route miles................................................                              13,667
Fiber miles................................................                             591,318

                                                                  PRO FORMA
                                                                 AS ADJUSTED
                                                              ------------------
                                                              SEPTEMBER 30, 2000
                                                              ------------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................      $  573,180
Marketable debt securities..................................          28,578
Property, plant and equipment, net..........................       1,455,609
Total assets................................................       2,312,506
Long-term debt and capital lease obligations................       1,053,311
Total stockholders' equity..................................         997,410

------------

(1) Includes the recognition of non-recurring $7.6 million and $27.3 million settlements of reciprocal compensation in 1999 and for the nine months ended September 30, 2000, respectively.

(2) Includes expenses resulting from transactions with affiliates of $20.0 million and $11.4 million for the year ended December 31, 1999 and for the nine months ended September 30, 2000, respectively. See Time Warner Telecom's financial statements appearing elsewhere in this prospectus for an explanation of these expenses.

(3) "EBITDA" is defined as operating income (loss) before depreciation and amortization expense. It does not include charges for interest expense or provision for income taxes. Accordingly, EBITDA is not intended to replace operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with generally accepted accounting principles. Rather, EBITDA is a measure of operating performance and liquidity that investors may consider in addition to such measures. Management believes that EBITDA is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization and tax structures, as well as non-cash and non-operating charges to earnings. EBITDA is used internally by Time Warner Telecom's management to assess on-going operations and is a component of a covenant of the 9 3/4% Senior Notes that limits Time Warner Telecom's ability to incur additional future indebtedness. However, EBITDA as used in this report may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

(4) EBITDA Margin represents EBITDA as a percentage of revenue.

                                  RISK FACTORS

     An investment in the notes is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus, before deciding to exchange your old notes for the new notes. If any of the following risks actually occurs, our business could be harmed. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business.

RISKS RELATING TO US AND OUR BUSINESS

     OUR LIMITED OPERATING HISTORY MAY NOT BE A RELIABLE BASIS FOR EVALUATING OUR PROSPECTS.

     Time Warner Cable began our business in 1993. Subsequently, we spun-off to become an independent company in July 1998. During the last few years, our business has changed substantially as it has rapidly expanded into switched, data and Internet services. As a result, prospective purchasers have limited historical financial information available to evaluate our likely future performance. When making a decision to invest in the notes, prospective purchasers should consider the risks, expenses and difficulties frequently encountered by companies that are in their development stage.

     WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO EXPERIENCE OPERATING LOSSES FOR THE FORESEEABLE FUTURE.

     We have incurred operating losses for most of our history, net of the effect of non-recurring reciprocal compensation settlements. For the year ended December 31, 1999 and the nine months ended September 30, 2000, we had operating losses of $38.6 million and operating income of $3.5 million, net of the effect of non-recurring reciprocal settlements of $7.6 million and $27.3 million, respectively. After giving effect to the acquisition of assets of GST, the borrowings under the senior secured credit facility and the senior unsecured bridge loan facility and this offering and our concurrent offering of our Class A common stock and the application of the net proceeds therefrom, we would have had operating losses of $101.4 million and $62.7 million, net of the effect of non-recurring reciprocal compensation settlements of $7.6 million and $27.3 million, for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. We expect to continue to incur, and perhaps increase, operating losses as we build our networks, expand our customer base and as we integrate the acquired assets of GST. Operating losses will reduce our ability to meet working capital needs and increase our need for external financing.

     The development of our business requires substantial capital expenditures. As described below, we plan to increase our annual capital expenditures during 2001 and subsequent periods to expand our operations. We expect to incur a substantial part of these expenditures in new markets before we realize any related revenue. We also expect that capital expenditures and other operating expenditures will result in negative cash flow and operating losses for our new markets until and unless we develop an adequate customer base and revenue stream from those markets. We expect that each network will produce negative cash flow for at least two and a half years after it begins operations. Moreover, we may never develop an adequate customer base, sustain profitability, or generate sufficient cash flow.

     WE MAY COMPLETE A SIGNIFICANT BUSINESS COMBINATION OR OTHER TRANSACTION THAT COULD AFFECT OUR LEVERAGE, RESULT IN A CHANGE IN CONTROL OR BOTH.

     We continually evaluate potential business combinations, joint ventures and other transactions that would extend our geographic markets, expand our products and services and/or enlarge the capacity of our networks. To that end, we have had exploratory discussions with several other companies in our industry regarding potentially material transactions. If we enter into a definitive agreement with respect to any material transaction, it could result in an increase in our leverage or issuing additional common stock or both, or it could result in a change of control. We cannot assure you, however, that we will enter into any transaction or, if we do, on what terms.

     A change of control could result in a requirement that we offer to purchase certain indebtedness including the notes offered under this prospectus and the acceleration of other indebtedness. We cannot assure you that we will have sufficient funds available to make that repurchase and repay any accelerated indebtedness.

     THE SENIOR SECURED CREDIT FACILITY AND THE INDENTURES FOR THE 9 3/4% SENIOR NOTES AND FOR THE NOTES OFFERED UNDER THIS PROSPECTUS, CONTAIN RESTRICTIVE COVENANTS THAT MAY LIMIT OUR FLEXIBILITY.

     The senior secured credit facility and indentures limit, and in some circumstances prohibit, our ability to:

      --   incur additional debt;

      --   pay dividends;

      --   make investments or other restricted payments;

      --   engage in transactions with stockholders and affiliates;

      --   create liens;

      --   sell assets;

      --   issue or sell capital stock of subsidiaries; and

      --   engage in mergers and acquisitions.

     These covenants may limit our financial and operating flexibility. In addition, if we do not comply with these covenants, the lenders under the senior secured credit facility, the holders of the 9 3/4% Senior Notes and the holders of the notes offered under this prospectus may accelerate our debt under the senior secured credit facility, our debt under the 9 3/4% Senior Notes and our debt under the notes, respectively.

     WE WILL REQUIRE SUBSTANTIAL CAPITAL TO EXPAND OUR OPERATIONS.

     The development and expansion of our networks requires substantial capital investment. If funding of this capital investment is not available when needed, our business will be adversely affected. Including the effects of the GST acquisition, we expect our principal capital requirements for 2001 to be:

      -- approximately $550 million to purchase and install switches, electronics, fiber and other technologies in existing, acquired and future networks; and

      -- approximately $50 million for capital expenditures for our management information system infrastructure.

     We also expect to have substantial capital expenditures in subsequent periods.

     We recently executed agreements with various financial institutions for $1.23 billion of additional financing, including $525 million of senior secured term loan facilities, which together with our $475 million senior secured revolving credit facility, is available to our subsidiaries, and $700 million unsecured bridge financing available to us. The GST acquisition was initially financed with borrowings under the unsecured bridge loan facility, which was subsequently repaid in full with the net proceeds from our offering of Class A common stock and a portion of the net proceeds from our sale of the old notes. We may be required to seek additional financing if:

      --   our business plans and cost estimates prove to be inaccurate;

      -- we decide to further accelerate the expansion of our business and existing networks;

      -- we consummate further acquisitions or joint ventures that require capital; or

      --   we are not able to generate sufficient cash flow from operations.

     When we seek additional financing, the terms offered may place significant limits on our financial and operating flexibility, or may not be acceptable to us. The failure to raise sufficient funds when needed and on reasonable terms may require us to modify or significantly curtail our business expansion plans. This could have a material adverse impact on our growth, ability to compete, and ability to service our existing debt.

     OUR SUBSTANTIAL INDEBTEDNESS, AND SERVICING OUR INDEBTEDNESS, MAY IMPAIR OUR FINANCIAL AND OPERATING FLEXIBILITY.

     We have a substantial amount of debt outstanding and we incurred substantial additional debt to acquire GST. This substantial indebtedness may have an adverse impact on us. For example:

      --   our ability to obtain additional financing may be limited;

      -- a substantial portion of our cash flow will be dedicated to pay interest and principal on our debt;

      -- our ability to satisfy our debt obligations may be diminished including obligations under the debt securities;

      --   we may be more vulnerable to economic downturns; and

      --   our ability to withstand competitive pressure may decrease.

     As of September 30, 2000, we had approximately $400 million of consolidated total long-term debt and after giving effect to the acquisition of the assets of GST, the borrowings under the senior secured credit facility and the senior unsecured bridge loan facility and this offering and our concurrent offering of our Class A common stock and the application of the net proceeds therefrom, we would have had approximately $1.05 billion of consolidated total long-term debt as of that date.

     TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, AND OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future.

     Our historical financial results have been, and our future financial results might be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time due to market conditions or other factors or prove adequate. Also, certain alternative strategies will require the consent of our senior secured lenders before we engage in any such strategy.

     OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE DO NOT SUCCESSFULLY MANAGE OUR EXPANSION INTO NEW MARKETS AND SERVICES.

     We plan to offer new communications services, expand service in our existing markets, interconnect our existing markets and enter new markets. If we are not successful in implementing these changes on-time and on-budget, our results of operations will likely be adversely affected.

     Our ability to manage this expansion depends on many factors, including the ability to:

      --   attract new customers and sell new services to existing customers;

      --   design, acquire and install transmission and switching facilities;

      --   employ new technologies;

      --   obtain any required governmental permits and rights-of-way;

      --   implement interconnection with local exchange carriers;

      --   expand, train and manage our employee base;

      -- enhance our financial, operating and information systems to effectively manage our growth; and

      -- accurately predict and manage the cost and timing of our capital expenditure programs.

     Even if we are successful in completing the infrastructure to support our expanded business, that business may not be profitable and may not generate positive cash flow for us.

     OUR BUSINESS MAY BE LIMITED IF THE CAPACITY LICENSE WITH TIME WARNER CABLE EXPIRES OR IS TERMINATED.

     If the capacity license with Time Warner Cable is not renewed on expiration in 2028 or is terminated prior to that time, we may need to build, lease or otherwise obtain fiber optic capacity. The terms of those arrangements may be materially less favorable to us than the terms of our existing capacity license.

     At expiration of the capacity license, Time Warner Cable is obligated to negotiate a renewal in good faith, but we may be unable to reach agreement with Time Warner Cable on acceptable terms. In addition, Time Warner Cable may terminate the capacity license before expiration upon:

      -- a material impairment of Time Warner Cable's ability to provide the license by law;

      --   a material breach of the capacity license by us; or

      -- the institution of any proceedings to impose any public utility or common carrier status or obligations on Time Warner Cable, or any other proceedings challenging Time Warner Cable's operating authority as a result of the services provided to us under the capacity license.

     The capacity license prohibits us from offering residential services or content services with the capacity licensed from Time Warner Cable.

     WE MAY LOSE THE RIGHT TO USE THE "TIME WARNER" NAME.

     We believe the "Time Warner" brand name is valuable and its loss could have an adverse effect on us. Under a license agreement with Time Warner, we are required to discontinue use of the "Time Warner" name in the following circumstances:

      -- the license agreement expires after an initial term ending July 2002 or any permitted renewal;

      --   Time Warner no longer owns at least 30% of our common stock;

      -- Time Warner no longer has the right to nominate at least three members of our board of directors;

      -- we violate covenants in the capacity license with Time Warner Cable relating to residential services and content services; or

      -- a Class B Stockholder transfers its Class B common stock and its rights to designate nominees to the board of directors to a third party.

     Under these circumstances, we may change our name to "TW Telecom Inc." or some other name. Such name change, and the inability to use the "Time Warner" name, could have an adverse effect on our ability to conduct our business and on our financial condition and results of operations.

     SEVERAL CUSTOMERS ACCOUNT FOR A SIGNIFICANT AMOUNT OF OUR REVENUE.

     We have substantial business relationships with a few large customers. For the nine months ended September 30, 2000, our top ten customers accounted for approximately 46% of our total revenue. Our largest customer for the nine months ended September 30, 2000, MCI Worldcom, Inc. and its affiliates, accounted for more than 10% of our total revenue. However, a portion of that revenue results from traffic that is directed to us by customers that have selected that long distance carrier. No other customer, including customers who direct their business through long distance carriers, accounted for 10% or more of revenue in 2000.

     SOME OF OUR CUSTOMER AGREEMENTS MAY NOT CONTINUE.

     Some of our customer agreements are subject to termination on short notice and do not require the customer to maintain its agreements at current levels, and we cannot assure you that such customers will continue to purchase the same services or level of services. We believe that certain interexchange carriers are pursuing alternatives to their current practices with regard to obtaining local telecommunications services, including acquisition or construction of their own facilities. In addition, interexchange carriers may be able to provide local service by reselling the facilities or services of an incumbent local exchange carrier, which may be more cost-effective for an interexchange carrier than using our services or another competitive access provider or competitive local exchange carrier.

     WE ARE DEPENDENT ON TIME WARNER CABLE'S PERMITS, LICENSES AND
     RIGHTS-OF-WAY.

     We currently license a significant portion of our fiber optic capacity from Time Warner Cable. Municipalities that regulate Time Warner Cable may or may not seek to impose additional franchise fees or otherwise charge Time Warner Cable. We must reimburse Time Warner Cable for any new fees or increases. Time Warner Cable or Time Warner Telecom may not be able to obtain all necessary permits, licenses or agreements from governmental authorities or private rights-of-way providers necessary to effect future license transactions. This would hinder our ability to expand our existing networks or develop new networks successfully in locations served by Time Warner Cable.

     OUR QUARTERLY OPERATING RESULTS WILL FLUCTUATE.

     As a result of the limited revenue and significant expenses associated with the expansion and development of our networks and services, as well as those related to the GST acquisition, we anticipate that our operating results could vary significantly from quarter to quarter. In fact, we expect our recurring EBITDA margins to decrease in 2001 as compared to 2000 due to the acquisition and expected commencement of services in five additional markets. Changes in the usage or payment patterns of significant customers may also cause operating results to vary.

     WE DEPEND ON THIRD PARTY VENDORS FOR INFORMATION SYSTEMS.

     We have entered into agreements with vendors that provide for the development and operation of back office systems, such as ordering, provisioning and billing systems. The failure of those vendors to perform their services in a timely and effective manner at acceptable costs could have a material adverse effect on our growth and our ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies.

     IF WE DO NOT ADAPT TO RAPID CHANGES IN THE TELECOMMUNICATIONS INDUSTRY, WE COULD LOSE CUSTOMERS OR MARKET SHARE.

     The telecommunications industry will continue to experience rapid changes in technology. Our future success may depend on our ability to adapt to any changes in the industry. Our failure to adopt new technology, or our choice of one technological innovation over another, may have an adverse impact on our ability to compete or meet customer demands.

     WE ARE CONTROLLED BY THE CLASS B STOCKHOLDERS.

     AOL Time Warner Inc. (as successor by merger to Time Warner Inc.), AT&T Corporation (as successor by merger to MediaOne Group, Inc.), Advance Telecom Holdings Corporation (by transfer from Advance/Newhouse Partnership) and Newhouse Telecom Holdings Corporation (by transfer from Advance/ Newhouse Partnership), the Class B Stockholders, hold all the outstanding shares of Class B common stock. The Class B Stockholders generally have the collective ability to control all matters requiring stockholder approval, including the nomination and election of directors. The Class B common stock is not subject to any mandatory conversion provisions other than pursuant to certain transfer restrictions. The disproportionate voting rights of the Class B common stock relative to the Class A common stock may delay or prevent a change in control of Time Warner Telecom, and may make us a less attractive takeover target.

     Our board of directors consists of nine directors. Under the Stockholders Agreement with the Class B Stockholders, Time Warner has the right to designate four nominees for the board of directors and the Advance/Newhouse stockholder group has the right to designate one nominee. Under the Stockholders Agreement, Class B Stockholders agree to vote in favor of all nominees selected by the Class B Stockholders. Class B Stockholders will also have the power to elect the other members of our board of directors.

     EACH OF THE CLASS B STOCKHOLDERS HAS VETO RIGHTS OVER CERTAIN ACTIONS.

     Under our restated certificate of incorporation, as long as the outstanding Class B common stock represents at least 50% of the aggregate voting power of both classes of common stock outstanding, the approval of 100% of the Class B Stockholders is required:

      -- to permit us to provide residential services or content services prior to May 2004;

      -- to amend our restated certificate of incorporation, other than in connection with certain ministerial actions; or

      -- for any direct or indirect disposition by us of capital stock of subsidiaries or assets that in either case represents substantially all our assets on a consolidated basis.

     The approval of 100% of the Class B Stockholders is also required for the issuance of any additional shares of Class B common stock or any capital stock having more than one vote per share.

     THE HOLDERS OF CLASS B COMMON STOCK CAN SELL CONTROL OF TIME WARNER TELECOM AT A TIME WHEN THEY DO NOT HAVE A MAJORITY ECONOMIC INTEREST IN TIME WARNER TELECOM, AND EXCLUDE THE HOLDERS OF CLASS A COMMON STOCK FROM PARTICIPATING IN THE SALE.

     The Stockholders Agreement provides that, subject to the rights of first refusal of the other holders of Class B common stock, the Class B Stockholders may transfer their Class B common stock. If a holder sells all, but not less than all, of its Class B common stock as shares of Class B common stock, such holder may transfer its right to nominate Class B nominees for election to the board of directors. In addition, all of the holders of Class B common stock have the right to participate in certain sales by Time Warner of its Class B common stock. Accordingly, majority control of Time Warner Telecom could be transferred by one or more holders of Class B common stock at a time when such holder or holders of Class B common stock do not have a majority of the economic interest in Time Warner Telecom and with no assurance that the holders of Class A common stock would be given the opportunity to participate in the transaction or, if they were permitted to participate in the transaction, to receive the same amount and type of consideration for their stock in Time Warner Telecom as the holders of Class B common stock.

     In addition, we have elected not to be subject to Section 203 of the Delaware General Corporation Law, which would otherwise provide certain restrictions on "business combinations" between us and any person acquiring a significant, 15% or greater, interest in us other than in a transaction approved by our board of directors and in certain cases by our stockholders.

     THE CLASS B STOCKHOLDERS MAY COMPETE WITH US.

     The Class B Stockholders are in the cable television business. There is no restriction on the Class B Stockholders' ability to compete with us. They may, now or in the future, provide the same or similar services to those that we provide.

     SOME OF OUR BUSINESS ACTIVITIES ARE RESTRICTED.

     Our restated certificate of incorporation restricts our business activities. These restrictions limit our ability to expand our business and could deprive us of valuable future opportunities. Under the restated certificate of incorporation, we may not, directly or through a subsidiary or affiliate:

      --   provide residential services; or

      -- produce or otherwise provide entertainment, information, or any other content services, with certain limited exceptions.

     We may engage in these activities with the affirmative vote of all the holders of the Class B common stock or on the earlier of:

      -- five years from the date of our restated certificate of incorporation, which is May 2004; or

      -- the date the Class B common stock represents less than 50% of our voting power (as of September 30, 2000, Class B common stock represented approximately 95.6% of our voting power).

     We are subject to the same restrictions under the capacity license with Time Warner Cable, except that those restrictions apply only to our use of the leased capacity but last until the capacity license expires in 2028 or is terminated. We believe these restrictions will not materially affect our ability to operate our business as currently planned.

     SOME OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST.

     Some of our directors are also directors, officers or employees of the Class B Stockholders or their affiliates. Although these directors have fiduciary obligations to Time Warner Telecom under Delaware law, they may face conflicts of interest. For example, conflicts of interest may arise with respect to certain business opportunities available to, and certain transactions involving, Time Warner Telecom. The Class B Stockholders have not adopted any special voting procedures to deal with such conflicts of interest. The resolution of these conflicts may be unfavorable to us. Our restated certificate of incorporation provides for the allocation of corporate opportunities between us and the Class B Stockholders.

RISKS RELATING TO OUR ACQUISITION OF THE ASSETS OF GST

     OUR ACQUISITION OF THE GST ASSETS INCREASES OUR LEVERAGE AND POSES OTHER RISKS.

     Our acquisition of the GST assets increases our geographic presence, expands our products and services and enlarges the capacity of our networks. This transaction is considerably larger than the transactions we have completed in the past.

     This transaction involves the following operating risks to us:

      --   the difficulty of assimilating the acquired operations and personnel;

      --   the potential disruption of our ongoing business;

      --   the diversion of resources;

      -- the possible inability of management to maintain uniform standards, controls, procedures and policies;

      -- the possible difficulty of managing our growth and information systems;

      -- the risks of entering markets in which we have little or no experience;

      -- the potential impairment of relationships with employees or customers; and

      -- the possibility that the liabilities we assumed to complete performance under GST contracts may prove to be more burdensome than anticipated.

     WE MAY HAVE DIFFICULTY INTEGRATING THE ACQUIRED ASSETS AND BUSINESSES OF
     GST.

     We purchased substantially all of the assets of GST with the expectation that the asset purchase would result in certain benefits, including expansion of the markets we serve and increasing our operational efficiencies. Achieving the benefits of the asset purchase will depend upon the successful integration of the acquired businesses into our existing operations. We cannot assure you that we will be successful in integrating the acquired GST assets into our current businesses. The integration risks associated with the acquisition include but are not limited to:

      -- the diversion of our management's attention as integrating the GST operations and assets will require a substantial amount of our management's attention;

      -- difficulties associated in assimilating GST's technology, including billing and customer information systems;

      -- any significant loss of key GST personnel could lead to interruptions in our billing, accounting, information technologies and engineering capabilities; and

      -- the requirement that we provide transition services to GST could tax our management resources, although we have hired employees not needed for the core business to carry out those functions.

     We cannot assure you that we will be able to successfully overcome the risks associated with integrating the assets we acquired from GST. There is a risk that the costs of integration could have a material adverse effect on our operating results.

RISKS RELATING TO OUR INDUSTRY

     WE DEPEND ON INTERCONNECTION WITH INCUMBENT LOCAL EXCHANGE CARRIERS.

     Our services may be less attractive if we cannot obtain high quality, reliable and reasonably priced interconnection from incumbent local exchange carriers. The Telecommunications Act of 1996 requires incumbent local exchange carriers to allow us to connect to their networks, thereby connecting to end users not on our networks, which is commonly referred to as "interconnection" within our industry. However, negotiating interconnection agreements with the incumbent local exchange carriers takes considerable time, effort and expense. The agreements are also subject to state regulation. We may be unable to obtain interconnection at rates that are both competitive and profitable.

     THE LOCAL SERVICES MARKET IS HIGHLY COMPETITIVE, AND MANY OF OUR COMPETITORS HAVE SIGNIFICANT ADVANTAGES THAT MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE WITH THEM.

     We operate in an increasingly competitive environment and some companies may have competitive advantages over us. Most incumbent local exchange carriers offer substantially the same services as we offer. Incumbent local exchange carriers benefit from:

      --   longstanding relationships with their customers;

      --   greater financial and technical resources;

      -- the ability to subsidize local services from revenue in unrelated businesses; and

      -- recent regulations that relax price restrictions and decrease regulatory oversight of incumbent local exchange carriers.

     We also face competition from new entrants into the local services business who may also be better established and have greater financial resources. These advantages may impair our ability to compete in price and service offerings or require us to sustain prolonged periods of operating losses in order to retain customers. The current trend of consolidation of telecommunications companies and strategic alliances within the industry could give rise to significant new or stronger competitors for us. Some long distance carriers who are our customers are pursuing alternative ways to obtain local telecommunications services, including by acquiring local exchange carriers or constructing their own facilities.

     WE EXPECT DECLINING PRICES AND INCREASING COMPETITION.

     Many communications services can be provided without incurring significant incremental expense for an additional unit of service. For example, there is very low marginal cost for a carrier to transmit a call over its own network. As a result, once several facilities-based carriers provide communications services in a market, price competition is likely and can be severe. As a result, we have experienced price competition, which we expect to continue. Additional competitors could build facilities in each of our service areas. If additional competitors build facilities in our service areas, this price competition may increase significantly

     COMPETITION IN LOCAL SERVICES HAS ALSO INCREASED AS A RESULT OF CHANGING GOVERNMENT REGULATIONS.

     The Telecommunications Act of 1996 has increased competition in the local telecommunications business. The Telecommunications Act of 1996:

      -- requires incumbent local exchange carriers to interconnect their networks with those of requesting telecommunications carriers and to allow requesting carriers to collocate equipment at the premises of the incumbent local exchange carriers;

      -- requires all local exchange providers to offer their services for resale;

      --   allows long distance carriers to resell local services;

      -- requires incumbent local exchange carriers to offer to requesting telecommunications carriers network elements on an unbundled basis; and

      -- requires incumbent local exchange carriers to offer to requesting telecommunications carriers the services they provide to end-users to other carriers at wholesale rates.

     However, under the Telecommunications Act of 1996, the FCC and some state regulatory authorities may provide incumbent local exchange carriers with increased flexibility to reprice their services as competition develops and as incumbent local exchange carriers allow competitors to interconnect to their networks. In addition, some new entrants in the local market may price certain services to particular customers or for particular routes below the prices we charge for services to those customers or for those routes. If the incumbent local exchange carriers and other competitors lower their rates and can sustain significantly lower prices over time, this may adversely affect our revenue if we are required by market pressure to price at or below the incumbent local exchange carriers' prices.

     Competition may also increase as a result of a recent World Trade Organization agreement on telecommunications services. As a result of the agreement, the FCC has made it easier for foreign companies to enter the U.S. telecommunications market.

     WE MAY SUFFER A DECREASE OF REVENUE IF DEMAND FOR OUR SERVICES DECLINES.

     Recently, a number of competitive local carriers have filed for bankruptcy protection, due to high leverage, substantial price competition, technical difficulties and other problems faced by new market entrants.

     A portion of our revenue stream is derived from carriers who purchase backbone services from us to service their customers. In the event their anticipated demand declines, we could suffer a corresponding decline in revenue.

     WE ARE SUBJECT TO SIGNIFICANT FEDERAL AND STATE REGULATIONS THAT CAN SIGNIFICANTLY AFFECT PRICING AND PROFITABILITY.

     Existing federal and state regulations, or new regulations, could have a material impact on our prices and revenue. Certain rates that we charge to our customers must be filed with the FCC and/or state regulators, which provides price transparency to customers and competitors.

     In addition, when we provide local exchange services in a market, the Telecommunications Act of 1996 and FCC rules require us to:

      --   not unreasonably limit the resale of our services;

      --   provide telephone number portability if technically feasible;

      --   provide dialing parity to competing providers;

      --   provide access to poles, ducts and conduits that we own; and

      -- establish reciprocal compensation arrangements for the transport and termination of telecommunications.

     WE MAY RECEIVE LESS REVENUE IF INCUMBENT LOCAL EXCHANGE CARRIERS SUCCESSFULLY CHALLENGE RECIPROCAL COMPENSATION.

     We currently receive compensation from incumbent local exchange carriers for terminating local calls at the premises of internet service providers. Some companies have challenged our right and the right of others to receive this compensation. Determinations by the FCC or by state utility commissions that such traffic should not be subject to termination compensation could adversely affect our revenue. The FCC may issue rules or an order that may have the effect of reducing reciprocal compensation revenue.

     WE MAY EXPERIENCE A REDUCTION IN SWITCHED ACCESS REVENUE AS A RESULT OF REGULATORY RATE REFORM.

     The FCC has established a framework for the eventual deregulation of incumbent local exchange carrier interstate access charges, which will exert a downward pressure on our interstate access rates. We cannot assure you that we will be able to compensate for the reduction in switched access revenue from regulatory rate reform with other revenue sources or increased volume.

     WE DEPEND ON GOVERNMENTAL AND OTHER AUTHORIZATIONS.

     The development, expansion and maintenance of our networks will depend on, among other things, our ability to obtain rights-of-way and other required governmental authorizations and permits. Any increase in the difficulty or cost of obtaining these authorizations and permits could adversely affect us, particularly where we must compete with companies that already have the necessary permits. In order to compete effectively, we must obtain these authorizations in a timely manner, at reasonable costs and on satisfactory terms and conditions. In certain of the cities or municipalities where we provide network services, we pay license or franchise fees. The Telecommunications Act of 1996 permits municipalities to charge these fees only if they are competitively neutral and nondiscriminatory, but certain municipalities may not conform their practices to the requirements of the Telecommunications Act of 1996 in a timely manner or without legal challenge. We also face the risks that other cities may start imposing fees, fees will be raised or franchises will not be renewed. Some of our franchise agreements also provide for increases or renegotiation of fees at certain intervals. Any increases in these fees may have a negative impact on our financial condition.

RISKS RELATING TO AN INVESTMENT IN THE NOTES

     BECAUSE THE NOTES RANK BELOW OUR SENIOR SECURED DEBT, YOU MAY NOT RECEIVE FULL PAYMENT ON YOUR NOTES.

     As of September 30, 2000, after giving effect to the acquisition of the assets of GST, the borrowings under the senior secured credit facility and the senior unsecured bridge loan facility and this offering and our concurrent offering of our Class A common stock and the application of the net proceeds therefrom, we would have had approximately $250 million of senior secured indebtedness and $400 million of senior unsecured indebtedness (other than the notes). In addition, we would have the ability to incur $750 million of additional debt under the senior secured credit facility, subject to certain conditions.

     Our obligations under the senior secured credit facility are secured by substantially all of our assets. If we are unable to repay amounts due on our secured debt, the lenders could proceed against the collateral securing the debt and we may not have enough assets left to pay you. This facility prohibits us from purchasing, redeeming or otherwise acquiring the notes, if a default exists under our senior secured debt.

     The notes are not secured by any of our assets. If we become insolvent or are liquidated, or if our debt under the senior secured credit facility is accelerated as a result of a cross-default provision in our outstanding debt or otherwise, the lenders under this facility would be entitled to exercise the remedies available to secured lenders under applicable law. Accordingly there may be no assets or sufficient assets to pay you in full.

     THE NOTES ARE EFFECTIVELY SUBORDINATED TO ALL DEBT OF OUR SUBSIDIARIES.

     None of our subsidiaries are guaranteeing the debt under the notes. As a result, the notes are effectively subordinated in right of payment to all other debt and other liabilities, including trade payables and guarantees, of our subsidiaries. In addition, our subsidiary Time Warner Telecom Holdings is the borrower under the senior secured credit facility. Furthermore, all of our direct and indirect subsidiaries have guaranteed our obligations under the senior secured credit facility. As of September 30, 2000, after giving effect to the acquisition of assets of GST, the borrowings under the senior secured credit facility and the senior unsecured bridge loan facility and this offering and our concurrent offering of our Class A common stock and the application of the net proceeds therefrom, our subsidiaries would have had approximately $198 million in liabilities other than the $250 million outstanding under the senior secured credit facility. Substantially all of our consolidated assets are held by our subsidiaries. Any right we may have to receive assets of our subsidiaries upon their liquidation or reorganization, and your resulting rights to participate in those assets, would be effectively subordinated to the claims of our subsidiaries' creditors and to our senior secured creditors.

     WE DEPEND UPON OUR SUBSIDIARIES FOR THE CASH FLOW NECESSARY TO SERVICE OUR DEBT OBLIGATIONS, INCLUDING THE NOTES.

     The notes are obligations exclusively of Time Warner Telecom, which is a holding company. We derive substantially all of our revenue from our operating subsidiaries and do not have significant operations of our own. As a result, we are depending upon the ability of our subsidiaries to provide us with cash, in the form of dividends, intercompany credits, loans or otherwise, to meet our debt service obligations, including our obligations under the debt securities. These subsidiaries are separate and distinct legal entities and have no obligations to pay any amounts due on the debt securities or to make any funds available. In addition, dividends, loans or other distributions to us from our subsidiaries may be subject to contractual or other restrictions, will depend upon the results of operations of such subsidiaries and may be subject to other business considerations.

     YOUR RIGHTS TO BE REPAID WOULD BE ADVERSELY AFFECTED IF A COURT DETERMINED THAT WE ISSUED THE NOTES FOR INADEQUATE CONSIDERATION OR WITH INTENT TO DEFRAUD OUR CREDITORS.

     Our ability to repay the notes may be adversely affected if it is determined in a bankruptcy, insolvency or similar proceeding that:

      --   we issued the notes with intent to delay or defraud any creditor;

      -- we contemplated insolvency with a design to prefer some creditors to the exclusion of others; or

      -- we issued the notes for less than reasonably equivalent value and were insolvent at the time the notes were originally issued.

     In such event, a court could, among other things, void all or a portion of our obligations to you. In this case, you may not be repaid in full. A court may also subordinate our obligations to you to our other debt to a greater extent than would otherwise be the case. In this case, other creditors would be entitled to be paid in full before any payment could be made on the notes. We cannot assure you that, after providing for all prior claims, there would be sufficient assets to satisfy your claims.

     THERE IS NO ESTABLISHED TRADING MARKET FOR THE NOTES, AND ANY MARKET FOR THE NOTES MAY BE ILLIQUID.

     The notes are a new issue of securities with no established trading market. We cannot assure you that a liquid market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. Moreover, we do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system, and the initial purchasers of the old notes are not obligated to make a market in the new notes. This offer to exchange the new notes for the old notes does not depend upon any minimum amount of old notes being tendered for exchange.

     IF YOU DO NOT EXCHANGE YOUR OLD NOTES THEY MAY BE DIFFICULT TO RESELL.

     It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged may remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act of 1933. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. In general, absent registration under or exemption from the Securities Act of 1933, if you are, were or acquired old notes from an affiliate of ours, your transfer of old notes will continue to be restricted by the resale limitations of Rule 144 and applicable state securities laws. If you are a non-affiliate, any transfer of your old notes must still comply with applicable state securities laws. We do not intend to register the old notes under the Securities Act of 1933.

     Unless you are an affiliate of us within the meaning of Rule 405 under the Securities Act of 1933, you may offer for resale, resell or otherwise transfer new notes without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, so long as you acquired the new notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. If you tender your old notes for the purpose of participating in a distribution of the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction.

     To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The exchange offer will give holders of old notes the opportunity exchange the old notes, which were issued on January 29, 2001, for new notes that have been registered under the Securities Act. The new notes will be identical in all material respects to the old notes. As a consequence of the registration of the new notes, we will become subject to the informational requirements the Exchange Act. To satisfy those requirements, we will file reports and other information with the SEC that will be made available to the holders of the old notes, if any are outstanding after the exchange offer, and the new notes and the general public. We are not obligated by any agreement to effect the exchange offer.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer of the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

RESALE OF NEW NOTES

     We believe that new notes issued under the exchange in offer exchange for old notes may be offered for resale, resold and otherwise transferred by any new note holder without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act if:

      -- the holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act;

      -- the new notes are acquired in the ordinary course of the holder's business; and

      -- the holder does not intend to participate in a distribution of the new notes.

     Any holder who exchanges old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, resale or other retransfer of new notes. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the caption "Plan of Distribution" for more details regarding the transfer of new notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the old notes and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000. The new notes will be delivered on the earliest practicable date following the exchange date.

     The form and terms of the new notes will be substantially identical to the form and terms of the old notes, except the new notes:

      --   will be registered under the Securities Act; and

      --   will not bear legends restricting their transfer.

     The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both the old notes and the new notes will be treated as a single series of debt securities under that indenture. For a description of the indenture, see the caption "Description of the New Notes."

     The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

     As of the date of this prospectus, $400 million aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the applicable requirement of the Securities Act, the Exchange Act, and the rules and regulations of the SEC. Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes and the new notes.

     We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of old notes who surrender them in the exchange offer for the purposes of receiving the new notes from us and delivering the new notes to their holders. The exchange agent will make the exchange promptly on the date of acceptance for exchange of the old notes. This exchange date will be the first business day following the expiration date unless it is extended as described in this prospectus. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Conditions."

     Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the caption "--Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION OF THE EXCHANGE OFFER; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on
          , 2001. The exchange offer can be extended by us in our sole discretion, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, we will notify the exchange agent orally, confirmed in writing, or in writing of any extension. We will notify the registered holders of old notes by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

CONDITIONS

     Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

      -- the new notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

      -- the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

      -- any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

     We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

      -- the representations described under the captions "--Purpose and Effect of the Exchange Offer," "--Procedures for Tendering" and "Plan of Distribution"; and

      -- any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment by means of a prospectus supplement.

     These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

     We will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must:

      -- complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires: and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

      -- comply with DTC's Automated Tender Offer Program procedures described below.

     In addition, either:

      -- the exchange agent must receive old notes along with the letter of transmittal;

      -- the exchange agent must receive, before expiration of the exchange offer, a properly transmitted agent's message or a timely confirmation of book-entry transfer of old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below; or

      -- the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption "--Exchange Agent" before expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the caption "--Exchange Agent."

     The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the old notes held by this holder, this tendering holder should fill in the applicable box of the letter transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE HOLDER'S ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE EXPIRATION OF THE EXCHANGE OFFER. HOLDERS SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

      -- make appropriate arrangements to register ownership of the old notes in the owner's name; or

      -- obtain a properly completed bond power from the registered holder of old notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

     A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Rule 17Ad-15 under the Exchange Act describes eligible guarantor institutions as banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the old notes arc tendered:

      -- by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

      --   for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

      -- DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation;

      -- the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

      --   the agreement may be enforced against the participant.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of old notes must cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

      -- old notes or a timely book-entry confirmation that old notes have been transferred into the exchange agent's account at DTC; and

      -- a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain additional copies of the applicable letter of transmittal for the old notes from the exchange offices listed under the caption "--Exchange Agent." By signing the letter of transmittal, each tendering holder of old notes will represent to us that, among other things:

      -- any new notes that the holder receives will be acquired in the ordinary course of its business;

      -- the holder has no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

      -- if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the new notes;

      -- if the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those new notes (see "Plan of Distribution"); and

      -- the holder is not an "affiliate" as defined in Rule 405 of the Securities Act, of us or if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry transfer of their old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures under DTC's Automated Tender Offer Program before expiration of the exchange offer may tender if:

      --   the tender is made through an eligible guarantor institution;

      -- before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

        -- setting forth the name and address of the holder and the registered number(s) and the principal amount of old notes tendered;

        --   stating that the tender is being made by guaranteed delivery; and

        -- guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

      -- the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

     For a withdrawal to be effective:

      -- the exchange agent must receive a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption "--Exchange Agent"; or

      -- holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

     Any notice of withdrawal must:

      -- specify the name of the person who tendered the old notes to be withdrawn;

      -- identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn; and

      -- where certificates for old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

      --   the serial numbers of the particular certificates to be withdrawn;
           and

      -- a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

     If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, those old notes will be credited to an account maintained with DTC for old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under the caption "--Procedures for Tendering" above at any time on or before expiration of the exchange offer.

     A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the caption "--Exchange Agent."

EXCHANGE AGENT

               has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

                  By Registered or Certified Mail:
                  By Hand or Overnight Delivery:

                  By Facsimile Transmission (for Eligible Institutions Only):

                  To Confirm by Telephone or for information Call:

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer, including the following:

      --   SEC registration fees;

      --   fees and expenses of the exchange agent and trustee;

      --   accounting and legal fees; and

      --   printing and mailing costs.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

      -- certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

      -- new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes;

      -- tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

      -- a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

     If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

ACCOUNTING TREATMENT

     We will record the new notes in our accounting records at the same time carrying value as the old notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit release of any untendered old notes.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock. A portion of the net proceeds received from the sale of the old notes and all of the net proceeds from our offering of Class A common stock were used to repay the senior unsecured bridge loan facility which we used to finance the acquisition of the assets of GST. The remaining net proceeds received from the sale of the old notes will be used for capital expenditures, working capital and general corporate purposes.

                              RECENT DEVELOPMENTS

     On January 10, 2001, Time Warner Telecom completed the acquisition of substantially all of the assets of GST Telecommunications, Inc. out of bankruptcy for cash consideration of $627 million, plus the payment of certain liabilities and fees of $42 million and the assumption of a $21 million obligation to complete certain fiber networks, for a total purchase price of $690 million.

     The acquisition of the GST assets expanded Time Warner Telecom's operations into 15 additional markets in the western United States, including intercity networks. The GST acquisition accelerates Time Warner Telecom's geographic expansion and allows Time Warner Telecom to offer its products and services in areas formerly served by GST. Time Warner Telecom's acquisition of the GST assets did not include certain assets relating to products and services that do not fit with Time Warner Telecom's core businesses. As required in the asset purchase agreement, Time Warner Telecom entered into a services agreement with GST to provide certain support services with respect to the GST assets that GST is retaining for a period of up to six months for most services and up to a year for certain limited services.

     Time Warner Telecom will manage the 15 markets acquired from GST as part of its Western Region. Time Warner Telecom expects to complete the initial integration of former GST personnel into Time Warner Telecom's organization within the next several months. Time Warner Telecom expects that the integration of systems and network operations will occur in phases over approximately two years.

     In connection with the acquisition and Time Warner Telecom's capital expenditure plans, Time Warner Telecom obtained commitments for $1.23 billion of additional financing to increase its total commitments to $1.7 billion. Time Warner Telecom Holdings' amended and restated senior secured credit facility provides for an aggregate of $1 billion in borrowings, comprised of $525 million of senior secured term loan facilities and a $475 million senior secured revolving credit facility available to subsidiaries of Time Warner Telecom. Time Warner Telecom also obtained $700 million in senior unsecured bridge financing available to Time Warner Telecom. The acquisition was initially financed with borrowings under the senior unsecured bridge loan facility. Those borrowings were repaid with the net proceeds from our offering of Class A common stock and a portion of the net proceeds from our sale of the old notes.

                      TIME WARNER TELECOM VOTING STRUCTURE

     The following diagram shows the organizational structure of Time Warner Telecom, based on the number of shares outstanding as of December 31, 2000. The interests of AOL Time Warner, Advance Telecom Holdings Corporation, Newhouse Telecom Holdings Corporation and AT&T consist of Class B common stock. The diagram shows the voting power of Time Warner Telecom's principal shareholder groups.

                           [ORGANIZATIONAL STRUCTURE]

                                 CAPITALIZATION

     The following table sets forth the capitalization of Time Warner Telecom as of September 30, 2000.

      --   on an actual basis as of September 30, 2000, and

      --   pro forma as adjusted to give effect to:

       - the acquisition of substantially all of the assets of GST for cash consideration of $627 million, plus the payment of certain liabilities and fees of $42 million and the assumption of a $21 million obligation to complete certain fiber networks, for a total purchase price of $690 million;

       -  borrowings of $250 million under the senior secured credit facility;

       - borrowings and subsequent repayment of $700 million under the senior unsecured bridge loan facility;

       - the issuance and sale of 7,475,000 shares of our Class A common stock and the application of approximately $533 million of the net proceeds therefrom; and

       - the issuance and sale of $400 million of notes pursuant to this offering and the application of approximately $389 million of net proceeds therefrom.

     This table should be read together with "Selected Combined Financial and Other Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Time Warner Telecom's financial statements, including the notes, appearing elsewhere in this prospectus.

                                                            AS OF SEPTEMBER 30, 2000
                                                           --------------------------
                                                                           PRO FORMA
                                                            ACTUAL        AS ADJUSTED
                                                           ---------      -----------
                                                                  (THOUSANDS)
Cash and cash equivalents................................  $  74,091      $  573,180
                                                           =========      ==========
Marketable debt securities...............................  $  28,578      $   28,578
                                                           =========      ==========
Current portion of long-term debt and capital lease
  obligations............................................  $     736      $      736
                                                           =========      ==========
Long-term debt and capital lease obligations:
  Capital lease obligations..............................  $   3,311      $    3,311
  Senior secured credit facility.........................         --         250,000
  Senior unsecured bridge loan facility..................         --              --
   9 3/4% Senior Notes due 2008..........................    400,000         400,000
  10 1/8% Senior Notes due 2011..........................         --         400,000
                                                           ---------      ----------
  Total long-term debt and capital lease obligations.....    403,311       1,053,311
Stockholders equity:
  Preferred stock, $0.01 par value, 20,000,000 shares
     authorized, no shares outstanding...................         --              --
  Class A Common Stock, $0.01 par value; 277,300,000
     shares authorized, 33,428,172 and 40,903,172 shares
     issued and outstanding on an actual and a pro forma
     as adjusted basis...................................        334             409
  Class B Common Stock, $0.01 par value; 162,500,000
     shares authorized, 72,226,500 shares issued and
     outstanding on an actual and a pro forma as adjusted
     basis...............................................        722             722
  Additional paid-in capital.............................    590,924       1,123,994
  Accumulated other comprehensive income, net of taxes...     12,030          12,030
  Accumulated deficit....................................   (133,499)       (139,745)
                                                           ---------      ----------
  Total stockholders' equity.............................    470,511         997,410
                                                           ---------      ----------
          Total capitalization...........................  $ 873,822      $2,050,721
                                                           =========      ==========

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     On January 10, 2001, Time Warner Telecom acquired substantially all of the assets of GST out of bankruptcy for cash consideration of $627 million, plus the payment of certain liabilities and fees of $42 million and the assumption of a $21 million obligation to complete certain fiber networks, for a total purchase price of $690 million. GST was a facilities based integrated communications provider that offered voice, data and Internet services primarily to business customers in selected markets in the western United States.

     The assets excluded from the acquisition of the GST assets consist of:

      --   most of the assets and operations in Hawaii;

      -- specific customer contracts and certain businesses that were determined to be inconsistent with Time Warner Telecom's core strategy; and

      -- other assets and liabilities consisting principally of cash and cash equivalents, restricted investments, certain accounts receivable, certain other current assets, certain accounts payable, deferred revenue, and certain other current liabilities.

     In connection with the acquisition of the GST assets and Time Warner Telecom's capital expenditure plans, Time Warner Telecom obtained commitments for $1.23 billion of additional financing, including $525 million of senior secured term loan additional facilities available to subsidiaries of Time Warner Telecom, and $700 million in unsecured bridge financing available to Time Warner Telecom. The acquisition of the GST assets was initially financed with borrowings under the senior unsecured bridge loan facility. Under the terms of the senior secured term loan facility, Time Warner Telecom Holdings was required to draw $250 million at closing of the acquisition of the GST assets. The drawn and undrawn availability under the senior secured term loan facility is available to Time Warner Telecom Holdings for capital expenditures, working capital and other general corporate purposes for 24 months from January 10, 2001. For purposes of the unaudited pro forma condensed combined financial statements, Time Warner Telecom has assumed:

      -- the acquisition of the GST assets for cash consideration of $627 million, plus the payment of certain liabilities and fees of $42 million and the assumption of a $21 million obligation to complete certain fiber networks, for a total purchase price of $690 million;

      --   borrowings of $250 million under the senior secured credit facility;

      -- borrowings and subsequent repayment of $700 million under the senior unsecured bridge loan facility;

      -- the issuance and sale of 7,475,000 shares of our Class A common stock and the application of approximately $533 million of the net proceeds therefrom; and

      -- the sale of $400 million of high yield notes at an interest rate of 10 1/8% and the application of approximately $389 million of the net proceeds therefrom.

     The selected unaudited pro forma condensed combined financial information presented below has been derived from the unaudited or audited historical financial statements of Time Warner Telecom and GST and reflects a preliminary estimate of certain pro forma adjustments based on information and assumptions that management of Time Warner Telecom and GST believes are reasonable.

     The unaudited pro forma condensed combined balance sheet as of September 30, 2000 gives effect to the acquisition of the GST assets as if it had been consummated on September 30, 2000. The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the nine months ended September 30, 2000 give effect to the acquisition of the GST assets as if it had been consummated on January 1, 1999.

     The acquisition of the GST assets will be accounted for using the purchase method of accounting. Accordingly, the purchase price will be initially allocated to the assets acquired and liabilities assumed, at their estimated relative fair values, and will be subject to adjustment based upon final appraisals and other analyses. Time Warner Telecom cannot assure you that the final purchase price allocations and other purchase accounting adjustments will not differ significantly from the estimated amounts reflected in the unaudited pro forma condensed combined financial statements.

     The unaudited pro forma condensed combined financial statements may not be indicative of the results that might have been achieved if the acquisition of the GST assets had been completed and in effect for the periods indicated or the results that may be achieved in the period immediately prior to closing or in the future. The unaudited pro forma condensed combined financial statements presented below should be read in conjunction with the historical financial statements and related notes of Time Warner Telecom and GST appearing elsewhere in this prospectus.

                            TIME WARNER TELECOM INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 2000

                             (AMOUNTS IN THOUSANDS)

                                  (UNAUDITED)

                                                                       GST                                         PRO FORMA
                                                  ----------------------------------------------   PRO FORMA      ADJUSTMENTS
                                                               EXCLUSIONS RELATED TO   PRO FORMA    TWTC AND       FOR TWTC
                                     HISTORICAL   HISTORICAL    THE ASSET PURCHASE     GST TO BE      GST       ACQUISITION AND
                                        TWTC         GST           AGREEMENT(1)        ACQUIRED     SUBTOTAL     OFFERINGS(3)
                                     ----------   ----------   ---------------------   ---------   ----------   ---------------
ASSETS

Current assets:
  Cash and cash equivalents........  $   74,091   $   30,740        $   (30,740)(a)    $      --   $   74,091      $ 950,000(a)
                                                                                                                     (47,900)(b)
                                                                                                                    (669,431)(c)
                                                                                                                      10,000(k)
                                                                                                                     256,420(g)
  Restricted investments...........          --       10,152            (10,152)(a)           --           --             --
  Marketable debt securities.......      28,578           --                 --               --       28,578             --
  Trade and other receivables,
    net............................      81,821       43,881            (13,294)(a)       30,587      112,408             --
  Construction contracts
    receivable.....................          --       37,625             (7,822)(a)       29,803       29,803             --
  Investments......................          --          910                 --              910          910             --
  Prepaid expenses and other
    current assets.................       2,247        8,519             (3,574)(a)        4,945        7,192             --
                                     ----------   ----------        -----------        ---------   ----------      ---------
        Total current assets.......     186,737      131,827            (65,582)          66,245      252,982        499,089
                                     ----------   ----------        -----------        ---------   ----------      ---------
  Restricted investments...........          --        3,510             (3,510)(a)           --           --             --
  Property, plant and equipment....   1,082,016    1,016,591            (82,087)(a)      934,504    2,016,520       (303,030)(c)
    Less accumulated
      depreciation.................    (257,881)    (364,433)           209,829(a)      (154,604)    (412,485)       154,604(c)
                                     ----------   ----------        -----------        ---------   ----------      ---------
                                        824,135      652,158            127,742          779,900    1,604,035       (148,426)
Intangible and other assets, net of
  accumulated amortization.........      93,663        2,661             36,738(a)        39,399      133,062         47,900(b)
                                                                                                                     (37,111)(c)
                                                                                                                     (23,275)(i)
                                                                                                                      (5,750)(i)
                                                                                                                     (10,000)(k)
                                     ----------   ----------        -----------        ---------   ----------      ---------
                                     $1,104,535   $  790,156        $    95,388        $ 885,544   $1,990,079      $ 322,427
                                     ==========   ==========        ===========        =========   ==========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.................  $   46,407   $    1,214        $      (323)(a)    $     891   $   47,298      $      --
  Deferred revenue.................      35,719       12,307             (1,794)(a)       10,513       46,232             --
  Other current liabilities........     127,356       56,443            (14,074)(a)       42,369      169,725        (22,701)(c)
                                     ----------   ----------        -----------        ---------   ----------      ---------
        Total current
          liabilities..............     209,482       69,964            (16,191)          53,773      263,255        (22,701)
                                     ----------   ----------        -----------        ---------   ----------      ---------
Liabilities subject to
  compromise.......................          --    1,322,642         (1,302,452)(a)       20,190       20,190        (20,190)(c)
Long-term debt and capital lease
  obligations......................     403,311           --                 --               --      403,311        950,000(a)
                                                                                                                    (556,420)(g)
                                                                                                                     256,420(g)
Deferred income taxes..............      21,231           --                 --               --       21,231             --
Other long-term liabilities........          --       25,460                 --           25,460       25,460        (25,460)(c)
Redeemable preference shares.......          --       74,008            (74,008)(a)           --           --             --
Stockholders' equity (deficit):
  Common stock.....................       1,056      251,575            535,042(a)       786,617      787,673       (786,617)(c)
                                                                                                                          75(g)
  Additional paid-in capital.......     590,924           --                 --               --      590,924        (23,275)(i)
                                                                                                                     556,345(g)
  Accumulated other comprehensive
    income, net of taxes...........      12,030           --                 --               --       12,030             --
  Accumulated deficit..............    (133,499)    (953,493)           952,997(a)          (496)    (133,995)        (5,750)(i)
                                     ----------   ----------        -----------        ---------   ----------      ---------
        Total shareholders' equity
          (deficit)................     470,511     (701,918)         1,488,039          786,121    1,256,632       (259,222)
                                     ----------   ----------        -----------        ---------   ----------      ---------
                                     $1,104,535   $  790,156        $    95,388        $ 885,544   $1,990,079      $ 322,427
                                     ==========   ==========        ===========        =========   ==========      =========


                                     PRO FORMA
                                        TWTC
                                      COMBINED
                                     ----------
ASSETS
Current assets:
  Cash and cash equivalents........  $  573,180
  Restricted investments...........          --
  Marketable debt securities.......      28,578
  Trade and other receivables,
    net............................     112,408
  Construction contracts
    receivable.....................      29,803
  Investments......................         910
  Prepaid expenses and other
    current assets.................       7,192
                                     ----------
        Total current assets.......     752,071
                                     ----------
  Restricted investments...........          --
  Property, plant and equipment....   1,713,490
    Less accumulated
      depreciation.................    (257,881)
                                     ----------
                                      1,455,609
Intangible and other assets, net of
  accumulated amortization.........     104,826
                                     ----------
                                     $2,312,506
                                     ==========
LIABILITIES AND STOCKHOLDERS' EQUIT
Current liabilities:
  Accounts payable.................  $   47,298
  Deferred revenue.................      46,232
  Other current liabilities........     147,024
                                     ----------
        Total current
          liabilities..............     240,554
                                     ----------
Liabilities subject to
  compromise.......................          --
Long-term debt and capital lease
  obligations......................   1,053,311
Deferred income taxes..............      21,231
Other long-term liabilities........          --
Redeemable preference shares.......          --
Stockholders' equity (deficit):
  Common stock.....................       1,131
  Additional paid-in capital.......   1,123,994
  Accumulated other comprehensive
    income, net of taxes...........      12,030
  Accumulated deficit..............    (139,745)
                                     ----------
        Total shareholders' equity
          (deficit)................     997,410
                                     ----------
                                     $2,312,506
                                     ==========

                            TIME WARNER TELECOM INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                             GST
                                                   --------------------------------------------------------
                                                                  EXCLUSIONS
                                                                RELATED TO THE        GST         PRO FORMA    PRO FORMA
                                      HISTORICAL   HISTORICAL   ASSETPURCHASE      PRO FORMA      GST TO BE     TWTC AND
                                         TWTC         GST        AGREEMENT(1)    ADJUSTMENTS(2)   ACQUIRED    GST SUBTOTAL
                                      ----------   ----------   --------------   --------------   ---------   ------------
Revenue:
  Telecommunication services........   $268,753    $ 202,686      $(117,300)(a)    $      --      $  85,386    $ 354,139
  Construction, facility sales and
    other...........................         --      115,147             --         (115,147)(a)         --           --
  Product...........................         --        4,089         (4,089)(a)           --             --           --
                                       --------    ---------      ---------        ---------      ---------    ---------
        Total revenue...............    268,753      321,922       (121,389)        (115,147)        85,386      354,139
Operating costs and expenses:
  Operating.........................    117,567      150,835        (90,223)(a)           --         60,612      178,179
  Cost of construction revenues.....         --       74,940             --          (74,940)(a)         --           --
  Cost of product revenues..........         --        2,484         (2,484)(a)           --             --           --
  Selling, general and
    administrative..................    113,389      122,974        (56,786)(a)           --         66,188      179,577
  Depreciation and amortization.....     68,785       70,973        (22,263)(a)        2,437(b)      51,147      119,932
                                       --------    ---------      ---------        ---------      ---------    ---------
        Total costs and expenses....    299,741      422,206       (171,756)         (72,503)       177,947      477,688
                                       --------    ---------      ---------        ---------      ---------    ---------
Operating income (loss):............    (30,988)    (100,284)        50,367          (42,644)       (92,561)    (123,549)
Interest expense, net of amounts
  capitalized.......................    (45,264)    (115,481)        10,287(a)            --       (105,194)    (150,458)
Interest income.....................     16,589        9,736         (9,736)(b)           --             --       16,589
Other...............................         --       23,460          4,571(a)            --             --           --
                                                                    (28,031)(c)
Equity in income of unconsolidated
  affiliate.........................        202           --             --               --             --          202
                                       --------    ---------      ---------        ---------      ---------    ---------
Income (loss) before income taxes...    (59,461)    (182,569)        27,458          (42,644)      (197,755)    (257,216)
Income tax expense (benefit)........     29,804           --             --               --             --       29,804
                                       --------    ---------      ---------        ---------      ---------    ---------
Net income (loss)...................   $(89,265)    (182,569)        27,458          (42,644)      (197,755)    (287,020)
                                       ========    =========      =========        =========      =========    =========
Basic and diluted loss per common
  share.............................   $  (0.93)
                                       ========
Average common shares outstanding...     95,898
                                       ========


                                         PRO FORMA
                                        ADJUSTMENTS
                                         FOR TWTC       PRO FORMA
                                      ACQUISITION AND     TWTC
                                       OFFERINGS(3)     COMBINED
                                      ---------------   ---------
Revenue:
  Telecommunication services........     $     --       $ 354,139
  Construction, facility sales and
    other...........................           --              --
  Product...........................           --              --
                                         --------       ---------
        Total revenue...............           --         354,139
Operating costs and expenses:
  Operating.........................           --         178,179
  Cost of construction revenues.....           --              --
  Cost of product revenues..........           --              --
  Selling, general and
    administrative..................           --         179,577
  Depreciation and amortization.....      (26,896)(d)      90,163
                                           (2,873)(e)
                                         --------       ---------
        Total costs and expenses....      (29,769)        447,919
                                         --------       ---------
Operating income (loss):............       29,769         (93,780)
Interest expense, net of amounts
  capitalized.......................      102,381(f)     (120,402)
                                          (64,350)(h)
                                           (2,225)(i)
                                           (5,750)(i)
Interest income.....................           --          16,589
Other...............................           --
Equity in income of unconsolidated
  affiliate.........................           --             202
                                         --------       ---------
Income (loss) before income taxes...       59,825        (197,391)
Income tax expense (benefit)........      (29,804)(i)          --
                                         --------       ---------
Net income (loss)...................       89,629        (197,391)
                                         ========       =========
Basic and diluted loss per common
  share.............................                    $   (1.91)
                                                        =========
Average common shares outstanding...                      103,373
                                                        =========

                            TIME WARNER TELECOM INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                          GST
                                                 ------------------------------------------------------
                                                               EXCLUSIONS
                                                               RELATED TO
                                                               THE ASSET          GST         PRO FORMA    PRO FORMA
                                    HISTORICAL   HISTORICAL     PURCHASE       PRO FORMA      GST TO BE     TWTC AND
                                       TWTC         GST       AGREEMENT(1)   ADJUSTMENTS(2)   ACQUIRED    GST SUBTOTAL
                                    ----------   ----------   ------------   --------------   ---------   ------------
Revenue
  Telecommunications services.....   $353,067    $ 160,223      $ (72,822)(a)    $     --     $  87,401    $ 440,468
  Construction, facility sales and other..        --    24,563          --       (24,563)(a)         --           --
  Product.........................         --          205            205(a)          --             --           --
                                     --------    ---------      ---------       --------      ---------    ---------
    Total Revenue.................    353,067      184,991        (73,027)       (24,563)        87,401      440,468
                                     --------    ---------      ---------       --------      ---------    ---------
Operating costs and expenses:
  Operating.......................    130,846      113,806        (57,853)(a)          --        55,953      186,799
  Cost of construction revenues...         --       16,581             --        (16,581)(a)         --           --
  Cost of product revenues........         --          307           (307)(a)          --            --           --
  Selling, general and
    administrative................    122,663       97,380        (38,523)(a)          --        58,857      181,520
  Depreciation and amortization...     68,793       67,569         (9,407)(a)       4,045(b)     62,207      131,000
Impairment of assets..............         --      260,827       (260,827)(c)          --            --           --
                                     --------    ---------      ---------       --------      ---------    ---------
    Total costs and expenses......    322,302      556,470       (366,917)       (12,536)       177,017      499,319
                                     --------    ---------      ---------       --------      ---------    ---------
Operating income (loss):..........     30,765     (371,479)       293,890        (12,027)       (89,616)     (58,851)
Interest expense, net of amounts
  capitalized.....................    (30,657)     (52,576)         4,970(a)          --        (47,606)     (78,263)

Interest income...................      9,016        2,117         (2,117)(b)          --            --        9,016
Other.............................         --       47,745         (2,896)(a)          --            --           --
                                           --           --        (44,849)(c)          --            --           --
                                     --------    ---------      ---------       --------      ---------    ---------
Income (loss) before
  reorganization expenses and
  income tax expense (benefit)....      9,124     (374,193)       248,998        (12,027)      (137,222)    (128,098)
Reorganization expenses...........         --       12,777        (12,777)(d)          --            --           --
                                     --------    ---------      ---------       --------      ---------    ---------
Income (loss) before income
  taxes...........................      9,124     (386,970)       261,775        (12,027)      (137,222)    (128,098)
Income tax expense (benefit)......      4,542           --             --             --             --        4,542
                                     --------    ---------      ---------       --------      ---------    ---------
Net income (loss).................   $  4,582    $(386,970)     $ 261,775       $(12,027)     $(137,222)   $(132,640)
                                     ========    =========      =========       ========      =========    =========
Basic and diluted earnings (loss)
  per common share................   $   0.04
                                     ========
Average shares outstanding:
  Basic...........................    105,262
                                     ========
  Diluted.........................    108,427
                                     ========


                                       PRO FORMA
                                      ADJUSTMENTS
                                       FOR TWTC       PRO FORMA
                                    ACQUISITION AND     TWTC
                                     OFFERINGS(3)     COMBINED
                                    ---------------   ---------
Revenue
  Telecommunications services.....     $     --       $ 440,468
  Construction, facility sales and           --              --
  Product.........................           --              --
                                       --------       ---------
    Total Revenue.................           --         440,468
                                       --------       ---------
Operating costs and expenses:
  Operating.......................           --         186,799
  Cost of construction revenues...           --              --
  Cost of product revenues........           --              --
  Selling, general and
    administrative................           --         181,520
  Depreciation and amortization...      (20,172)(d)     107,515
                                         (3,313)(e)
Impairment of assets..............           --              --
                                       --------       ---------
    Total costs and expenses......      (23,485)        475,834
                                       --------       ---------
Operating income (loss):..........       23,485         (35,366)
Interest expense, net of amounts
  capitalized.....................       45,867(f)      (82,327)
                                        (48,262)(h)
                                         (1,669)
                                               (i)
Interest income...................           --           9,016
Other.............................           --              --
                                             --              --
                                       --------       ---------
Income (loss) before
  reorganization expenses and
  income tax expense (benefit)....       19,421        (108,677)
Reorganization expenses...........           --              --
                                       --------       ---------
Income (loss) before income
  taxes...........................       19,421        (108,677)
Income tax expense (benefit)......       (4,542)(j)          --
                                       --------       ---------
Net income (loss).................     $ 23,963       $(108,677)
                                       ========       =========
Basic and diluted earnings (loss)
  per common share................                    $   (0.96)
                                                      =========
Average shares outstanding:
  Basic...........................                      112,737
                                                      =========
  Diluted.........................                      112,737
                                                      =========

                            TIME WARNER TELECOM INC.

         NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

BASIS OF PRESENTATION

     The accompanying unaudited pro forma condensed combined balance sheet is presented as of September 30, 2000. The accompanying unaudited pro forma condensed combined statements of operations are presented for the year ended December 31, 1999 and the nine months ended September 30, 2000. The adjustments contained in the accompanying pro forma condensed combined financial statements reflect the following:

  (1)  EXCLUSIONS RELATED TO THE ASSET PURCHASE AGREEMENT

     (a) To reflect the exclusion of assets and liabilities of GST that were not acquired, either because they were excluded from the purchase agreement or because they were disposed of by GST prior to September 30, 2000.

          The assets and liabilities excluded from the purchase agreement consist of the majority of GST's Hawaiian assets and operations, certain other businesses and contracts, and other assets and liabilities, as well as the related revenue and expenses associated with these excluded assets and liabilities. Other assets and liabilities excluded consist principally of cash and cash equivalents, restricted investments, certain accounts receivable, certain other current assets and certain accounts payable, deferred revenue, and certain other current liabilities. The businesses and contracts being excluded relate primarily to the operator services/hospitality business and certain contracts for resold local and long distance services. Additionally, to reverse the impairment charge by GST in the third quarter of 2000, which resulted from the consummation of the purchase agreement.

          The dispositions by GST that occurred between January 1, 1999 and September 30, 2000 have been treated as if they were consummated prior to January 1, 1999. These divestitures consisted of:

              --   a California Internet service provider;

              -- a Texas company which provided long distance and ancillary telecommunications services, and produced software used in the telecommunications industry; and

              -- the assets and liabilities primarily related to GST's Guam operations.

     (b) To eliminate GST's historical interest income as residual cash balances were not acquired.

     (c) To reflect the exclusion of non-recurring items consisting of the following:

              --   For the year ended December 31, 1999:

                   -- a $28.0 million favorable legal settlement.

              --   For the nine months ended September 30, 2000:

                   -- a $260.8 million impairment of assets; and

                   -- a $2.5 million favorable legal settlement; and

                   -- a $42.3 million gain on the sale of an investment

     (d) The exclusion of $12.8 million consisting of retention bonuses paid to employees and fees paid for professional services related to the bankruptcy reorganization of GST.

                            TIME WARNER TELECOM INC.

                   NOTES TO THE PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

  (2)  GST PRO FORMA ADJUSTMENTS

     (a) To reflect the exclusion of revenue and expenses related to GST construction and facility sales of conduit and dark fiber previously sold by GST. The historical GST construction and facility sales activities included:

           -- outright sales to third parties, which represented $15.6 million and $6.6 million in revenue and $12.6 million and $6.5 million in associated expenses for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively; and

           -- the consummation of "sales-type" leases, which represented $99.5 and $18.0 million in revenue and $62.3 million and $10.1 million in associated expenses for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

          This construction and facility sales activity is non-recurring in nature. Any construction and facility sales following the acquisition will be recorded when and if such transactions occur.

          Historically, GST had treated certain long-term fiber and conduit lease contracts entered into prior to June 30, 1999 as "sales-type" leases and recognized the related revenue under the percentage of completion method. In June 1999, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 43, Real Estate Sales, an Interpretation of FASB Statement No. 66 ("FIN 43"). FIN 43 is effective for sales of real estate with property improvements or integral equipment entered into after June 30, 1999. Under FIN 43, conduit and dark fiber are considered integral equipment. Accordingly, for contracts entered into after June 30, 1999, sales-type lease accounting is no longer appropriate for dark fiber and conduit leases and therefore, such transactions will be accounted for as operating leases unless title transfers to the lessee. Assuming that GST adopted the methodology prescribed by FIN 43 as of January 1, 1999, GST construction and facility sales would have aggregated $0.7 million and $2.1 million in revenue and $0.5 million and $1.6 million in depreciation expense for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively, and such amounts would have been included as an adjustment under the Exclusions Related to the Purchase Agreement. Additionally, a deferred revenue balance would be established, but would be eliminated in purchase accounting as such balance would represent a non-monetary liability required to be eliminated as of the acquisition date.

     (b) To reflect the effect of the adoption of Time Warner Telecom's accounting policy for depreciable lives for fixed asset depreciation for the periods presented.

  (3)  TIME WARNER TELECOM PRO FORMA ADJUSTMENTS

     (a) To reflect the proceeds from borrowings under the senior secured term loan facility and unsecured bridge loan facility as follows:

            -- a $250 million borrowing by subsidiaries of Time Warner Telecom under the secured term loan facilities; and

            -- a $700 million borrowing by Time Warner Telecom under the unsecured bridge facility.

     (b) To reflect the estimated financing costs in connection with closing of the senior secured credit facility and unsecured bridge loan facility as well as the costs required to obtain permanent financing. This amount is net of a credit of a portion of the fees paid to secure the bridge financing.

     (c) To reflect the purchase of a majority of GST's assets under the purchase agreement for cash consideration of $627 million plus the payment of certain liabilities and fees of $42 million and the assumption

                            TIME WARNER TELECOM INC.

                   NOTES TO THE PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

of $21 million obligation to complete certain fiber networks, for a total purchase price of $690 million. The final allocation of purchase price is subject to adjustment based upon final appraisals and other analyses. As the acquisition will be accounted for using the purchase method of accounting, the remaining unamortized balance in intangible assets, which is primarily comprised of goodwill and deferred loan costs, non-monetary liabilities, and the remaining equity balance will be eliminated. As the purchase price is anticipated to be lower than the fair value of the assets acquired, the values otherwise assignable to plant, property and equipment will be proportionally reduced to determine assigned values.

     (d) To reflect the reduction in depreciation expense as a result of a proportional reduction in the historical book values of plant, property and equipment after considering the excess of the historical book values over the remaining unallocated purchase price of $303.0 million.

     (e) To eliminate the amortization expense arising from historical GST intangible assets that has been eliminated in purchase accounting.

     (f) To eliminate GST's historical interest expense, except for historical interest expense related to assumed capital lease obligations.

     (g) To reflect the net proceeds from refinancing the $700 million borrowed under the unsecured bridge loan facility in connection with:

         -- the issuance and sale of $400 million of notes pursuant to this offering; and

         -- the issuance and sale of 7.5 million shares of our Class A common stock pursuant to our concurrent offering at a price of $74 7/16 per share.

     (h) To record interest expense on $250 million in borrowings under the senior secured term loan facility at a variable interest rate of 9.6% and the issuance and sale of $400 million of high yield senior notes due 2011 at a fixed interest rate of 10 1/8%. For purposes of computing interest expense on the secured term loan facilities, Time Warner Telecom utilized the six month London Interbank Offered Rate plus the maximum specified margin of 4%. A change of 1% per annum in the effective annual interest cost on aggregate borrowings of $250 million would change pro forma interest expense by $2.5 million.

     (i) To record amortization of deferred financing costs under the secured term loan facilities and the unsecured bridge loan facility over an estimated ten-year period. In connection with the issuance of the unsecured bridge loan facility, $5.8 million of unamortized deferred financing costs were expensed in first quarter 2001. In connection with the issuance of the equity securities, $23.3 million of unamortized deferred financing costs were reclassified to additional paid-in capital.

     (j) The acquisition represents a purchase of assets. Accordingly, Time Warner Telecom will not be assuming any GST historical tax attributes, including net operating loss carryforwards. For pro forma presentation purposes, the tax benefits of GST related to the periods presented have been recognized to the extent of the tax expense recorded in the Time Warner Telecom historical financial statements.

     (k) To reflect the acquisition deposit paid by Time Warner Telecom upon consummation of the purchase agreement in September 2000.

          SELECTED CONSOLIDATED, COMBINED AND CONDENSED FINANCIAL AND
                              OTHER OPERATING DATA

     The selected statements of operations data for the years ended December 31, 1997, 1998 and 1999, and the selected balance sheet data as of December 31, 1998 and 1999, are derived from, and are qualified by reference to, the financial statements of Time Warner Telecom, including the notes, audited by Ernst & Young LLP, independent auditors, incorporated by reference herein. The selected statements of operations data for the year ended December 31, 1995 and 1996 and the selected balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from audited financial statements of Time Warner Telecom not included in this prospectus. The summary financial data as of and for the nine months ended September 30, 1999 and 2000 are derived from the unaudited consolidated financial statements of Time Warner Telecom, including the notes, appearing elsewhere in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which in the opinion of Time Warner Telecom, is necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. The financial statements of Time Warner Telecom for all periods prior to the Reorganization of Time Warner Telecom that occurred on July 14, 1998 reflect the "carved out" historical financial position, results of operations, cash flows and changes in stockholders' equity of the commercial telecommunications operations of predecessors of Time Warner Telecom, as if they had been operating as a separate company. The selected financial and other operating data set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Time Warner Telecom's financial statements, including the notes, appearing elsewhere in this prospectus.

                                                                                                    NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                    ----------------------------------------------------------   -----------------------
                                      1995       1996        1997         1998         1999         1999         2000
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
                                                  (THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  Dedicated transport services....  $  6,505   $ 20,362   $   44,529   $   84,024   $  152,468   $  105,727   $  183,759
  Switched services(1)............       350      3,555       10,872       37,848      116,285       71,558      169,308
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
        Total revenue.............     6,855     23,917       55,401      121,872      268,753      177,285      353,067
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
Costs and expenses(2):
  Operating.......................    15,106     25,715       40,349       67,153      117,567       81,949      130,846
  Selling, general and
    administrative................    34,222     60,366       54,640       77,401      113,389       80,501      122,663
  Depreciation and amortization...     7,216     22,353       38,466       50,717       68,785       50,272       68,793
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
        Total costs and
          expenses................    56,544    108,434      133,455      195,271      299,741      212,722      322,302
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
Operating income (loss)...........   (49,689)   (84,517)     (78,054)     (73,399)     (30,988)     (35,437)      30,765
Interest expense, net and
  other(2)........................    (1,416)    (1,599)       7,398      (19,340)     (28,473)     (22,026)     (21,641)
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
Net income (loss) before income
  taxes...........................   (51,105)   (86,116)     (70,656)     (92,739)     (59,461)     (57,463)       9,124
Income tax expense(3).............        --         --           --           --       29,804       29,473        4,542
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
Net income (loss).................  $(51,105)  $(86,116)  $  (70,656)  $  (92,739)  $  (89,265)  $  (86,936)  $    4,582
                                    ========   ========   ==========   ==========   ==========   ==========   ==========
Earnings (loss) per share
  Basic...........................  $  (0.63)  $  (1.06)  $    (0.87)  $    (1.14)  $    (0.93)  $    (0.94)  $     0.04
                                    ========   ========   ==========   ==========   ==========   ==========   ==========
  Diluted.........................  $  (0.63)  $  (1.06)  $    (0.87)  $    (1.14)  $    (0.93)  $    (0.94)  $     0.04
                                    ========   ========   ==========   ==========   ==========   ==========   ==========
Earnings (loss) per share before
  income taxes
  Basic...........................  $  (0.63)  $  (1.06)  $    (0.87)  $    (1.14)  $    (0.62)  $    (0.62)  $     0.09
                                    ========   ========   ==========   ==========   ==========   ==========   ==========
  Diluted.........................  $  (0.63)  $  (1.06)  $    (0.87)  $    (1.14)  $    (0.62)  $    (0.62)  $     0.08
                                    ========   ========   ==========   ==========   ==========   ==========   ==========
Weighted average shares
  outstanding
  Basic...........................    81,250     81,250       81,250       81,250       95,898       92,957      105,262
  Diluted.........................    81,250     81,250       81,250       81,250       95,898       92,957      108,427

                                                                                                    NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                    ----------------------------------------------------------   -----------------------
                                      1995       1996        1997         1998         1999         1999         2000
                                    --------   --------   ----------   ----------   ----------   ----------   ----------
                                                  (THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA AMOUNTS)
OTHER OPERATING DATA:
EBITDA(1)(4)......................  $(42,473)  $(62,164)  $  (39,588)  $  (22,682)  $   37,797   $   14,835   $   99,558
EBITDA Margin(1)(5)...............      (620)%     (260)%        (72)%        (19)%         14%           8%          28%
Net cash provided by (used in)
  operating activities............   (35,605)   (52,274)     (29,419)        (343)      54,235      (13,194)      71,238
Capital expenditures..............   141,479    144,815      127,315      126,023      221,224      138,305      213,246
Deficiency of earnings to cover
  fixed charges(7)................    51,105     86,116       70,656       92,957       59,714       57,716           --
OPERATING DATA(6):
Operating Networks................        15         18           19           19           21           19           22
Route miles.......................     3,207      5,010        5,913        6,968        8,872        7,326        9,271
Fiber miles.......................   116,286    198,490      233,488      272,390      332,263      289,803      344,377
DS-0 equivalents..................   159,000    690,000    1,719,000    3,031,000    5,523,000    4,029,000    7,982,000
Digital telephone switches........         1          2           14           16           19           19           26
Employees.........................       508        673          714          919        1,259        1,118        1,539
BALANCE SHEET DATA:
Cash and cash equivalents.........  $     --   $     --   $       --   $  105,140   $   90,586   $   42,394   $   74,091
Marketable debt securities........        --         --           --      250,857      173,985      229,793       28,578
Property, plant and equipment,
  net.............................   199,005    323,161      415,158      494,158      677,106      613,137      824,135
Total assets......................   214,963    341,480      438,077      904,344    1,043,012      976,375    1,104,535
Long-term debt and capital lease
  obligations(6)..................        --         --       75,475      574,940      403,627      403,342      403,311
Total stockholders' equity........  $179,589   $294,937   $  300,390   $  207,651   $  422,916   $  419,650   $  470,511

------------

(1) Includes the recognition of non-recurring $7.6 million and $27.3 million settlements of reciprocal compensation in the fourth quarter of 1999 and for the nine months ended September 30, 2000, respectively.

(2) Includes expenses resulting from transactions with affiliates of $6.5 million, $12.4 million, $17.1 million, $27.7 million, $20.0 million, $15.9 million, and $11.4 million for the years ended December 31, 1995, 1996, 1997, 1998 and 1999, and for the nine months ended September 30, 1999 and 2000, respectively. See Time Warner Telecom's financial statements appearing elsewhere in this prospectus for an explanation of these expenses.

(3) During 1999, Time Warner Telecom recorded a non-recurring $39.4 million charge to earnings to record a net deferred tax liability associated with the Reconstitution. This change occurred immediately prior to Time Warner Telecom's initial public offering.

(4) "EBITDA" is defined as operating income (loss) before depreciation and amortization expense. It does not include charges for interest expense or provision for income taxes. Accordingly, EBITDA is not intended to replace operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with generally accepted accounting principles. Rather, EBITDA is a measure of operating performance and liquidity that investors may consider in addition to such measures. Management believes that EBITDA is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization and tax structures, as well as non-cash and non-operating charges to earnings. EBITDA is used internally by Time Warner Telecom's management to assess on-going operations and is a component of a covenant of the 9 3/4% Senior Notes that limits Time Warner Telecom's ability to incur additional future indebtedness. However, EBITDA as used in this report may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

(5) EBITDA Margin represents EBITDA as a percentage of revenue.

(6) Includes all managed properties including unconsolidated affiliates, MetroComm AxS, L.P. in Columbus, Ohio and the Albany and Binghamton, New York networks. Albany and Binghamton were wholly owned at December 31, 1997 and MetroComm AxS, L.P. was wholly owned at December 31, 1999.

(7) For purposes of computing the deficiency of earnings to cover fixed charges, earnings were calculated by adding (i) net income (loss) before income taxes and (ii) interest expense, including the portion of rents representative of an interest factor. Fixed charges consist of interest expense, capitalized interest and the portion of rents representative of an interest factor.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis together with Time Warner Telecom's financial statements, including the notes, incorporated by reference herein. Certain information contained in the discussion and analysis set forth below and elsewhere in this prospectus, including information with respect to Time Warner Telecom's plans and strategy for its business and related financing, includes forward-looking statements that involve risk and uncertainties. See "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in this prospectus.

OVERVIEW

     Time Warner Telecom is a leading fiber facilities-based integrated communications provider offering local businesses "last mile" broadband connections for data, high-speed internet access, local voice and long distance services. As of January 9, 2001, Time Warner Telecom served customers in 24 metropolitan markets in the United States. The markets include: Austin, Dallas, Houston and San Antonio, Texas; Charlotte, Fayetteville, Greensboro and Raleigh, North Carolina; Albany, Binghamton, New York City and Rochester, New York; Northern New Jersey; Cincinnati, Columbus and Dayton, Ohio; Memphis, Tennessee; Orlando and Tampa, Florida; Indianapolis, Indiana; Milwaukee, Wisconsin; Los Angeles/Orange County and San Diego, California and Honolulu, Hawaii. Time Warner Telecom plans to activate its networks in Chicago, Illinois; Atlanta, Georgia; Minneapolis, Minnesota; Denver, Colorado; and Columbia, South Carolina prior to the end of 2001.

     Time Warner Cable began our business in 1993. During the last few years, our business has changed substantially with an exclusive focus on business customers and a rapid expansion into switched services and geographic areas beyond the Time Warner Cable footprint.

     On July 14, 1998 we were reorganized into a limited liability company and conducted the offering of the 9 3/4% Senior Notes. In the transaction, referred to as the "Reorganization," the Class B Stockholders, either directly or through subsidiaries, became the owners of all the limited liability company interests in TWT LLC.

     On May 10, 1999, in preparation for our initial public offering, TWT LLC was reconstituted as a Delaware corporation under the name Time Warner Telecom Inc. We refer to this transaction as the "Reconstitution." The outstanding limited liability company interests were converted into common stock of the newly formed corporation, Time Warner Telecom Inc. Time Warner Telecom accounted for the Reorganization and the Reconstitution at each of the Class B Stockholders' historical cost basis and, except as noted below, the Reorganization and the Reconstitution had no effect on our total stockholders' equity, which has been presented on a consistent basis.

     As a result of the change in legal structure from a limited liability company to a corporation, all future net operating loss carry forwards from the date of the Reconstitution can be utilized against future earnings of Time Warner Telecom. Prior to the Reconstitution, all net operating losses were allocated to and utilized primarily by the Class B Stockholders. As a result of the Reconstitution, which occurred during the second quarter of 1999, Time Warner Telecom recorded a non-recurring charge to earnings for a net deferred tax liability of approximately $39.4 million.

     On May 14, 1999, in conjunction with the Reconstitution, we completed an initial public offering of 20,700,000 shares of Class A common stock at a price of $14 per share. The IPO generated approximately $270.2 million in proceeds for us, net of underwriting discounts and expenses. A portion of the proceeds of the IPO was used to repay $180 million of loans from Time Warner, Advance/Newhouse Partnership and MediaOne that were generated from the financing requirements of Time Warner Telecom from July 1, 1997 through July 14, 1998, which had remained outstanding, accruing interest, through May 14, 1999. The proceeds of the IPO remaining after repayment of the loans were used to repay assumed debt from acquisitions and to fund capital expenditures.

     As a result of the IPO, Time Warner Telecom has two classes of common stock outstanding, Class A common stock and Class B common stock. In general, holders of Class A common stock have one vote per share and holders of Class B common stock have ten votes per share. Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock. Holders of Class A common stock and Class B common stock generally vote together as a single class. However, some matters require the approval of 100% of the holders of the Class B common stock voting separately as a class, and some matters require the approval of a majority of the holders of the Class A common stock, voting separately as a class. Upon completion of the IPO, the Class B Stockholders owned all of the 81,250,000 shares of outstanding Class B common stock. Subsequent to the IPO, 9,023,500 shares of Class B common stock have been converted into Class A common stock. As of September 30, 2000, the Class B Stockholders had approximately 95.6% of the combined voting power of the outstanding common stock.

     In connection with the Reconstitution, Time Warner Telecom assumed the obligations under the former Time Warner Telecom LLC 1998 Option Plan, amended the plan, and renamed it the Time Warner Telecom 1998 Stock Option Plan. The plan provides for the granting of stock options to purchase shares of Class A common stock to directors and current or prospective employees of, and consultants or other individuals providing services to, Time Warner Telecom and its subsidiaries. As of December 31, 2000, options for approximately 10.4 million shares were outstanding under both plans.

ACQUISITIONS

     During the second quarter of 1999, Time Warner Telecom acquired all of the outstanding common stock of Internet Connect, Inc., an internet service provider, for consideration consisting of $3.8 million of Class A limited liability interests in TWT LLC, Time Warner Telecom's predecessor, approximately $3.5 million in net cash and the assumption of $1.9 million in liabilities. At the time of the IPO, the Class A limited liability interests were converted into 307,550 shares of Class A common stock of Time Warner Telecom. Through the acquisition of this subsidiary, Time Warner Telecom manages current and future data networks and provides new internet products.

     During the second quarter of 1999, Time Warner Telecom acquired all of the outstanding common stock of MetroComm, Inc. through the issuance of 2,190,308 shares of Class A common stock of Time Warner Telecom valued at $24.1 million, and the assumption of $20.1 million in liabilities. Through the acquisition of MetroComm, Time Warner Telecom acquired the 50% interest of MetroComm AxS, L.P., a competitive local exchange carrier in Columbus, Ohio, not already owned by Time Warner Telecom.

     On January 10, 2001, Time Warner Telecom completed the acquisitions of substantially all of the assets of GST for cash consideration of $627 million, plus the payment of certain liabilities and fees of $42 million and the assumption of a $21 million obligation to complete certain fiber networks, for a total purchase price of $690 million. The acquisition added to Time Warner Telecom's network 4,210 route miles, 227,674 fiber miles and service to 345 on-net buildings.

RESULTS OF OPERATIONS

     The following table sets forth certain consolidated and combined statements of operations data of Time Warner Telecom, in thousands of dollars and expressed as a percentage of total revenue, for each of the periods presented. This table should be read together with Time Warner Telecom's financial statements, including the notes, appearing elsewhere in this prospectus:

                                                 YEARS ENDED DECEMBER 31,                       NINE MONTHS ENDED SEPTEMBER 30,
                                 --------------------------------------------------------     -----------------------------------
                                       1997                1998                1999                1999                2000
                                 ----------------     ---------------     ---------------     ---------------     ---------------
                                                         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  Dedicated transport
    services...................  $  44,529     80%    $  84,024    69%    $ 152,468    57%    $ 105,727    60%    $ 183,759    52%
  Switched services(1).........     10,872     20        37,848    31       116,285    43        71,558    40       169,308    48
                                 ---------   ----     ---------   ---     ---------   ---     ---------   ---     ---------   ---
    Total revenue..............     55,401    100       121,872   100       268,753   100       177,285   100       353,067   100
                                 ---------   ----     ---------   ---     ---------   ---     ---------   ---     ---------   ---
Costs and expenses(2):
  Operating....................     40,349     73        67,153    55       117,567    44        81,949    46       130,846    37
  Selling, general and
    administrative.............     54,640     99        77,401    63       113,389    42        80,501    46       122,663    35
  Depreciation and
    amortization...............     38,466     69        50,717    42        68,785    25        50,272    28        68,793    19
                                 ---------   ----     ---------   ---     ---------   ---     ---------   ---     ---------   ---
    Total costs and expenses...    133,455    241       195,271   160       299,741   111       212,722   120       322,302    91
                                 ---------   ----     ---------   ---     ---------   ---     ---------   ---     ---------   ---
Operating income (loss)........    (78,054)  (141)      (73,399)  (60)      (30,988)  (11)      (35,437)  (20)       30,765     9
Interest expense(2)............     (1,538)    (3)      (29,198)  (24)      (45,264)  (17)      (35,139)  (20)      (30,657)   (9)
Interest income................         --     --         9,731     8        16,589     6        12,828     8         9,016     2
Equity in income (losses) of
  unconsolidated affiliate.....     (2,082)    (4)          127    --           202    --           285    --            --    --
Gain on disposition of
  investments(3)...............     11,018     20            --    --            --    --            --    --            --    --
                                 ---------   ----     ---------   ---     ---------   ---     ---------   ---     ---------   ---
Net income (loss) before income
  taxes........................    (70,656)  (128)      (92,739)  (76)      (59,461)  (22)      (57,463)  (32)        9,124     2
Income tax expense(4)..........         --     --            --    --        29,804    11        29,473    17         4,542     1
                                 ---------   ----     ---------   ---     ---------   ---     ---------   ---     ---------   ---
Net income (loss)..............  $ (70,656)  (128)%   $ (92,739)  (76)%   $ (89,265)  (33)%   $ (86,936)  (49)%   $   4,582     1%
                                 ---------   ----     ---------   ---     ---------   ---     ---------   ---     ---------   ---
Basic and diluted earnings
  (loss) per share)............  $   (0.87)           $   (1.14)          $   (0.93)          $   (0.94)          $    0.04
Earnings (loss) per share
  before income taxes:
  Basic........................  $   (0.87)           $   (1.14)          $   (0.62)          $   (0.62)          $    0.09
  Diluted......................  $   (0.87)           $   (1.14)          $   (0.62)          $   (0.62)          $    0.08
Weighted average shares
  outstanding:
  Basic........................     81,250               81,250              95,898              92,957             105,262
  Diluted......................     81,250               81,250              95,898              92,957             108,427
EBITDA(1)(5)...................  $ (39,588)   (71)%   $ (22,682)  (19)%   $  37,797    14%    $  14,835     8%    $  99,558    28%
Net cash provided by (used in)
  operating activities.........    (29,419)                (343)             54,235             (13,194)             71,238
Net cash provided by (used in)
  investing activities.........   (120,621)            (378,083)           (146,917)           (124,804)            (87,817)
Net cash provided by financing
  activities...................    150,040              483,566              78,128              75,252                  84

                                                      (footnotes on next page)

------------

(1) Includes the recognition of non-recurring $7.6 million and $27.3 million settlements of reciprocal compensation in the fourth quarter of 1999 and the nine months ended September 30, 2000, respectively.

(2) Includes expenses resulting from transactions with affiliates of $17.1 million, $27.7 million, $20.0 million, $15.9 million, and $11.4 million for the years ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000, respectively.

(3) In 1997, Time Warner Telecom completed a series of transactions related to its interests in the Hyperion Partnerships, a group of unconsolidated telecommunication partnerships serving the New York area, whereby it sold its interests in the partnerships serving the Buffalo and Syracuse markets in exchange for approximately $7.0 million of cash and all of the minority interests in the partnerships serving the Albany and Binghamton markets that were not already owned by Time Warner Telecom. In connection with these transactions, Time Warner Telecom recognized a gain of approximately $11.0 million.

(4) A non-recurring charge to earnings of $39.4 million was recorded in 1999 to reflect the initial net deferred tax liability associated with the change from a limited liability company to a corporation. Income tax expense for 1999 reflects the $39.4 million charge, net of a $9.6 million deferred income tax benefit.

(5) "EBITDA" is defined as operating income (loss) before depreciation and amortization expense. It does not include charges for interest expense or provision for income taxes. Accordingly, EBITDA is not intended to replace operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with generally accepted accounting principles. Rather, EBITDA is a measure of operating performance and liquidity that investors may consider in addition to those measures. Management believes that EBITDA is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-operating one-time charges to earnings. EBITDA is used internally by Time Warner Telecom's management to assess ongoing operations and is a component of a covenant of the 9 3/4% Senior Notes that limits Time Warner Telecom's ability to incur certain additional future indebtedness. However, EBITDA as used in this report may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

GENERAL

     Time Warner Telecom operates in metropolitan areas that have high concentrations of medium- and large-sized businesses. Historically, Time Warner Telecom has focused its sales and marketing efforts on such businesses, as they are potentially high volume users of Time Warner Telecom's services. To drive revenue growth in these markets, Time Warner Telecom has expanded its direct sales force to focus on these business customers while it develops managed service offerings to meet their voice, data, and Internet needs. Time Warner Telecom's revenue has been derived primarily from business telephony services, including dedicated transport, local switched, long distance, data and high-speed Internet access services. An increasing percentage of Time Warner Telecom's revenue growth is in switched services provided through the 24 digital Lucent Technologies Inc. 5ESS switches that Time Warner Telecom has deployed, and through the rapid growth in demand for switching data traffic. Also, through the acquisition of Internet Connect, Inc. in 1999, Time Warner Telecom has deployed a national Internet backbone and has experienced growth in data and high-speed Internet services. Time Warner Telecom believes that data services are becoming increasingly more important to Time Warner Telecom's target customer base. In particular, Time Warner Telecom believes that the demand for high-speed, high quality local area network and wide area network connectivity will continue to grow over the near term.

     Time Warner Telecom continues to expand its footprint within its existing markets by expanding its network into new buildings and geographically by turning up two new markets since this time last year: Northern New Jersey and Dallas, Texas. Time Warner Telecom is also interconnecting existing service areas within regional clusters with owned or leased fiber optic facilities. The goal is to rapidly deploy new services and technologies when technically proven and when customer demand is evident. As new technologies arise that enable the switching of voice calls over an Internet protocol and local area network infrastructure, Time Warner Telecom will evaluate how to best integrate this soft switch technology into its infrastructure. There is no assurance that Time Warner Telecom will bring any or all of these products to market successfully or profitably.

     Reciprocal compensation revenue is an element of switched services revenue, which represents compensation from local exchange carriers for local exchange traffic terminated on Time Warner Telecom's facilities originated by other local exchange carriers. Reciprocal compensation is based on contracts between Time Warner Telecom and local exchange carriers. Time Warner Telecom recognizes reciprocal compensation revenue as it is earned, except in those cases where the revenue is under dispute or at risk. Under several of its contracts, the local exchange carriers have disputed the payment of reciprocal compensation for traffic terminating to internet service provider customers, contending that the traffic was not local. As a result, Time Warner Telecom initiated the dispute resolution process under the applicable contracts to collect these amounts and filed complaints with various public utility commissions contending that the internet service provider traffic is local. Several of these with respect to prior periods were resolved in favor of Time Warner Telecom and are no longer subject to appeal, but some favorable decisions by public utility commissions in the midwest have subsequently been appealed by the local exchange carriers. While Time Warner Telecom believes that these disputes will ultimately be resolved in its favor, Time Warner Telecom only recognizes revenue on a portion of the cash received and defers recognition of a portion of this revenue pending the final outcome of the dispute. In addition, the payment of reciprocal compensation under certain of Time Warner Telecom's interconnection agreements is, by the terms of those agreements, subject to adjustment or repayment depending on prospective federal or state generic rulings with respect to reciprocal compensation for internet service provider traffic. Switched services revenue for the nine months ended September 30, 2000 includes the recognition of $27.3 million of non-recurring reciprocal compensation. A significant portion of the non-recurring reciprocal compensation revenue recognized during the nine months ended September 30, 2000 was a result of certain cases involving reciprocal compensation disputes that were resolved. As of September 30, 2000, Time Warner Telecom had deferred recognition of $25.4 million in reciprocal compensation revenue for payments received associated with pending disputes and agreements that are subject to future reciprocal compensation adjustments. Time Warner Telecom pays reciprocal compensation expense to the other local exchange carriers for local exchange traffic it terminates on the local exchange carriers facilities. These costs are recognized as incurred.

     A portion of Time Warner Telecom's revenue is comprised of services that are rate sensitive. Switched access--the connection between a long distance carrier's point of presence and an end-user's premises provided through the switching facilities of a local exchange carrier--is billed on a per minute of use basis. Historically, the Federal Communications Commission has regulated the access rates imposed by the incumbent local exchange carriers, while the integrated communications provider access rates have been less regulated. During the second quarter of 2000, the Federal Communications Commission adopted a proposal that substantially reduces the incumbent local exchange carrier per-minute access charges while allowing for an increase in the flat monthly charge paid by local residential service subscribers. While the Federal Communications Commission decision does not specifically apply to the switched access rates charged by non-dominant providers of access services, it places significant downward market pressure on non-dominant providers' provider access rates. For the nine months ended September 30, 2000 and 1999, switched access revenue represented 10% and 11% of total revenue, respectively. Management believes that increased volume in services and markets served will partially offset the impact of rate reduction. However, the degree and timing of the reductions in Time Warner Telecom's access revenue cannot be predicted.

     Reciprocal compensation is another component of switched services that is rate sensitive. Rates are established by interconnection agreements between the parties based on regulatory and judicial rulings in each of the states. Several significant agreements expired in 1999 and 2000 and have been renegotiated. In most of the states, regulatory bodies have established lower traffic termination rates than the rates provided under Time Warner Telecom's expired agreements; and as a result, the rates under the new agreements, while reasonable in light of the regulatory environment, are lower than the rates under the expired agreements. As discussed below, reciprocal compensation represented 6% and 7% of revenue, excluding the effects of the recognition of $27.3 million on non-recurring reciprocal compensation during the nine months ended September 30, 2000, for the nine months ended September 30, 2000 and 1999, respectively. Although the renegotiated interconnection agreements have resulted in lower prospective rates, management believes that the growth in Internet and related markets will partially mitigate the impact of the rate reduction. The outcome of regulatory and judicial rulings on reciprocal compensation for Internet service provider traffic may also negatively impact Time Warner Telecom's revenue from reciprocal compensation since the rates under most interconnection agreements are subject to change based on such rulings. The FCC is considering

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

proposals to phase out reciprocal compensation over time and to replace reciprocal compensation with "bill-and-keep" arrangements. Time Warner Telecom cannot predict the outcome of these rulings. In addition, legislation has been introduced in Congress which would prohibit payment of reciprocal compensation for Internet-bound traffic. Accordingly, there is no assurance that Time Warner Telecom will be able to compensate for the reduction in reciprocal compensation with increased volume of terminating local traffic.

     Time Warner Telecom benefits from its strategic relationship with Time Warner Cable both through access to local right-of-way and construction cost-sharing. Time Warner Telecom's networks have been constructed primarily through the use of fiber capacity licensed from Time Warner Cable. As of September 30, 2000, Time Warner Telecom operated networks in 22 metropolitan areas that spanned 9,457 route miles, contained 363,644 fiber miles and offered service to 7,228 on-net and off-net buildings.

     Time Warner Telecom plans to continue expanding its revenue base by fully utilizing available network capacity in its existing markets, by adding networks in new markets and by continuing to develop and selectively tailor new services in competitively-priced packages to meet the needs of its medium- and large-sized business and other customers, including long distance carriers. Time Warner Telecom intends to expand its product offerings on a continuous basis to achieve a diverse revenue base. As part of that process, Time Warner Telecom is targeting the expansion of data and internet products that can be offered on its existing network.

     Operating expenses consist of costs directly related to the operation and maintenance of the networks and the ordering and provisioning of Time Warner Telecom's services. This includes the salaries and related expenses of operations and engineering personnel, as well as costs incurred from the incumbent local exchange carriers, other competitors and long distance providers for facility leases and interconnection. These costs have increased over time as Time Warner Telecom has increased its operations and revenue. Time Warner Telecom expects these costs to continue to increase as its revenue growth continues, but generally at a slower rate than revenue growth. The fact that a significant portion of Time Warner Telecom's traffic rides on its own fiber infrastructure enhances the Company's ability to control its costs.

     Selling, general and administrative expenses consist of salaries and related costs for employees other than those involved in operations and engineering. These expenses include costs related to sales and marketing, information technology, billing, regulatory and legal costs. These costs have increased over time as Time Warner Telecom has increased its operations and revenue. Time Warner Telecom expects these costs to continue to increase as its revenue growth continues, but generally at a slower rate than revenue growth.

     In the normal course of business, Time Warner Telecom engages in various transactions with Time Warner Cable, generally on negotiated terms among the affected units that, in management's view, result in reasonable allocations. In connection with the Reorganization, Time Warner Telecom entered into several contracts with Time Warner, Advance/Newhouse Partnership and MediaOne with respect to certain of those transactions. Time Warner Telecom's selling, general and administrative expenses include charges allocated from Time Warner Cable for office rent and overhead charges for various administrative functions they perform for Time Warner Telecom. These charges are required to reflect all costs of doing business and are based on various methods, which management believes result in reasonable allocations of those costs that are necessary to present Time Warner Telecom's operations as if they are operated on a stand alone basis. In addition, Time Warner Telecom licenses the right to use the majority of its fiber optic cable capacity from Time Warner Cable through prepaid right-to-use agreements and reimburses Time Warner Cable for facility maintenance and pole rental costs. The maintenance and pole rental costs are included in Time Warner Telecom's operating expenses.

  NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Revenue. Revenue increased $175.8 million, or 99%, to $353.1 million for the nine months ended September 30, 2000, from $177.3 million for the comparable period in 1999. Exclusive of the effects of acquisitions and the effects of the recognition of $27.3 million of non-recurring reciprocal compensation during the nine months ended September 30, 2000, revenue increased $139.3 million, or 81% to $311.3 million, from $172.0 million for the comparable period in 1999. Revenue from the provision of dedicated transport services increased $78.0 million, or 74%, to $183.8 million for the nine months ended September 30, 2000, from

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

$105.7 million for the comparable period in 1999. Switched service revenue increased $97.8 million, or 137%, to $169.3 million for the nine months ended September 30, 2000, from $71.6 million for the comparable period in 1999. Exclusive of the effects of acquisitions and the effects of the recognition of $27.3 million of non-recurring reciprocal compensation for the nine months ended September 30, 2000, dedicated transport service and switched service revenue increased 68% and 100%, respectively. The increase in revenue from dedicated transport services primarily reflects a 30% increase in average dedicated transport customers and a broader array of products and services offered in existing markets. The increase in switched service revenue reflects a 73% increase in average switched service customers, increased revenue from switched access services and reciprocal compensation, and a broader array of products and services offered in existing markets. Reciprocal compensation represented 6% and 7% of total revenue for the nine months ended September 30, 2000 and 1999, respectively, excluding the effects of the recognition of $27.3 million of non-recurring reciprocal compensation during the nine months ended September 30, 2000. At September 30, 2000, Time Warner Telecom offered dedicated transport services in 22 metropolitan areas, all of which also offered switched services. At September 30, 1999, Time Warner Telecom offered dedicated transport services in 19 consolidated metropolitan areas, 16 of which also offered switched services.

     Operating Expenses. Operating expenses increased $48.9 million, or 60%, to $130.8 million for the nine months ended September 30, 2000, from $81.9 million for the comparable period in 1999. Exclusive of the effects of acquisitions, these expenses increased 52%. The increase in operating expenses was primarily attributable to Time Warner Telecom's expansion of its business, principally switched services, the ongoing development of existing markets resulting in higher local exchange carrier charges for circuit leases and interconnection, and higher headcount for technical personnel. As a percentage of revenue, operating expenses decreased to 37% for the nine months ended September 30, 2000 from 46% for the comparable period in 1999.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $42.2 million, or 52%, to $122.7 million for the nine months ended September 30, 2000, from $80.5 million for the comparable period in 1999. Exclusive of the effects of acquisitions, these expenses increased 51%. The increase in selling, general and administrative expenses was primarily attributable to an increase in employee headcount and higher direct sales costs associated with the increase in revenue, higher property tax expense and an increase in the provision for doubtful accounts related to the increase in revenue. Included in selling, general and administrative expenses is approximately $1.0 million in costs related to a Form S-1 filing with the Securities and Exchange Commission to facilitate the sale of shares by a Class B Stockholder. Time Warner Telecom was required to bear these costs under the terms of the stockholders' agreement with the Class B Stockholders. As a percentage of revenue, selling, general and administrative expenses decreased to 35% for the nine months ended September 30, 2000 from 46% for the comparable period in 1999.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased $18.5 million, or 37%, to $68.8 million for the nine months ended September 30, 2000, from $50.3 million for the comparable period in 1999. Exclusive of the effects of acquisitions, this expense increased 35%. The increase in depreciation and amortization expense was primarily attributable to increased capital expenditures and increased goodwill generated from acquisitions.

     EBITDA. EBITDA for the nine months ended September 30, 2000 increased $84.7 million to $99.6 million, from $14.8 million in 1999. The increase was $58.1 million, exclusive of the effects of acquisitions and the effects of the recognition of $27.3 million of non-recurring reciprocal compensation for the nine months ended September 30, 2000. This improvement was primarily the result of economies of scale as more revenue was generated in existing markets, increased utilization of networks and facilities and a more skilled and productive workforce.

     Interest Expense. During the period July 1, 1997 through July 14, 1998, all of Time Warner Telecom's financing requirements were funded with subordinated loans from Time Warner, Advance/Newhouse Partnership and Media One. These loans remained outstanding, accruing interest, through May 14, 1999. On July 21, 1998, Time Warner Telecom issued $400 million in 9 3/4% Senior Notes in a public offering. On May 14, 1999, the subordinated loans of approximately $180 million, including accrued interest, were repaid in full to Time Warner, Advance/Newhouse Partnership and MediaOne from the IPO proceeds. Interest expense relating to the 9 3/4% Senior Notes was $30.1 million for the nine months ended September 30, 2000 and interest expense relating to the 9 3/4% Senior Notes and subordinated loans payable aggregated $35.1 million for the nine months ended September 30, 1999. The decrease of $5.0 million is primarily due to the lower weighted average debt balance during the nine months ended September 30, 2000. Interest expense will increase in future periods as a result of borrowing to finance the GST acquisition.

     Net Income. Earnings changed $91.5 million to $4.6 million for the nine months ended September 30, 2000, from a net loss of $86.9 million for the comparable period in 1999. The earnings change is primarily due to the improvement in EBITDA and a decrease in income tax expense as discussed in the table above.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenue. Revenue increased $146.9 million, or 121%, to $268.8 million for 1999, from $121.9 million for 1998. This increase in revenue is primarily because of increased customers, increased revenue from existing customers, a broader array of products offered and acquisitions. Revenue from the provision of dedicated transport services increased $68.4 million, or 81%, to $152.5 million for 1999, from $84.0 million for 1998. Switched service revenue increased $78.4 million, or 207%, to $116.3 million for 1999, from $37.8 million for 1998. Exclusive of the effects of acquisitions and the effects of the recognition of a non-recurring $7.6 million settlement of reciprocal compensation in the fourth quarter of 1999, dedicated transport service and switched service revenue increased 73% and 182%, respectively. The increase in revenue from dedicated transport services primarily reflects a 54% increase in average dedicated transport customers and a broader array of products and services offered in existing markets. The increase in switched service revenue reflects a 136% increase in average switched service customers, and an increase in revenue from switched access services, reciprocal compensation, and a broader array of products and services offered in existing markets. Reciprocal compensation, the mutual charges by local carriers for recovery of costs associated with the termination of traffic on each other's networks, represented 7% and 8% of total revenue for 1999 and 1998, respectively, excluding the effects of the recognition of a non-recurring $7.6 million settlement of reciprocal compensation in the fourth quarter of 1999. At December 31, 1999, Time Warner Telecom offered dedicated transport services in 21 metropolitan areas, 20 of which also offered switched services. At December 31, 1998, Time Warner Telecom offered dedicated transport services in 19 metropolitan areas, 16 of which also offered switched services.

     Operating Expenses. Operating expenses increased $50.4 million, or 75%, to $117.6 million for 1999, from $67.2 million for 1998. Exclusive of the effects of acquisitions, these expenses increased 67%. The increase in operating expenses was primarily attributable to Time Warner Telecom's expansion of its business, principally switched services, the ongoing development of existing markets resulting in higher local exchange carrier charges for circuit leases and interconnection, and higher technical personnel costs. As a percentage of revenue, operating expenses decreased to 44% for 1999 from 55% for 1998.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $36.0 million, or 46%, to $113.4 million for 1999, from $77.4 million for 1998. Exclusive of the effects of acquisitions, these expenses increased 43%. The increase in selling, general and administrative expenses was primarily attributable to an increase in employee headcount and higher direct sales costs associated with the increase in revenue, higher data processing costs and an increase in the provision for doubtful accounts related to the increase in revenue. As a percentage of revenue, selling, general and administrative expenses decreased to 42% for 1999 from 63% for 1998.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased $18.1 million, or 36%, to $68.8 million for 1999, from $50.7 million for 1998. Exclusive of the effects of acquisitions, this expense increased 28%. The increase in depreciation and amortization expense was primarily attributable to increased capital expenditures and increased goodwill generated from acquisitions.

     EBITDA. EBITDA increased $60.5 million, to $37.8 million, for 1999 from a loss of $22.7 million for 1998. Exclusive of the effects of acquisitions and the effects of the recognition of a non-recurring $7.6 million settlement of reciprocal compensation in the fourth quarter of 1999, this amount increased $51.6 million. This improvement was primarily the result of economies of scale as more revenue was generated in existing markets, increased utilization of networks and facilities, and a more skilled and productive workforce.

     Interest Expense. During the period July 1, 1997 through July 14, 1998, all of Time Warner Telecom's financing requirements were funded with loans from Time Warner, Advance/Newhouse Partnership and MediaOne. These loans remained outstanding, accruing interest, through May 14, 1999. On July 21, 1998, Time Warner Telecom issued $400 million in 9 3/4% Senior Notes in a public offering. On May 14, 1999, the subordinated loans of approximately $180 million, including accrued interest, were repaid in full to Time Warner, Advance/Newhouse Partnership and MediaOne from the IPO proceeds. Interest expense relating to these loans and 9 3/4% Senior Notes totaled $45.3 million and $29.2 million for 1999 and 1998, respectively. The increase of $16.1 million is primarily due to the higher weighted average debt balance during 1999.

     Net Loss. Net loss decreased $3.5 million, or 4%, to $89.3 million for 1999, from a net loss of $92.7 million for 1998. The decrease in net loss is primarily related to improved results from operations, partially offset by an increase in net interest expense of $9.2 million and income tax expense of $29.8 million.

     Loss per Common Share. The basic and diluted loss per common share was computed by dividing net loss applicable to common shares by the weighted average outstanding common shares for the period. Potential common shares were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive. The increase in the weighted average shares outstanding is due to the issuance of Class A common stock for the IPO, for acquisitions and upon the exercise of stock options. For 1999, the basic and diluted loss per common share decreased $0.21 per share, or 18%, to ($0.93) per share from ($1.14) per share for 1998.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenue. Revenue increased $66.5 million, or 120%, to $121.9 million for 1998, from $55.4 million for 1997. Revenue from the provision of dedicated transport services increased $39.5 million, or 89%, to $84.0 million for 1998, from $44.5 million for 1997. Switched service revenue increased $27.0 million, or 248%, to $37.8 million for 1998, from $10.9 million for 1997. The increase in revenue from dedicated transport services primarily reflects growth of services and new products offered in existing markets. The increase in switched services resulted from the offering of services in new markets and the growth of services in existing markets including reciprocal compensation. Reciprocal compensation represented 8% and 9% of total revenue for 1998 and 1997, respectively. At December 31, 1998, Time Warner Telecom offered dedicated transport services in 19 metropolitan areas, 16 of which also offered switched services, as compared to offering dedicated transport services in 19 metropolitan areas, 14 of which also offered switched services at December 31, 1997. The metropolitan areas do not include MetroComm AxS, L.P., a 50% owned entity of Time Warner Telecom at such time.

     Operating Expenses. Operating expenses increased $26.8 million, or 66%, to $67.2 million for 1998, from $40.3 million for 1997. The increase in operating expenses was primarily attributable to Time Warner Telecom's expansion of its business, principally switched services, the ongoing development of existing markets resulting in higher local exchange carrier charges for circuit leases and interconnection, higher technical personnel costs, and higher data processing costs. As a percentage of revenue, operating expenses decreased to 55% in 1998 from 73% for 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $22.8 million, or 42%, to $77.4 million for 1998, from $54.6 million for 1997. The increase in selling, general and administrative expenses was primarily attributable to higher direct sales costs associated with the increase in revenue, higher property taxes, an increase in consulting expenses relating to local regulatory matters, the implementation of new billing and system software, and an increase in the provision for doubtful accounts related to the increase in revenue. As a percentage of revenue, selling, general and administrative expenses decreased to 63% for 1998 from 99% for 1997.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased $12.3 million, or 32%, to $50.7 million for 1998, from $38.5 million for 1997. The increase in depreciation and amortization expense was primarily attributable to higher capital expenditures related to the ongoing construction and expansion of Time Warner Telecom's telecommunications networks in both 1998 and 1997. As a percentage of revenue, depreciation and amortization expenses decreased to 42% for 1998, from 69% for 1997.

     EBITDA. The EBITDA loss for 1998 decreased $16.9 million, or 43%, to a loss of $22.7 million for 1998, from a loss of $39.6 million for 1997. This improvement was primarily the result of increased revenue due to Time Warner Telecom's expansion of local telecommunications networks in new and existing markets and growth of Time Warner Telecom's customer base, partially offset by higher operating expenses in support of the larger customer base, and higher selling, general and administrative expenses required to support the expansion.

     Interest Expense. During the period July 1, 1997 through July 14, 1998, all of Time Warner Telecom's financing requirements were funded with loans from Time Warner, Advance/Newhouse Partnership and MediaOne. On July 21, 1998, Time Warner Telecom issued $400 million in 9 3/4% Senior Notes in a public offering. Interest expense relating to these loans and 9 3/4% Senior Notes totaled $29.2 million and $1.5 million for 1998 and 1997, respectively.

     Net Loss. Net loss increased $22.1 million, or 31%, to $92.7 million for 1998, from a net loss of $70.7 million for 1997. This increase resulted from higher depreciation and amortization expenses relating to Time Warner Telecom's expansion of telecommunications networks in new and existing markets, as well as interest expense relating to the subordinated loans payable to Time Warner, Advance/Newhouse Partnership and MediaOne and the 9 3/4% Senior Notes.

LIQUIDITY AND CAPITAL RESOURCES

     Operations. For 1999, Time Warner Telecom's cash provided by operations was $54.2 million, as compared to cash used in operations of $343,000 for 1998. This increase in cash provided by operations of $54.6 million principally resulted from an increase in EBITDA of $60.5 million. During the second quarter of 1999, Time Warner Telecom achieved positive EBITDA. Time Warner Telecom's cash provided by operating activities was $71.2 million for the nine months ended September 30, 2000, as compared to cash used in operating activities of $13.2 million for the comparable period in 1999. This increase in cash provided by operating activities of $84.4 million principally resulted from an increase in EBITDA of $84.7 million.

     As Time Warner Telecom continues its expansion plan to enter into new markets, the expenditures incurred, together with initial operating expenses, will generally result in negative EBITDA and operating losses from a network until an adequate customer base and revenue stream for the network have been established. Accordingly, Time Warner Telecom expects that the network constructed in each new market will generally produce negative EBITDA for at least eighteen months after operations commence in each market. Additionally, Time Warner Telecom currently expects the GST operations to generate negative EBITDA until an adequate customer base and revenue stream for the network have been established. Although overall Time Warner Telecom expects to continue to have positive EBITDA for the near future as it develops and expands its business as well as integrates the GST acquisition, there can be no assurance that Time Warner Telecom will sustain sufficient positive EBITDA to meet its working capital requirements and to service its indebtedness.

     Investing. Cash used in investing activities decreased $231.2 million to $146.9 million in 1999, as compared to $378.1 million in 1998. During 1999, a portion of the proceeds from maturities of marketable securities were used to partially fund capital expenditures and working capital requirements. During 1998, the net proceeds from the issuance of the 9 3/4% Senior Notes were primarily invested in marketable securities. Cash used in investing activities was $87.8 million for the nine months ended September 30, 2000, as compared to cash provided by investing activities of $124.8 million for the comparable period in 1999. During both the nine months ended September 30, 2000 and 1999, proceeds from the maturities of marketable securities were primarily used to fund capital expenditures. During the nine months ended September 30, 2000, capital expenditures were also funded through cash flows from operating activities.

     During 1999, capital expenditures were $221.2 million (net of capital leases incurred of $3.7 million), an increase of $95.2 million from 1998. The largest commitment of capital was related to the installation of transport and switch related electronics to support the increase in sales activity and the addition of 1,904 route miles of fiber since December 31, 1998. During the nine months ended September 30, 2000, capital expenditures were $213.2 million, an increase of $74.9 million from the comparable period in 1999. The largest commitment of capital was related to the installation of transport and switch related electronics to support the increase in sales activity and the addition of 585 route miles of fiber since December 31, 1999. Based on historic capital requirements for network construction in relation to sales volumes and network expansion plans, Time Warner Telecom anticipates it will commit approximately $600 million in 2001 to fund its capital expenditure, and Time Warner Telecom also expects to have substantial capital expenditures in subsequent periods. This target spending includes requirements for current operating markets and Time Warner Telecom's expansion plans, including the GST markets.

     The facilities-based telecommunications service business is a capital intensive business. Time Warner Telecom's operations have required and will continue to require substantial capital investment for:

      -- the purchase and installation of switches, electronics, fiber and other technologies in existing networks and in additional networks to be constructed in new service areas;

      -- the acquisition and expansion of networks currently owned and operated by other companies, including the acquisition of substantially all of the assets of GST; and

      -- the evolution of the network to support new products, services and technologies.

     Time Warner Telecom's expected capital expenditures for general corporate and working capital purposes include:

      -- expenditures with respect to Time Warner Telecom's management information system and corporate service support infrastructure; and

      -- operating and administrative expenses with respect to new networks and debt service.

     Time Warner Telecom plans to make substantial capital investments in connection with plans to construct and develop new networks, as well as for technology upgrades. Expansion of Time Warner Telecom's networks will include the geographic expansion of Time Warner Telecom's existing operations, and Time Warner Telecom will consider the development of new markets. In addition, Time Warner Telecom may acquire existing networks in the future.

     Time Warner Telecom regularly evaluates potential acquisitions and joint ventures that would extend its geographic markets, expand its products and services and/or enlarge the capacity of its networks. In the event Time Warner Telecom enters into a definitive agreement with respect to any acquisition or joint venture, it may require additional financing. If Time Warner Telecom enters into a definitive agreement with respect to any material transaction, it could result in Time Warner Telecom increasing its leverage or issuing additional common stock or both. There can be no assurance, however, that Time Warner Telecom will enter into any transaction or, if it does, on what terms. See "Risk Factors -- We may complete a significant business combination or other transaction that could affect our leverage, result in a change of control or both."

     While Time Warner Telecom intends to continue to leverage its relationship with Time Warner Cable in pursuing expansion opportunities, to the extent Time Warner Telecom seeks to expand into service areas where Time Warner Cable does not conduct cable operations, Time Warner Telecom may incur significant additional costs in excess of those historically incurred by Time Warner Telecom when expanding into existing Time Warner Cable service areas. In addition, Time Warner Cable is not obligated to construct or provide additional fiber optic capacity in excess of what is already licensed to Time Warner Telecom under the Capacity License Agreements. Accordingly, if Time Warner Telecom is unable to lease additional capacity at the same rates as are currently provided for under the Capacity License Agreements, Time Warner Telecom may be required to obtain additional capacity on more expensive terms. See "Certain Relationships and Related Transactions--Certain Operating Agreements."

     The development and expansion of Time Warner Telecom's existing and future networks and services will require significant capital investment. Time Warner Telecom expects that its future cash requirements will principally be:

      --   for funding growth and capital expenditure;

      --   the purchase of network assets; and

      --   to finance the cost of the GST asset acquisition.

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     In light of future cash requirements, our subsidiary Time Warner Telecom
Holdings replaced its $475 million senior secured revolving credit facility with a $1 billion senior secured credit facility which provides for $525 million of senior secured term loan facilities and a $475 million senior secured revolving credit facility. Time Warner Telecom Holdings' obligations under the senior secured credit facility are secured by substantially all of the assets of Time Warner Telecom's subsidiaries, including the GST assets. In addition, Time Warner Telecom has pledged its equity interest in its subsidiaries as collateral. Also, the senior secured credit facility contains restrictive covenants, including conditions on the ability of Time Warner Telecom's subsidiaries to declare dividends to Time Warner Telecom, and provides for customary events of default, including cross default provisions. For a further description of the senior secured facility, please see "Description of Certain Indebtedness".

     Time Warner Telecom also entered into a senior unsecured bridge loan facility and borrowed $700 million under this facility to finance the purchase of the GST assets and pay related fees and expenses. For further information on the senior unsecured bridge loan facility, please see "Description of Certain Indebtedness".

     Financing. Net cash provided by financing activities for 1999 decreased by $405.4 million, as compared to 1998. Net cash provided by financing activities for 1999, reflects the net proceeds from the IPO of $270.2 million, offset by the repayment of loans from Time Warner, Advance/Newhouse Partnership and MediaOne of $180 million, as well as acquired debt and capital lease obligations. Net cash provided by financing activities for 1998, reflects proceeds from issuance of the 9 3/4% Senior Notes and loans from the Former Parent Companies. Net cash provided by financing activities for the nine months ended September 30, 2000 was $84,000 and was primarily due to the net proceeds from both the issuance of common stock upon exercise of stock options and the issuance of common stock in connection with the employee stock purchase plan, partially offset by deferred debt issue costs related to our senior secured revolving credit facility.

     During the period from July 1, 1997 through July 14, 1998, all of Time Warner Telecom's financing requirements were funded with subordinated loans from the Former Parent Companies. These loans remained outstanding, accruing interest, through May 14, 1999. The loans from Time Warner, Advance/Newhouse Partnership and MediaOne were subordinated in right of payment to the 9 3/4% Senior Notes, except for a provision allowing repayment prior to maturity with the net proceeds of any offering of Common Stock or equivalent interest of Time Warner Telecom. The $400 million principal amount in 9 3/4% Senior Notes that Time Warner Telecom issued in July 1998 are unsecured, unsubordinated obligations of Time Warner Telecom. Interest on the 9 3/4% Senior Notes is payable semiannually on January 15 and July 15, beginning on January 15, 1999. Aggregate annual interest payments on the 9 3/4% Senior Notes through 2008 are expected to be approximately $39 million. The 9 3/4% Senior Notes are required to be repaid on July 15, 2008. On May 14, 1999, approximately $180 million of the proceeds from the IPO were used to repay the subordinated loans payable to Time Warner, Advance/Newhouse Partnership and MediaOne in full, including accrued interest. The proceeds of the IPO remaining after repayment of the subordinated loans payable, combined with the proceeds from the 9 3/4% Senior Notes, have been used to continue funding Time Warner Telecom's continued growth, which includes expansion of its networks, and for general corporate purposes.

     The 9 3/4% Senior Notes are governed by an indenture that contains certain restrictive covenants. These restrictions affect, and in many respects significantly limit or prohibit, among other things, the ability of Time Warner Telecom to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with shareholders and affiliates, issue capital stock of subsidiaries, create liens, sell assets and engage in mergers and consolidations.

     The obligations under the senior secured credit facility are secured by Time Warner Telecom's interests in all of its subsidiaries and substantially all of the assets of Time Warner Telecom's subsidiaries, including the assets of GST, except for certain assets with respect to which the grant of a security interest is prohibited by governing agreements. The senior secured credit facility requires Time Warner Telecom to prepay outstanding loans when its cash flow exceeds certain levels and with the proceeds received from a number of specified events or transactions, including certain asset sales and insurance recoveries for assets not replaced. In addition, obligations under the senior secured credit facility are subject to various covenants that limit Time Warner Telecom's ability to:

      --   borrow and incur liens on its property;

      --   pay dividends or make other distributions; and

      --   make capital expenditures.

     The senior secured credit facility also contains financial covenants, including a consolidated leverage ratio, a consolidated interest coverage ratio and a consolidated debt default, including cross default provisions. Under the cross default provisions, Time Warner Telecom is deemed to be in default under the senior secured credit facility if Time Warner Telecom has defaulted under any of the other material outstanding obligations, such as the 9 3/4% Senior Notes.

     Time Warner Telecom repaid the $700 million senior unsecured bridge loan facility with a portion of the net proceeds from the sale of the old notes and the issuance and sale of 7,475,000 shares of Class A common stock. In connection with the repayment of the senior unsecured bridge loan facility, Time Warner Telecom will record $5.8 million of deferred financing costs as a non-recurring expense in the first quarter of 2001. In connection with the issuance of Class A common stock pursuant to Time Warner Telecom's equity offering, approximately $23.3 million of unamortized deferred financial costs will be reclassified to additional paid-in capital in the first quarter of 2001.

     Time Warner Telecom believes that the net proceeds from the sale of the old notes and the offering of its Class A common stock, the funds generated by operations, the additional availability of funds under its senior secured credit facility and cash and cash equivalents will be sufficient to fund its operations and capital expenditure requirements in accordance with its current business plan.

EFFECTS OF INFLATION

     Historically, inflation has not had a material effect on Time Warner
Telecom.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Time Warner Telecom's interest income is sensitive to changes in the general level of interest rates. In this regard, changes in interest rates can affect the interest earned on Time Warner Telecom's cash equivalents and marketable securities. To mitigate the impact of fluctuations in interest rates, Time Warner Telecom generally enters into fixed rate investing arrangements.

     The following table provides information at December 31, 1999, about Time Warner Telecom's financial instruments that are sensitive to changes in interest rates. For investment securities, the table presents related weighted-average interest rates expected by the maturity dates. These investment securities will mature within one year. At December 31, 1999, the fair value of Time Warner Telecom's fixed rate 9 3/4% Senior Notes due 2008 was $415 million, as compared to a carrying value of $400 million on such date, based on market prices at December 31, 1999.

                                                                2000 MATURITIES
                                                               ------------------
                                                               (DOLLAR AMOUNTS IN
                                                                   THOUSANDS)
Assets
  Marketable securities:
     Shares of money market mutual funds....................        $  4,510
       Average interest rate................................             5.5%
     Certificates of deposit with banks.....................        $ 54,797
       Average interest rate................................             5.3%
     Corporate and municipal debt securities................        $196,455
       Average interest rate................................             5.9%

                                    BUSINESS

OVERVIEW

     Time Warner Telecom is a leading fiber facilities-based integrated communications provider offering local business "last mile" broadband connections for data, high-speed internet access, local voice and long distance services. Time Warner Telecom's customers are principally telecommunications-intensive business end-users, long distance carriers, internet service providers, wireless communications companies and governmental entities. As of January 9, 2001, Time Warner Telecom operated networks in 24 metropolitan markets in the United States and offered switched services in all 24 service areas. On January 10, 2001, Time Warner Telecom substantially expanded its geographic coverage by acquiring substantially all of the assets of GST out of bankruptcy. As a result of the acquisition, Time Warner Telecom added 15 markets in the western United States. Time Warner Telecom expects to activate networks in five additional markets by the end of 2001.

     Time Warner Telecom benefits from its strategic relationship with Time Warner Cable both through access to local right-of-way and construction cost-sharing. As a result, Time Warner Telecom's networks have been constructed primarily through licensing the use of fiber capacity from Time Warner Cable. As of September 30, 2000, Time Warner Telecom's fiber optic networks spanned 9,457 route miles and contained 363,644 fiber miles and Time Warner Telecom offered service to 7,228 on-net and off-net buildings. The recent acquisition of the assets of GST adds to Time Warner Telecom's network 4,210 route miles, 227,674 fiber miles and service to 345 on-net buildings.

BUSINESS STRATEGY

     Time Warner Telecom's primary objective is to be a leading provider to medium- and large-sized businesses of superior telecommunications services through advanced networks in its existing and future service areas. The key elements of Time Warner Telecom's business strategy include the following:

     Leverage Existing Fiber Optic Networks. Time Warner Telecom runs local and regional fiber networks to serve geographic locations where we believe there are large numbers of potential customers. As of September 30, 2000, Time Warner Telecom operated networks that spanned over 9,457 route miles and contained over 363,644 fiber miles. During 1999, Time Warner Telecom deployed a fully managed, fiber-based nationwide infrastructure to ensure that its long-haul internet products provide the capacity and high quality level of service increasingly demanded by its customers. These highly concentrated networks are leased from other carriers and will provide the capacity to serve a substantially larger base of customers with a larger array of products. We believe that Time Warner Telecom's extensive fiber network capacity allows it to:

      -- increase orders substantially from new and existing customers while realizing higher gross margins than non-fiber facilities based carriers;

      -- emphasize its fiber facilities-based services rather than resale of network capacity of other providers; and

      -- provide better customer service because Time Warner Telecom can exert greater control over its services than its competitors that depend on off-net facilities.

     Time Warner Telecom plans to extend its network in its present markets in order to reach additional commercial buildings directly with its fiber facilities. In addition, Time Warner Telecom has deployed new technologies such as dense wave division multiplexing to provide additional bandwidth and higher speed without the need to add additional fiber capacity.

     Enter New Geographic Areas. Time Warner Telecom's strategy is to target metropolitan areas possessing demographic, economic and telecommunications demand profiles that it believes provide it with the potential to generate an attractive economic return. As of January 9, 2001, Time Warner Telecom operated networks in a total of 24 metropolitan areas. The acquisition of the GST assets accelerated Time Warner Telecom's geographic expansion by adding to its network 15 markets in the western United States. Time

Warner Telecom expects to activate networks in five additional markets by the end of 2001 and continuously evaluates other expansion opportunities.

     Expand Switched Services. Time Warner Telecom provided a broad range of switched services in all of its 22 markets as of September 30, 2000. For 1999, revenue from switched services grew by 207% as compared to 1998. Because of the market demand for switched services, Time Warner Telecom has rapidly installed switches in its markets and management expects Time Warner Telecom to derive a growing portion of its revenue from switched services. Time Warner Telecom utilizes high-capacity digital 5ESS switches manufactured by Lucent Technologies Inc. However, as new technologies arise that enable the switching of voice calls over an internet protocol and local area network infrastructure, Time Warner Telecom will evaluate how to best integrate this "softswitch" technology into its infrastructure. Time Warner Telecom has selected Sonus Networks as the initial supplier of this capability/technology and has begun deployment to serve a variety of applications including primary rate interface services and voice over internet protocol.

     Expand Data Services. Data services are becoming increasingly more important to Time Warner Telecom's target end-user and carrier customer base. In particular, Time Warner Telecom believes that the demand for high-speed, high quality local area network and wide area network connectivity will continue to grow over the near term. This demand will grow in support of specific applications such as virtual private networks, website hosting, e-commerce, intranet and internet access. Time Warner Telecom will continue to deliver high-speed traditional transport services, for example, DS1, DS3, OC-n, through its fiber optic networks, but will also focus on the delivery of next generation data networking and converged network services, which means voice and data applications delivered over a common network infrastructure. Time Warner Telecom anticipates that the converged network will be capable of providing applications such as virtual private networking, hosted web and e-mail services and new applications such as unified messaging. Time Warner Telecom believes that key to the evolution of the converged network is delivery of management services along with the network service so that the medium and small business customers in the multi-tenant buildings Time Warner Telecom serves can rely on it to manage the network 24 hours-a-day, 7 days-a-week.

     Target Business Customers. Time Warner Telecom operates networks in metropolitan areas that have high concentrations of medium- and large-sized businesses. These businesses tend to be telecommunications-intensive and are more likely to seek the greater reliability provided by an advanced network such as Time Warner Telecom's. Historically, Time Warner Telecom has focused its sales and marketing efforts on such businesses, as they are potentially high volume users of Time Warner Telecom's services. To drive revenue growth in these markets, Time Warner Telecom is expanding its direct sales force to focus on such business customers while it develops managed services offerings to meet the voice, data and internet needs of those customers. In addition, in order to achieve further economies of scale and network utilization, Time Warner Telecom is targeting smaller business customers in buildings Time Warner Telecom already serves where it can offer a package of network services that may not otherwise be available to those customers.

     Interconnect Service Areas. Time Warner Telecom groups the service areas in which Time Warner Telecom currently operates into geographic clusters across the United States. Time Warner Telecom is in the process of interconnecting certain of its existing markets within regional clusters with owned or licensed fiber optic facilities. The interconnection of service areas is expected to increase Time Warner Telecom's revenue potential and increase margins by addressing customers' regional long distance voice, data and video requirements. Time Warner Telecom began interconnecting its service areas in 1998. The GST asset acquisition included regional fiber networks in the western United States. Time Warner Telecom may sell or swap the former GST regional fiber networks that are not needed for new fiber or conduit.

     Utilize Strategic Relationships with Time Warner Cable. Time Warner Telecom has benefitted from and continues to leverage its relationships with Time Warner Cable, one of the largest multiple system cable operators in the U.S., by licensing and sharing the cost of fiber optic facilities. This licensing arrangement allows Time Warner Telecom to benefit from Time Warner Cable's access to rights-of-way, easements, poles, ducts and conduits. See "Certain Relationships and Related Transactions--Certain Operating Agreements." By leveraging its existing relationship with Time Warner Cable, Time Warner Telecom believes that it can benefit from existing regulatory approvals and licenses, derive economies of scale in network costs and extend its existing networks in a rapid, efficient and cost-effective manner. Furthermore, management believes that the strong awareness and positive recognition of the "Time Warner" brand name contributes to its marketing programs and sales efforts by distinguishing it from its competitors.

     Continue Disciplined Expenditure Program. Time Warner Telecom increases operational efficiencies by pursuing a disciplined approach to capital expenditures. This capital expenditure program requires that prior to making expenditures on a project, the project must be evaluated to determine whether it meets stringent financial criteria such as minimum recurring revenue, cash flow margins and rate of return.

     The telecommunications industry has experienced, and is expected to continue to experience, rapid and significant changes in technology. While Time Warner Telecom believes that, for the foreseeable future, these changes will neither materially affect the continued use of fiber optic cable or digital switches and transmission equipment nor materially hinder Time Warner Telecom's ability to acquire necessary technologies, the effect of technological changes on Time Warner Telecom's business and operations cannot be predicted. Time Warner Telecom believes that its future success will depend, in part, on its ability to anticipate or adapt to these changes and to offer, on a timely basis, services that meet customer demands on a competitive basis. There can be no assurance that Time Warner Telecom will obtain access to new technologies on a timely basis or on satisfactory terms. Any failure by Time Warner Telecom to obtain new technologies could have a material adverse effect on Time Warner Telecom's business, financial condition and results of operations. In addition, Time Warner Telecom's growth plans depend in part upon Time Warner Telecom's ability to obtain fiber capacity at rates that will allow it to generate a reasonable rate of return. We cannot assure you that we will be successful in obtaining such fiber capacity.

SERVICES

     Time Warner Telecom currently provides its customers with a wide range of telecommunications services, including dedicated transmission, local switched, long distance, data and video transmission services and high-speed dedicated internet access services. Time Warner Telecom's dedicated services, which include private line and special access services, use high-capacity digital circuits to carry voice, data and video transmissions from point-to-point in multiple configurations. Switched voice services offered by Time Warner Telecom use high-capacity digital switches to route voice transmissions anywhere on the public switched telephone network. In offering its dedicated transmission and switched services, Time Warner Telecom also provides private network management and systems integration services for businesses that require combinations of various dedicated and switched telecommunications services. Data services provided by Time Warner Telecom allow customers to create their own internal computer networks and access external computer networks and the internet. Time Warner Telecom can provide its customers, including companies in the media industry, with advanced video transport services such as point-to-point, broadcast-quality video to major television networks as well as to advertising agencies and other customers. Internet services provided by Time Warner Telecom include dedicated internet access, website hosting, transport and e-commerce services for business customers and local internet service providers.

  DEDICATED TRANSPORT SERVICES

     Time Warner Telecom currently provides a complete range of dedicated transport services with transmission speeds from 64 kilobits per second to 2.488 gigabits per second to its long distance carrier and end-user customers. All products and services can be used for voice, data, image and video transmission.

     Time Warner Telecom offers the following dedicated transport links:

      -- POP-to-POP Special Access. Telecommunications lines linking the points of presence, or POPs, of one long distance carrier or the points of presence of different long distance carriers in a market, allowing the points of presence to exchange transmissions for transport to their final destinations.

      -- End-user/Long Distance Carrier Special Access. Telecommunications lines between an end-user, such as a large business, and the local points of presence of its selected long distance carrier.

      -- Private Line. Telecommunications lines connecting various locations of a customer's operations, suitable for transmitting voice and data traffic internally.

      -- Transport Arrangement Service. Provides dedicated transport between local exchange carrier central offices and customer designated points of presence of a long distance carrier for transport of local exchange carrier-provided switched access or local exchange carrier-provided special access. This point-to-point service is available at DS1 or DS3 interfaces at both ends. DS1 and DS3 interfaces are standard North American telecommunications industry digital signal formats that are distinguishable by the number of binary digits transmitted per second, or bit rate. DS1 has a bit rate of 1.544 megabits per second and DS3 has a bit rate of 44.736 megabits per second.

     Time Warner Telecom provides the following services that use high-capacity digital circuits to carry voice, data and video transmissions from point to point in flexible configurations involving different standardized transmission speeds and circuit capacities:

      -- broadcast video TV-1, which is the dedicated transport of broadcast quality video signals;

      -- STS-1, which is the full duplex, synchronous optical transmission of digital data on synchronous optical network, or SONET, standards, and eliminates the need to maintain and pay for multiple dedicated lines; and

      -- private network transport service, which is a private, dedicated premium quality service over fully redundant, diverse routed, SONET rings with bandwidth that is dedicated and always available.

     The transmission speeds and circuit capacities used for these services include DSO, DS1, DS3 and SONET OC-N. DSO is a standard North American telecommunications industry digital signal format that has a bit rate of 64 kilobits per second.

  SWITCHED SERVICES

     Time Warner Telecom's switched services provide business customers with local calling capabilities and connections to their long distance carriers. Time Warner Telecom owns, houses, manages and maintains the switches used to provide the services. Time Warner Telecom's switched services include the following:

      -- Business Access Line Service. This service provides voice and data customers quality analog voice grade telephone lines for use at any time. Business access line service provides customers with flexibility in network configurations because lines can be added, deleted and moved as needed.

      -- Access Trunks. Access trunks provide communication lines between two switching systems. These trunks are utilized by private branch exchange customers, which are customers that own and operate a switch on their own premises. Private branch exchange customers use these trunks to provide access to the local, regional and long distance telephone networks. Private branch exchange customers may use either Time Warner Telecom's telephone numbers or their incumbent local exchange carrier-assigned telephone numbers. Customer access to Time Warner Telecom's local exchange services is accomplished by a DS1 digital connection or DS0 analog trunks between the customer's private branch exchange port and Time Warner Telecom's switching centers.

      -- Local Toll Service. This service provides customers with a competitive alternative to incumbent local exchange carrier service for intraLATA toll calls. It is a customized, high-quality local calling plan available to business access line and access trunk customers. Time Warner Telecom works with customers to devise cost-saving programs based on actual usage and calling patterns.

      -- Local Telephone Service. Local telephone service is basic local exchange service which can be tailored to a customer's particular calling requirements. Local telephone service includes operator and directory assistance services, as well as an optional intraLATA toll plan.

      -- Long Distance Service. Long distance service provides the capabilities for a customer to place a voice call from one local calling area to another, including international calling.

      -- Switched Access Service. The connection between a long distance carrier's POP and an end-user's premises that is provided through the switching facilities of a local exchange carrier are referred to as switched access services. These services provide long distance carriers with a switched connection to their customers for the origination and termination of long distance telephone calls.

      -- Other Services. Other services offered by Time Warner Telecom include telephone numbers, listings, customized calling features, voice messaging, hunting, blocking services and two-way, simultaneous voice and data transmission in digital formats over the same transmission line, which is an international standard referred to as integrated services digital network or ISDN.

  DATA TRANSMISSION SERVICES

     Time Warner Telecom offers its customers a broad array of data transmission services that enable customers to create their own internal computer networks and access external computer networks and the internet. In 1996, Time Warner Telecom introduced its native speed local area network inter-networking data service that is used to connect workstations and personal computer users on one or more local area networks. Native speed services avoid the bottleneck problems that are frequently encountered with customary DS1 connections by providing the customer with a circuit that matches the transmission speeds of its local area network. Time Warner Telecom's local area network service provides dedicated circuits, guaranteed transmission capacity and guaranteed bandwidth for virtually all local area network applications. Users can share files and databases as if they are all working on the same computer, or within the same local area network.

     As companies and communications become more sophisticated, there is an increased need for customer access to superior traffic management of sensitive data, video and voice transmission within a single metropolitan area, or between various company operations. Time Warner Telecom's switched data services offer sophisticated switching technology and provide high standards in reliability and flexibility while enabling users to reduce the costs associated with interconnecting architecturally diverse information systems. Time Warner Telecom's data service offerings support evolving high-speed applications, such as multimedia, desktop video conferencing and medical imaging. Time Warner Telecom offers native speed connections to end-users as well as interexchange data carriers. Time Warner Telecom's services allow users to interconnect both high-speed and low-speed local area network environments and to benefit from flexible billing, as well as detailed usage reports.

     In 2000, Time Warner Telecom extended its current base of native local area network services operating at 10 and 100 megabits per second to include gigabit ethernet that operates at 1000 megabits per second, or 1 gigabit per second. This extended bandwidth capacity will allow customers to connect at very high-speeds to the internet, to the application service provider of choice or to other customer locations.

  VIDEO TRANSMISSION SERVICES

     Time Warner Telecom provides broadcast quality digital and analog video link services to its video services customers, including media industry customers, such as television networks, and advertising agencies. Time Warner Telecom's video services include offering broadcast quality, digital channel transmissions that can be provided on a point-to-point or point-to-multipoint basis.

  INTERNET SERVICES

     During 1999, Time Warner Telecom deployed a fiber-based internet protocol backbone connecting Time Warner Telecom's hub cities, including 21 asynchronous transfer mode data switches through which it provides dedicated internet connectivity at speeds of up to DS3. This deployment was accomplished in part through the acquisition of Inc.Net, a regional internet service provider that became a wholly owned subsidiary of Time Warner Telecom in April 1999. Through this operating subsidiary, Time Warner Telecom will manage its data network and new internet products. Although data and internet revenue represented only 4% of total 1999 revenue, Time Warner Telecom expects an increasing portion of its future total revenue to be contributed by these services. Time Warner Telecom is upgrading its internet backbone to include OC-3e and greater capacity.

  LONG DISTANCE SERVICES

     Time Warner Telecom began to offer basic long distance services in 1998 including toll free, calling card and international calling. Time Warner Telecom offers these services primarily to enhance its ability to offer a complete package of services to customers, rather than as core services. The target customers are medium-and small-size business customers. Generally, large businesses tend to obtain their long distance needs directly from the major long distance carriers. Time Warner Telecom offers long distance services in a bundled product because it believes medium- and small-size businesses may prefer to obtain their long distance services from competitive local exchange carriers rather than the major long distance carriers.

  TELECOMMUNICATIONS NETWORKS AND FACILITIES

     Overview. Time Warner Telecom uses advanced technologies and network architectures to develop a highly reliable infrastructure for delivering high-speed, quality digital transmissions of voice, data and video telecommunications. Time Warner Telecom's basic transmission platform consists primarily of optical fiber equipped with high-capacity SONET equipment deployed in fully redundant, self-healing rings. These SONET rings give Time Warner Telecom the capability of routing customer traffic in both directions around the ring, thereby eliminating loss of service in the event of a cable cut. Time Warner Telecom's networks are designed for remote automated provisioning, which allows it to meet customers' real time service needs. Time Warner Telecom extends SONET rings or point-to-point links from rings to each customer's premises over its own fiber optic cable and unbundled facilities obtained from incumbent local exchange carriers. Time Warner Telecom also installs diverse building entry points where a customer's security needs require such redundancy. Time Warner Telecom then places necessary customer-dedicated or shared electronic equipment at a location near or in the customer's premises to terminate the link.

     Time Warner Telecom serves its customers from one or more central offices or hubs strategically positioned throughout its networks. The central offices house the transmission and switching equipment needed to interconnect customers with each other, the long distance carriers and other local exchange networks. Redundant electronics, with automatic switching to the backup equipment in the event of failure, protects against signal deterioration or outages. Time Warner Telecom continuously monitors system components from its network operations center and proactively focuses on avoiding problems rather than merely reacting to trouble.

     Time Warner Telecom adds switched, dedicated and data services to its basic fiber optic transmission platform by installing sophisticated digital electronics at its central offices and nodes and at customer locations. Time Warner Telecom's advanced 5ESS digital telephone switches from Lucent are connected to multiple incumbent local exchange carrier and long distance carrier switches to provide Time Warner Telecom's customers access to telephones in the local market as well as the public switched telephone network. Similarly, in certain markets, Time Warner Telecom provides asynchronous transfer mode switched and local area network multiplexers at its customers' premises and in its central offices to provide high-speed local area network interconnection services.

     Time Warner Telecom's strategy for adding customers is designed to maximize the speed and impact of its marketing efforts while maintaining attractive rates of return on capital invested to connect customers directly to its networks. To initially serve a new customer, Time Warner Telecom may use various transitional links, such as reselling a portion of an incumbent local exchange carrier's network. Once the new customer's communications volume and product needs are identified, Time Warner Telecom may build its own fiber optic connection between the customer's premises and Time Warner Telecom's network to accommodate: (i) the customer's needs; and (ii) Time Warner Telecom's efforts to maximize return on network investment.

     Telecommunications Networks. The following chart sets forth information regarding each of Time Warner Telecom's telecommunications networks as of September 30, 2000:

                                                                              SWITCHED
                                                               NETWORK        SERVICES        TOTAL MSA
                                                             COMMERCIALLY   COMMERCIALLY    SWITCH & DED.
                 METROPOLITAN SERVICE AREA                    AVAILABLE     AVAILABLE(1)   REV. (000'S)(3)
                 -------------------------                   ------------   ------------   ---------------
  Albany, New York(4)......................................    Jul 95         Sep 99             267,380
  Austin, Texas(4).........................................    Sep 94         Apr 97             335,979
  Binghamton, New York(4)..................................    Jan 95         Aug 00              72,726
  Charlotte, North Carolina(4).............................    Sep 94         Dec 97             464,254
  Cincinnati, Ohio(4)......................................    Jul 95         Nov 97             355,080
  Columbus, Ohio(4)........................................    Mar 91         Jul 97             305,953
  Dallas, Texas............................................    Sep 99         Sep 99             941,038
  Fayetteville, North Carolina(4)..........................    Apr 00         Apr 00              42,249
  Greensboro, North Carolina(4)............................    Jan 96         Sep 99             295,136
  Honolulu, Hawaii(4)......................................    Jun 94         Jan 98             193,977
  Houston, Texas(4)........................................    Jan 96         Sep 97           1,062,643
  Indianapolis, Indiana(4).................................    Sep 87         Dec 97             311,261
  Jersey City, New Jersey..................................    Jul 99         Jul 99             140,162
  Manhattan, New York(4)...................................    Feb 96         Feb 98           2,396,091
  Memphis, Tennessee(4)....................................    May 95         May 97             222,876
  Milwaukee, Wisconsin(4)..................................    Feb 96         Sep 97             330,056
  Orlando, Florida(4)......................................    Jul 95         Jul 97             741,266
  Raleigh, North Carolina(4)...............................    Oct 94         Sep 97             263,492
  Rochester, New York(4)...................................    Dec 94         Feb 95             315,849
  San Antonio, Texas(4)....................................    May 93         Nov 97             354,157
  San Diego, California(4).................................    Jun 95         Jul 97             556,694
  Tampa, Florida(4)........................................    Dec 97         Jan 98             863,010
                                                                                              ----------
  SUBTOTAL.................................................                                   10,831,329
UNDER CONSTRUCTION (AS OF SEPTEMBER 30, 2000)
  Dayton, Ohio(4)..........................................    Nov 00         Nov 00             173,666
  Orange County, California................................    Jan 01         Jan 01             654,629
  Chicago, Illinois........................................     TBD             TBD            1,905,181
  Columbia, South Carolina.................................     TBD             TBD               89,167
  Atlanta, Georgia.........................................     TBD             TBD            1,003,189
  Minneapolis, Minnesota...................................     TBD             TBD              510,442
  Denver, Colorado.........................................     TBD             TBD              516,168
  SUBTOTAL.................................................                                    4,852,442
                                                                                              ----------
TIME WARNER TELECOM TOTAL..................................                                   15,683,771
GST CITIES
  Albuquerque, New Mexico..................................    Jan 96         Sep 97             123,479
  Bakersfield, California..................................    Nov 96         Mar 98             108,855
  Boise, Idaho.............................................    May 97         Mar 98              77,567
  Fresno, California.......................................    Nov 98         Mar 98             162,719
  Houston, Texas...........................................    Mar 98         Mar 98           1,062,643
  Los Angeles, California(2)...............................    Dec 96         Jul 97           3,121,749
  Oakland, California(5)...................................    Sep 97         Nov 97             588,183
  Phoenix, Arizona.........................................    Feb 94         Aug 97             581,185
  Portland, Oregon.........................................    Mar 98         Mar 98             392,329
  Sacramento, California...................................    Jul 99           --               307,330
  San Francisco, California................................    Sep 97         Mar 98             489,894
  San Luis Obispo, California..............................    Mar 98         Dec 97              48,530
  Santa Barbara, California................................    Jun 98         June 98             82,682
  Seattle, Washington(6)...................................    Dec 99         Jan 99             573,533
  Spokane, Washington......................................    Sep 96         Dec 97             102,589

                                                                              SWITCHED
                                                               NETWORK        SERVICES        TOTAL MSA
                                                             COMMERCIALLY   COMMERCIALLY    SWITCH & DED.
                 METROPOLITAN SERVICE AREA                    AVAILABLE     AVAILABLE(1)   REV. (000'S)(3)
                 -------------------------                   ------------   ------------   ---------------
  Tucson, Arizona..........................................    Sep 95         Sep 97             146,121
                                                                                              ----------
                                                              ---------      ----------
                                                                                              ----------
GST TOTAL..................................................                                    7,969,388
                                                                                              ----------
TOTAL TIME WARNER TELECOM AND GST(7).......................                                   21,935,887
                                                                                              ==========

------------

(1) Date of "Switched Services Commercially Available" is the first date on which switched services were provided to a customer of Time Warner Telecom, or GST, as the case may be.

(2) Includes Los Angeles, Riverside and Ventura.

(3) Metropolitan statistical area business lines data are modeled from Statistics of Communications Common Carrier 1999 Business Data.

(4) Metropolitan statistical areas in which Time Warner Telecom obtains or expects to obtain fiber capacity through licensing agreements with Time Warner Cable. See "Certain Relationships and Related Transactions--Certain Operating Agreements."

(5) Includes Oakland and Stockton MSAs.

(6) Does not include 75 miles of conduit in Seattle.

(7) Total adjusted to include Houston and Orange County only once to reflect true MSA total after both companies are combined.

     Information Systems Infrastructure. Time Warner Telecom uses advanced technology in its information systems infrastructure. Time Warner Telecom also uses a centrally deployed series of client server platforms and relational database servers to provide cost effective nationwide computing support. These services and products enable employees to support customers directly, manage the telephony infrastructure and report and manage trouble resolution. The computing infrastructure strategy enables Time Warner Telecom to mix and match platforms to create the best compliment of computing engines to meet its specific business needs. This includes telephony ordering, provisioning, inventory, engineering, installation, billing, decision support and customer care business functions. The strategy of buying "off the shelf" products and integrating them into Time Warner Telecom's existing information systems infrastructure versus utilizing several stand-alone applications supports a more responsive and flexible environment that better suits the needs of a nimble market competitor. Time Warner Telecom's information systems provide real time support of network operations and deliver data at the network, regional and corporate level, and can sort by customer and vendor. The systems selected or built utilize open system standards and architectures, thus allowing maximum interoperability with third parties' systems. Time Warner Telecom's Information Systems Development teams have developed competencies in application integration using the latest in Enterprise Application products and strategies. Time Warner Telecom has implemented an enterprise resource system, which provides improved real-time management information for Time Warner Telecom's financial, procurement and human resource functions. Time Warner Telecom's Business Systems Analysis teams have supported the identification and implementation of new revenue assurance platforms and billing platform enhancements which improve revenue stream accuracy.

     Network Monitoring and Management. Time Warner Telecom provides a single point of contact for all of its customers and consolidates all of its systems support, expertise and technical training at its network operations center in Greenwood Village, Colorado. With approximately 850 technicians and customer service representatives dedicated to providing superior customer service, Time Warner Telecom is able to quickly correct, and often anticipate, problems that may arise in its networks. Time Warner Telecom provides 24 hour-a-day, 7 days-a-week surveillance and monitoring of networks to achieve its network reliability and performance targets. Network analysts monitor real-time alarm, status and performance information for network circuits, which allows them to react swiftly to repair network trouble. The acquisition of GST's assets provides Time Warner Telecom with a second network operations center, in Vancouver, Washington. In order to avoid interruption in the ongoing business being conducted with the GST assets, Time Warner Telecom will operate the former GST network operations center in parallel with its Greenwood Village network operation center to monitor the newly acquired local and intercity networks. Time Warner Telecom expects to integrate the two network operations centers within the next two years to three years.

     Network Development and Application Laboratory. Time Warner Telecom's network development and application laboratory is a comprehensive telecommunications technology, applications and services development laboratory, equipped with advanced systems and equipment, including those used by Time Warner Telecom in the operation of its local digital networks. The center is designed to provide a self-contained testing and integration environment, fully compatible with Time Warner Telecom's digital networks, for the purposes of:

      -- verifying the technical and operational integrity of new equipment prior to installation in the networks;

      --   developing new services and applications;

      -- providing a realistic training environment for technicians, engineers and others; and

      -- providing a network simulation environment to assist in fault isolation and recovery.

     Technologies currently under evaluation in the laboratory include dense wave division multiplexing equipment from new vendors, optical bandwidth management, internet protocol telephony, including components used to service next generation softswitches, media gateway technologies, Signaling System 7 gateway systems and related data applications.

     Billing Systems. Time Warner Telecom contracts with outside vendors for customer billing. Time Warner Telecom has licensed a system for switched services billing that it operates on its own equipment and has a service bureau arrangement with another vendor for dedicated transport service and interconnection billing. Since GST used different billing systems than Time Warner Telecom, Time Warner Telecom plans to continue to bill former GST customers and new customers in former GST markets under the GST billing systems until all billing can be converted to Time Warner Telecom's system. This conversion is planned for 2002, after Time Warner Telecom integrates all of the ordering systems. See "Risk Factors--We depend on third party vendors for information systems."

NETWORK DESIGN AND CONSTRUCTION

     In order to take advantage of its relationship with Time Warner Cable, Time Warner Telecom has constructed most of its existing networks in selected metropolitan statistical areas served by Time Warner Cable's fiber optic infrastructure. This has allowed Time Warner Telecom to develop, in a cost-efficient way, an extensive network in each of its metropolitan statistical areas. As of September 30, 2000, Time Warner Telecom's networks spanned 9,457 route miles, contained 363,644 fiber miles and offered service to 7,228 on-net and off-net buildings with DS-O equivalent circuits.

     Time Warner Telecom plans to activate its networks in five additional metropolitan statistical areas by the end of 2001, using its relationship with Time Warner Cable or other fiber providers, or by developing the networks in-house, whichever is most effective and economical. Before deciding to construct or acquire a network in a particular metropolitan statistical area, Time Warner Telecom's corporate planning group reviews the demographic, economic, competitive and telecommunications demand characteristics of the metropolitan statistical area, including its location, the concentration of potential business, government and institutional end-user customers, the economic prospects for the area, available data regarding long distance carrier and end-user special access and switched access transport demand and actual and potential competitive access provider and competitive local exchange carrier competitors. Market demand is estimated on the basis of market research performed by Company personnel and others, utilizing a variety of data including estimates of the number of interstate access and intrastate private lines in the metropolitan statistical area based primarily on FCC reports and commercial databases. This process has enabled Time Warner Telecom to reduce its start-up costs and shorten lead times.

     If a particular metropolitan statistical area targeted for development is found to have sufficiently attractive demographic, economic, competitive and telecommunications demand characteristics, Time Warner Telecom's network planning and design personnel design a network targeted to provide access to the major long distance carrier, points of presence and the incumbent local exchange carrier's principal central office(s) in the metropolitan statistical area. Consistent with Time Warner Telecom's disciplined capital expenditure program, distribution rings are designed to cover strategic or highly concentrated business parks and downtown metropolitan areas. Through a combination of its own network and the use of Type II circuits purchased from the incumbent local exchange carrier to reach low density areas where Time Warner Telecom cannot economically build facilities, Time Warner Telecom can serve virtually any customer within the metropolitan statistical area it serves.

     Based on the data obtained through the foregoing process, in connection with either the construction or an acquisition of a network, Time Warner Telecom develops detailed financial estimates based on the anticipated demand for its current services. If the financial estimates meet or exceed Time Warner Telecom's minimum rate of return thresholds using a discounted cash flow analysis, Time Warner Telecom's corporate planning personnel prepare a detailed business and financial plan for the proposed network.

     Prior to commencing construction, Time Warner Telecom's local staff, working together with Time Warner Cable, where applicable, obtains any needed city franchises, permits or other municipal requirements to initiate construction and operate the network. In some cities, a construction permit is all that is required. In other cities, a right-of-way agreement or franchise may also be required. Such agreements and franchises are generally for a term of limited duration. In addition, the Telecommunications Act of 1996 requires that local governmental authorities treat all telecommunications carriers in a competitively neutral, non-discriminatory manner. Time Warner Telecom's current right-of-way agreements and franchises expire in years ranging from 2008 to 2015. City franchises often require payment of franchise fees that in some cases can be directly passed through on customers' invoices. Time Warner Telecom's local staff also finalizes arrangements for other needed rights-of-way. Rights-of-way are typically licensed from Time Warner Cable under multi-year agreements with renewal options and are generally non-exclusive. See "Certain Relationships and Related Transactions--Certain Operating Agreements." Time Warner Telecom leases underground conduit and pole space and other rights-of-way from entities such as local exchange carriers and other utilities, railroads, long distance providers, state highway authorities, local governments and transit authorities. The Telecommunications Act of 1996 requires most utilities, including most local exchange carriers and electric companies, to afford competitive access providers and competitive local exchange carriers access to their poles, conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions.

     Time Warner Telecom's networks are constructed to cost-effectively access areas of significant commercial end-user telecommunications traffic, as well as the points of presence of most long distance carriers and cellular companies and the principal local exchange carrier central offices in a metropolitan statistical area. Time Warner Telecom establishes general requirements for network design, and internally engineers the contemplated network and the required deployment. Construction and installation services are provided by independent contractors, including Time Warner Cable, selected through a competitive bidding process. Company personnel provide project management services, including contract negotiation and supervision of the construction, testing and certification of all facilities. The construction period for a new network varies depending upon the number of route miles to be installed, the initial number of buildings targeted for connection to the network, the general deployment of the network and other field conditions. Networks that Time Warner Telecom has installed to date generally have become operational within nine to twelve months after the beginning of construction.

EQUIPMENT SUPPLY

     Time Warner Telecom acquires Lucent 5ESS digital switches pursuant to an exclusive vendor agreement which provides for discounted pricing. The Lucent agreement expires in June 2002 and is renewable for up to four additional years upon the parties' mutual agreement. The Lucent agreement provides that if Time Warner Telecom purchases digital switches from a vendor other than Lucent during the term of the agreement, Lucent, among other things, may discontinue the agreed upon discounted pricing on all future orders, renegotiate higher prices for digital switches and may not be liable for failures to meet certain delivery and installation schedules on future orders.

CUSTOMERS AND SALES AND MARKETING

     Time Warner Telecom's customers are principally telecommunications-intensive medium- and large-sized businesses, long distance carriers, internet service providers, wireless communications companies, other local providers and various governmental entities. Historically, Time Warner Telecom's customers were primarily long distance carriers. While Time Warner Telecom's long distance carrier business has grown by approximately 98% in 1999 over 1998, it has declined as a proportion of total revenue from approximately 26% of Time Warner Telecom's total 1998 revenue to approximately 24% of Time Warner Telecom's total 1999 revenue. Of this long distance carrier revenue, approximately 72% is directed by the end-user customer rather than the long distance carrier since an end user may switch long distance carriers while retaining Time Warner Telecom as its local exchange carrier.

     Time Warner Telecom has substantial business relationships with a few large customers. For the nine months ended September 30, 2000, Time Warner Telecom's top ten customers accounted for approximately 46% of its total revenue. Time Warner Telecom's largest customer for the nine months ended September 30, 2000, MCI Worldcom, Inc. and its affiliates, accounted for more than 10% of Time Warner Telecom's total revenue. However, a portion of that revenue results from traffic that is directed to Time Warner Telecom by customers that have selected that long distance carrier. No other customer, including customers who direct their business through long distance carriers, accounted for 10% or more of revenue.

     Time Warner Telecom recently entered into an agreement with AT&T that specifies the terms under which AT&T will purchase certain switched and dedicated services in selected metropolitan statistical areas of Time Warner Telecom. The agreement, but not the individual services purchased under the agreement, has a five year term ending on December 31, 2005, with a one year rollover term that AT&T may elect at its option. The agreement may be terminated in whole or in part under specified circumstances of default prior to that time. Certain affiliates of AT&T are also eligible to purchase services under the agreement. The agreement settles the dispute process triggered by Time Warner Telecom in December 1999 under its past agreement with AT&T. The dispute involved the appropriate billing rates for switched access services.

     Time Warner Telecom provides incentives to its sales force to negotiate service contracts that have a minimum term of one year, and provides enhanced commissions to its sales force for executing agreements with terms of three years or greater. Currently, more than half of service agreements have a duration of greater than three years.

     Time Warner Telecom's marketing emphasizes its:

      --   reliable, facilities-based networks;

      --   flexibly priced, bundled products and services;

      --   responsive customer service orientation; and

      -- integrated operations, customer support and network monitoring and management systems.

     Time Warner Telecom's centrally managed customer support operations are designed to facilitate the processing of orders for changes and upgrades in customer services. To reduce the inherent risk in bringing new and untested telecommunications products and services to a dynamically changing market, Time Warner Telecom introduces its products and services once market demand develops and offers them in diversified, competitively-priced bundles, thereby increasing usage among its existing customers and attracting new customers. The services offered by Time Warner Telecom are typically priced at a discount to the prices of the incumbent local exchange carriers.

     With a direct sales force in each of its service areas along with regional and national sales support, Time Warner Telecom targets medium- and large-sized telecommunications-intensive businesses in the areas served by its networks. Compensation for Time Warner Telecom's sales representatives is based primarily on commissions that are tied to sales generated. Time Warner Telecom's customers include financial services firms, health care, media, telecommunications services and high tech companies and various governmental institutions. In addition, Time Warner Telecom markets its services through sales agents, landlords, advertisements, trade journals, media relations, direct mail and participation in trade conferences.

     Time Warner Telecom also targets long distance carriers, internet service providers, large, strategic business accounts and wireless telephone companies through its national sales organization. Time Warner Telecom has master services agreements, which generally set forth technical standards, ordering processes, pricing methodologies and service grade requirements, but do not guarantee any specified level of business for Time Warner Telecom, with a significant number of the long distance carriers, including AT&T, MCI-WorldCom, Sprint Corporation, and Qwest Communications. By providing long distance carriers with a local connection to their customers, Time Warner Telecom enables them to avoid complete dependence on the incumbent local exchange carriers for access to customers and to obtain a high quality and reliable local connection. Time Warner Telecom provides a variety of transport services and arrangements that allow long distance carriers to connect their own switches in both local areas, or intra-city, and in wide areas, or inter-city. Additionally, long distance carriers may purchase Time Warner Telecom's transport services that allow them to connect their switch to an incumbent local exchange carrier switch and to end-user locations directly. Time Warner Telecom's advanced networks allow it to offer high volume business customers and long distance carriers uniformity of services, pricing, quality standards and customer service.

CUSTOMER SERVICE

     With approximately 850 expert technicians and customer service representatives at September 30, 2000, Time Warner Telecom provides its customers with continuous support and superior service. To serve its customers, account representatives are assigned to Time Warner Telecom's customers to act as effective liaisons with Time Warner Telecom. Technicians and other support personnel are available in each of Time Warner Telecom's service areas to react to any network failures or problems. In addition, the network operations center provides 24 hour-a-day, 7 days-a-week surveillance and monitoring of networks to maintain Time Warner Telecom's network reliability and performance. See "--Telecommunications Networks and Facilities--Network Monitoring and Management."

COMPETITION

     Time Warner Telecom believes that the principal competitive factors affecting its business are, and will continue to be:

      --   pricing;

      -- the availability of proven support systems for Time Warner Telecom's back office systems, including provisioning and billing;

      --   competition for skilled, experienced personnel; and

      --   regulatory decisions and policies that promote competition.

     Time Warner Telecom believes that it competes favorably with other companies in the industry or is impacted favorably with respect to each of these factors. The technologies and systems which provide back office support for the competitive local exchange carrier industry are nascent and may not keep pace with the growth of order volume, integration with other systems, and production of required information for systems managers. The best personnel in all areas of Time Warner Telecom's operations are in demand by the numerous participants in the highly specialized competitive local exchange carrier industry. While Time Warner Telecom's employee base is generally stable, it is anticipated that others in the industry will continue to demand high quality personnel and will thus drive pressure to maintain extremely competitive compensation and benefits packages in addition to an attractive work environment. Regulatory environments at both the state and Federal level differ widely and have considerable influence on Time Warner Telecom's market and economic opportunities and resulting investment decisions. Time Warner Telecom believes it must continue monitoring regulatory developments and remain active in its participation in regulatory issues.

     Services substantially similar to those offered by Time Warner Telecom are also offered by the incumbent local exchange carriers, which include Verizon Corporation, BellSouth Corporation, Qwest Communications and SBC Communications, Inc. Time Warner Telecom believes that many incumbent local exchange carriers may have competitive advantages over Time Warner Telecom. Incumbent local exchange carriers generally benefit from their long-standing relationships with customers and greater technical and financial resources. The incumbent local exchange carriers have the potential to subsidize services of the type offered by Time Warner Telecom from service revenue in unrelated businesses. While regulatory initiatives that allow competitive local exchange carriers such as Time Warner Telecom to interconnect with incumbent local exchange carrier facilities and provide increased business opportunities for Time Warner Telecom, such interconnection opportunities have been accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the incumbent local exchange carriers. In addition, in most of the metropolitan areas in which Time Warner Telecom currently operates, at least one, and sometimes many, other competitive access providers or competitive local exchange carriers offer substantially similar services at substantially similar prices to those of Time Warner Telecom.

     Many communications services can be provided without incurring an incremental charge for an additional unit of service. For example, there is virtually no marginal cost for a carrier to transmit a call over its own network. As a result, once there are several facilities-based carriers providing a service in a given market, price competition is likely and can be severe. As a result, Time Warner Telecom has experienced price competition, which is expected to continue. In each of its service areas, additional competitors could build facilities. If additional competitors build facilities in Time Warner Telecom's service areas, this price competition may increases significantly.

     Time Warner Telecom also faces competition from new entrants in the local services business who may also be better established and have greater financial resources. Other competitive local exchange carriers, competitive access providers, cable television companies, electric utilities, long distance carriers, microwave carriers, wireless telephone system operators and private networks built by large end-users currently do, and may in the future, offer services similar to those offered by Time Warner Telecom.

     Time Warner Telecom believes that the Telecommunications Act of 1996 will provide increased business opportunities by opening all local markets to competition. The Telecommunications Act of 1996:

      -- requires all local exchange providers to offer their services for resale;

      -- requires incumbent local exchange carriers to provide increased direct interconnection;

      -- requires incumbent local exchange carriers to offer network elements on an unbundled basis; and

      -- requires incumbent local exchange carriers to offer the services they provide to end-users to other carriers at wholesale rates.

     However, under the Telecommunications Act of 1996, the FCC and some state regulatory authorities may provide incumbent local exchange carriers with increased flexibility to reprice their services as competition develops and as incumbent local exchange carriers allow competitors to interconnect to their networks. In addition, some new entrants in the local market may price certain services to particular customers or for particular routes below the prices charged by Time Warner Telecom for services to those customers or for those routes, just as Time Warner Telecom may itself underprice those new entrants for other services, customers or routes. If the incumbent local exchange carriers and other competitors lower their rates and can sustain significantly lower prices over time, this may adversely affect revenue of Time Warner Telecom if it is required by market pressure to price at or below the incumbent local exchange carriers' prices. If regulatory decisions permit the incumbent local exchange carriers to charge competitive access providers and competitive local exchange carriers substantial fees for interconnection to the incumbent local exchange carriers' networks or afford incumbent local exchange carriers other regulatory relief, such decisions could also have a material adverse effect on Time Warner Telecom.

     However, Time Warner Telecom believes that the negative effects of the Telecommunications Act of 1996 may be more than offset by:

      -- the increased revenue available as a result of being able to address the entire local exchange market;

      --   reciprocal compensation with the incumbent local exchange carrier;

      -- obtaining access to off-network customers through more reasonably priced expanded interconnection with incumbent local exchange carrier networks; and

      -- a shift by long distance carriers to purchase access services from competitive access providers and competitive local exchange carriers instead of incumbent local exchange carriers.

     Time Warner Telecom cannot assure you, however, that these anticipated results will offset completely the effects of increased competition as a result of the Telecommunications Act of 1996.

     The current trend of business combinations and alliances in the telecommunications industry, including mergers between subsidiaries of Bell operating companies, between Bell operating companies and other incumbent local exchange carriers or competitive local exchange carriers, and between major long distance carriers and competitive local exchange carriers, may create significant new competitors for Time Warner Telecom and may result in competitors favoring the use of their subsidiaries and division for services provided by Time Warner Telecom. For example, Bell Atlantic has acquired the local exchange carriers owned by NYNEX, and SBC, corporate parent of Southwestern Bell Telephone Company, has acquired Southern New England Telephone and Pacific Telesis. In addition, SBC and Ameritech have merged, as have Bell Atlantic and GTE Corporation, with the combined company renamed Verizon, Qwest Communications has completed its acquisition of U S WEST, now renamed Qwest. In July 1998, AT&T acquired TCG, a competitor of Time Warner Telecom, and in March 1999, AT&T acquired Tele-Communications, Inc., a major cable operator. In addition, several other competitive local exchange carrier ("CLEC") consolidations have been announced, including Worldcom's acquisition of Intermedia Communications and McLeod USA's acquisition of CapRock Communications.

     In addition, the Telecommunications Act of 1996 allows the regional Bell operating companies and others such as electric utilities to enter the long distance market. Certain of the regional Bell operating companies have begun providing out-of-region long distance services across local access and transport areas, or interLATA. When a regional Bell operating company obtains authority to provide in-region interLATA services, it will be able to offer customers both local and long distance telephone services. Given the market power the regional Bell operating companies currently possess in the local exchange market, the ability to provide both local and long distance services is expected to make the regional Bell operating companies very strong competitors. Certain regional Bell operating companies are actively working to satisfy prerequisites for entry into the in-region long distance business. To date, only two Bell Operating Companies--Bell Atlantic (now Verizon) in New York, and SBC in Texas--have been granted authority under Section 271 to provide in-region InterLATA service. However, Verizon has applied to the FCC for Section 271 Authority to provide interLATA service in Massachusetts, and it is expected that additional applications for Section 271 authority will be submitted to the FCC in the future. SBC has requested Section 271 Authority for Kansas and Oklahoma.

     The WTO agreement on basic telecommunications services which became effective in 1998 could increase Time Warner Telecom's competition for telecommunications services both domestically and internationally. Under this agreement, the United States and other members of the WTO committed themselves to opening their telecommunications markets to competition and foreign ownership and to adopting regulatory measures to protect competitors against anticompetitive behavior by dominant telephone companies. As part of the U.S. government's implementation of the WTO agreement, the FCC has established new rules making it easier for foreign carriers to enter the U.S. telecommunications market. See "Business--Government Regulation." Additional competition will arise from internet service providers as they begin to deliver advanced communications services (e.g., internet protocol telephony) over their networks. Some of these internet service providers benefit from the very large scale of their backbones because of their or their affiliates' other businesses (e.g., Sprint owns its own backbone and benefits through its long haul assets). At this time, it has not yet been determined whether to subject internet protocol telephony to the same regulatory requirements as are applicable to traditional telecommunications services, including, for example, the obligation to support universal service and the requirement to pay access charges to local exchange carriers.

     To the extent Time Warner Telecom interconnects with and uses incumbent local exchange carrier networks to service its customers, Time Warner Telecom will be dependent upon the technology and capabilities of the incumbent local exchange carriers to meet certain telecommunications needs of Time Warner Telecom's customers and to maintain its service standards. Time Warner Telecom will become increasingly dependent on interconnection with incumbent local exchange carriers as switched services become a greater percentage of Time Warner Telecom's business. The Telecommunications Act of 1996 imposes interconnection obligations on incumbent local exchange carriers; however, such interconnection requires the negotiation of interconnection and collocation agreements with the incumbent local exchange carriers, which can take considerable time, effort and expense and are subject to Federal and state regulation. Time Warner Telecom cannot assure you that it will be able to obtain the interconnection it requires at rates, and on terms and conditions, that permit Time Warner Telecom to offer switched services at rates that are both competitive and profitable. In the event that Time Warner Telecom experiences difficulties in obtaining high quality, reliable and reasonably priced service from the incumbent local exchange carriers, the attractiveness of Time Warner Telecom's services to its customers could be impaired.

     Historically, Time Warner Telecom has been able to build new networks and expand existing networks in a timely and economical manner through strategic arrangements such as leasing fiber optic cable from Time Warner Cable, which already possesses rights-of-way. Time Warner Telecom intends to use its experience and presence in the telecommunications industry to fully exploit its available capacity, further develop and expand its existing telecommunications infrastructure and offer a diversified range of products and services in competitively priced bundles.

GOVERNMENT REGULATION

     Historically, interstate and foreign communication services were subject to the regulatory jurisdiction of the FCC, and intrastate and local telecommunications services were subject to regulation by state public service commissions. With the enactment of the Telecommunications Act of 1996, competition in all telecommunications market segments, including interstate and intrastate, local and long distance, became matters of national policy. Time Warner Telecom believes that the national policy fostered by the Telecommunications Act of 1996 has contributed to significant market opportunities for Time Warner Telecom. As Federal and state regulatory commissions have largely implemented the provisions of the Telecommunications Act of 1996, Time Warner Telecom believes that future regulation will focus largely on enforcement of carrier-to-carrier requirements under the law and consumer protection measures.

     Telecommunications Act of 1996. The Telecommunications Act of 1996 is intended to increase competition in local telecommunications services by requiring incumbent local exchange carriers to interconnect their networks with competitive local exchange carriers. The Telecommunications Act of 1996 imposes a number of access and interconnection requirements on all local exchange carriers, including competitive local exchange carriers, with additional requirements imposed on incumbent local exchange carriers. Competitive local exchange carriers and incumbent local exchange carriers are required to attempt to negotiate interconnection agreements for at least 135 days. During these negotiations, the parties may submit disputes to state regulators for mediation and, after the negotiation period has expired, the parties may submit outstanding disputes to state regulators for arbitration. Time Warner Telecom has executed interconnection agreements with the incumbent local exchange carriers in each of the markets in which it offers switched services and has negotiated, or is negotiating, secondary interconnection arrangements with carriers whose territories are adjacent to Time Warner Telecom's for intrastate intraLATA toll traffic and extended area services. Many of these agreements expired in 1999 or 2000, and Time Warner Telecom is in the process of negotiating new contracts. Typically, the expired agreements allow Time Warner Telecom to continue to exchange traffic with the other carrier pending execution of a new agreement. Incumbent local exchange carriers are seeking
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

renegotiation of certain terms and conditions, including reciprocal compensation for internet service provider-bound traffic. Time Warner Telecom cannot predict the outcome of the negotiations, especially in light of pending legal and regulatory actions pertaining to reciprocal compensation, as described below.

     Under the Telecommunications Act of 1996, the FCC was required to establish rules and regulations to implement the local competition provisions of the Telecommunications Act of 1996 within six months of enactment. In August 1996, the FCC issued two reports and orders promulgating rules to govern interconnection, resale, unbundled network elements, and the pricing of those facilities and services, as well as rules to govern, among other things, the dialing parity requirements of the Telecommunications Act of 1996. Certain incumbent local exchange carriers and states challenged the authority of the FCC to issue these rules.

     On January 25, 1999, the Supreme Court issued a decision upholding most of the FCC's rules with respect to interconnection, resale and the dialing parity rule and confirming the FCC's jurisdiction to issue national pricing rules for interconnection, unbundled network elements and resale. However, the Supreme Court did not address the lawfulness of the pricing rules established by the FCC. The Supreme Court also reinstated the FCC's rule that requires the incumbent local exchange carriers to offer network elements in combined form where those elements are already combined in the incumbent local exchange carrier's networks. This potentially enables non-facilities-based carriers to obtain all of the network elements necessary to serve end-users without making capital investments. Time Warner Telecom believes that the availability of combined platforms of network elements at prices based on the FCC's Total Element Long Run Incremental Cost standard could create economic incentives for new competitors to enter local markets through acquisition of incumbent local exchange carrier network element platforms rather than by investing in their own network facilities as Time Warner Telecom does.

     The Court also vacated a rule requiring incumbent local exchange carriers to make available to requesting carriers any of the network elements within the FCC's definition of that term. The Court remanded to the FCC for further consideration the criteria for determining what constitutes an unbundled network element and what network elements must be provided based on the availability standards of the Telecommunications Act of 1996. In response to the Court's remand, the FCC conducted a further rulemaking proceeding. In its November 1999 order, the FCC reaffirmed the necessity for continued incumbent local exchange carrier provision of most of the original unbundled network elements, but allowed incumbent local exchange carriers to withdraw the local switching element in the highest density areas of the top 50 metropolitan statistical areas. The withdrawal of the local switching element also effectively withdraws the unbundled network element platform in those same high-density areas. The FCC also declined to allow the combination of loop and transport by regional Bell operating companies purely for the provision of interexchange special access services. This issue is pending final resolution in a separate proceeding.

     On July 18, 2000, the U.S. Court of Appeals for the Eighth Circuit issued a decision in which it concluded that the FCC's pricing rule based on the Total Element Long-Run Incremental Cost standard was unlawful, and vacated that rule and remanded the matter to the FCC for further consideration. In September 2000, that same court stayed its ruling pending review of the rules by the Supreme Court. On January 22, 2001, the Supreme Court granted certiorari and agreed to hear the case during the October 2001 term. The Supreme Court has also agreed to review another court of appeals decision involving the lawfulness of the TELRIC standard for purposes of establishing universal service contributions. Elimination of the TELRIC pricing standard could increase the costs to Time Warner Telecom of interconnection and of obtaining network elements from incumbent LECs.

     The Telecommunications Act of 1996 provides a detailed list of items that are subject to interconnection negotiations, as well as a detailed set of duties for all affected carriers. All local exchange carriers, including Time Warner Telecom, have a duty to:

             - not unreasonably limit the resale of their services;

             - provide number portability if technically feasible;

             - provide dialing parity to competing telecommunications providers;

             - provide access to poles, ducts and conduits; and

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

             - establish reciprocal compensation arrangements for the transport and termination of telecommunications.

     Time Warner Telecom has fully complied with these requirements. Time Warner Telecom does not restrict the resale of its services, engages in reciprocal compensation arrangements, provides dialing parity, and provides full number portability, satisfying four of the five requirements. Time Warner Telecom generally licenses poles, ducts and conduits, and therefore owns few such rights-of-way subject to the requirement to make them available to other carriers.

     Pursuant to the requirements of the Telecommunications Act of 1996 and the FCC's rules under the Telecommunications Act of 1996, Time Warner Telecom is required to compensate other local exchange carriers for termination of local exchange traffic originated by Time Warner Telecom. Conversely, Time Warner Telecom is entitled to receipt of compensation from other local exchange carriers when it terminates local exchange traffic originated by other local exchange carriers. This requirement is commonly referred to as reciprocal compensation. Time Warner Telecom, like other competitive local exchange carriers, receives reciprocal compensation from incumbent local exchange carriers for local calls it terminates at the premises of internet service providers. Incumbent local exchange carriers have attempted to persuade state commissions and the FCC that such traffic is not local traffic and that such traffic should not be subject to reciprocal compensation. To date, nearly every state commission which has considered the issue has concluded that local traffic terminated at internet service provider locations is local traffic and is subject to reciprocal compensation under state-approved interconnection agreements. However, on February 26, 1999, the FCC issued a declaratory ruling in which it concluded that telecommunications traffic delivered to internet service provider locations in a local exchange was not local traffic, but rather was largely interstate or foreign traffic. At the same time, the FCC sought comment on proposed rules to govern reciprocal compensation for such internet-bound traffic. On March 24, 2000, the U.S. Court of Appeals for the District of Columbia Circuit vacated the FCC ruling on the basis that the FCC had not adequately explained its conclusion that such traffic was interstate or foreign. Presently, the FCC is reconsidering its jurisdictional determination in light of the court of appeals decision and is still considering whether to adopt a rule governing reciprocal compensation for internet-bound traffic. Pending completion of that further rulemaking, determinations of whether reciprocal compensation should be paid on traffic terminated at internet service provider locations will be made by state commissions and under the terms of approved interconnection agreements. Incumbent local exchange carriers have continued attempts to persuade the FCC and state commissions that traffic delivered to internet service providers should not be subject to reciprocal compensation. In addition, legislation has been introduced in Congress which would prohibit payment of reciprocal compensation on traffic routed to internet service providers. Time Warner Telecom cannot predict the outcome of those proceedings or whether legislation affecting reciprocal compensation will be enacted. In some cases Time Warner Telecom's right to receive reciprocal compensation for traffic destined for its internet service provider customers is contractually dependent on the outcome of the FCC rulemaking and pending state proceedings addressing reciprocal compensation for internet service provider traffic generally. In some cases, decisions by state commissions that reciprocal compensation is payable to Time Warner Telecom for internet service provider traffic are under appeal in federal courts. Exclusion of such traffic from reciprocal compensation requirements will reduce the revenue received by Time Warner Telecom for terminating traffic originated by incumbent local exchange carriers.

     Federal Regulation. The Telecommunications Act of 1996 obligates the FCC to establish mechanisms for ensuring that consumers, including low income consumers and those located in rural, insular and high cost areas, have access to telecommunications and information services at rates reasonably comparable to those charged for similar services in urban areas. The Telecommunications Act of 1996 also requires the FCC to establish funding mechanisms to make available access to telecommunications services, including advanced services, to schools, libraries and rural health care centers. These requirements are generally referred to as the "universal service requirements" of the Telecommunications Act of 1996. In May 1997, the FCC adopted rules to implement the universal service requirements. Under those rules, all telecommunications carriers, including Time Warner Telecom, must contribute to support universal service. We have the ability to recover these costs from our customer. If Time Warner Telecom offers to provide local exchange service to all

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

customers within certain geographic areas, it may be deemed to be an "Eligible Carrier" and therefore entitled to subsidy funds under the program established by the FCC.

     In December 1998, the FCC established rules to govern the manner in which telecommunications carriers effectuate and verify selection by consumers of preferred providers of local exchange and interexchange services. Time Warner Telecom is subject to those rules and is required to comply with the specific verification requirements established by the FCC. Violation of those rules could subject Time Warner Telecom to sanctions imposed by the FCC. The FCC also has established rules governing the billing of telecommunications services. These rules, generally referred to as the "truth-in-billing" rules require the Company to provide clear and explicit information on consumer bills, including identification of new service providers and descriptions of charges imposed by service providers on consumers as a result of regulatory policies. Violation of these requirements could subject Time Warner Telecom to sanctions imposed by the FCC.

     In its August 1999 Order on Access Reform, the FCC established a framework for the eventual deregulation of incumbent local exchange carrier interstate access charges. Degrees of increased pricing flexibility and ultimate price deregulation are triggered by the extent of competitive development within metropolitan statistical areas. This will exert greater downward pressure on Time Warner Telecom's interstate access prices as the various conditions are met over the next few years.

     In addition, a group of incumbent local exchange carriers and long distance carriers, the Coalition for Affordable Local and Long Distance Services, or CALLS, submitted to the FCC a proposal for reforming the federal access charge and universal service regimes. The proposal includes a substantial reduction in incumbent local exchange carrier per-minute access charges and an increase in the flat monthly charge paid by local residential and business service subscribers. In addition, the proposal includes a significant increase in the size of the federal universal service fund. The CALLS access reform proposal was adopted by the FCC and became effective in time for incumbent local exchange carriers to file revised access tariffs effective July 1, 2000. Implementation of CALLS proposal may place downward pressure on Time Warner Telecom's access service prices.

     In a related access reform proceeding pending before the FCC, the FCC is considering imposing regulation on competitive local exchange carrier access charges that would restrict such prices to levels below an established "benchmark" price. Some parties have proposed benchmarks that are no higher than individual incumbent local exchange carrier prices, while others have argued that the tariffed rates of the National Exchange Carrier Association are more representative of competitive local exchange carrier cost characteristics. A regulated price cap at incumbent local exchange carrier rate levels would reduce the per-minute rates Time Warner Telecom receives for access service.

     Sprint is withholding access charge payments from competitive local exchange carriers, including Time Warner Telecom, arguing that competitive local exchange carrier access rates should be no higher than individual incumbent local exchange carrier rates. Time Warner Telecom does not believe that Sprint has a sustainable legal basis for its position and has filed a complaint against Sprint with the FCC which has been fully briefed by both TWT and Sprint. Time Warner Telecom can provide no assurance, however, that it will prevail in this proceeding.

     The Communications Assistance for Law Enforcement Act, enacted in 1994, requires telecommunications carriers, including Time Warner Telecom, to make their equipment and facilities capable of assisting authorized law enforcement agencies to conduct electronic surveillance. The FCC has extended the date for compliance with some of these requirements until June 30, 2000 and other requirements by September 2001. Time Warner Telecom filed a request for a waiver with the FCC to extend the due date for its remaining switches until August 2000. It completed the necessary upgrades before the FCC ruled on its waiver request and withdrew its waiver request. The GST network is not compliant. GST was granted a waiver until March 31, 2001, but the network may not be compliant by that date. Time Warner Telecom will file a new waiver request to delay compliance until December 31, 2001. Time Warner Telecom does not anticipate any difficulty in obtaining the extension for time to comply, but cannot assure you that the extension will be granted. The FCC may impose substantial monetary penalties.
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

     State Regulation. Time Warner Telecom is authorized to provide telecommunications services in all states where it presently operates. Most state public service commissions require carriers that wish to provide local and other jurisdictionally intrastate common carrier services to be authorized to provide such services. Time Warner Telecom's operating subsidiaries and affiliates are authorized as common carriers in 20 states. These certifications cover the provision of switched and dedicated services including local basic exchange service, point-to-point private line, competitive access services and long distance services.

     Local Government Authorizations. Time Warner Telecom may be required to obtain from municipal authorities street opening and construction permits and other rights-of-way to install and expand its networks in certain cities. In some cities, Time Warner Telecom's affiliates or subcontractors may already possess the requisite authorizations to construct or expand its networks. Any increase in the difficulty or cost of obtaining these authorizations and permits could adversely affect Time Warner Telecom, particularly where it must compete with companies that already have the necessary permits.

     In some of the metropolitan areas where Time Warner Telecom provides network services, Time Warner Telecom pays license or franchise fees based on a percent of gross revenue. We cannot assure you that municipalities that do not currently impose fees will not seek to impose fees in the future, nor can we assure you that, following the expiration of existing franchises, fees will remain at their current levels. Under the Telecommunications Act of 1996, municipalities are required to impose such fees on a competitively neutral and nondiscriminatory basis. However, municipalities that currently favor the incumbent local exchange carriers may or may not conform their practices in a timely manner or without legal challenges by Time Warner Telecom or another competitive access provider or competitive local exchange carrier. Moreover, we cannot assure you that incumbent local exchange carriers with whom Time Warner Telecom competes will not be excluded from such local franchise fee requirements by previously-enacted legislation allowing them to utilize rights-of-way throughout their states without being required to pay franchise fees to local governments.

     If any of Time Warner Telecom's existing franchise or license agreements for a particular metropolitan area were terminated prior to its expiration date and Time Warner Telecom were forced to remove its fiber optic cables from the streets or abandon its network in place, even with compensation, such termination could have a material adverse effect on Time Warner Telecom's operation in that metropolitan area and could have a material adverse effect on Time Warner Telecom.

     Time Warner Telecom is party to various regulatory and administrative proceedings, however, subject to the discussion above, Time Warner Telecom does not believe that any such proceedings will have a material adverse effect on its business.

COMPANY NAME

     Time Warner Telecom's use of the "Time Warner" name is subject to a license agreement with Time Warner. See "Risk Factors--Risks Relating to us and our Business--We may lose the right to use the 'Time Warner' name" and "Certain Relationships and Related Transactions--Certain Operating Agreements."

EMPLOYEES

     As of September 30, 2000, Time Warner Telecom employed approximately 1,697 employees. Time Warner Telecom believes that its relations with its employees are good. By succession, the New York City operating entity is a party to a collective bargaining agreement. In connection with the construction and maintenance of its networks and the conduct of its other business operations, Time Warner Telecom uses third party contractors, some of whose employees may be represented by unions or collective bargaining agreements. Time Warner Telecom believes that its success will depend in part on its ability to attract and retain highly qualified employees and maintain good working relations with its current employees.

PROPERTIES

     Time Warner Telecom leases network hub sites and other facility locations and sales and administrative offices, many from Time Warner Cable, in each of the cities in which it operates networks. During 1999, 1998

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

and 1997, rental expense for Time Warner Telecom's facilities and offices totaled approximately $6.6 million, $4.8 million and $4.7 million, respectively. Time Warner Telecom owns no material real estate. Management believes that its properties, taken as a whole, are in good operating condition and are suitable and adequate for Time Warner Telecom's business operations. Time Warner Telecom currently leases approximately 83,107 square feet of space in Littleton, Colorado, where its corporate headquarters are located and approximately 130,000 square feet of space in Greenwood Village, Colorado, where the network operations center and other administrative functions are located.

LEGAL PROCEEDINGS

     Time Warner Telecom currently has no material legal proceedings pending.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information concerning the individuals who serve as directors and executive officers of Time Warner Telecom.

             NAME AND AGE                DIRECTOR SINCE    PRINCIPAL OCCUPATION AND OTHER INFORMATION
             ------------                --------------    ------------------------------------------
Larissa L. Herda (42)..................  July 1998        President and Chief Executive Officer of
                                                          Time Warner Telecom since June 1998.
                                                          Senior Vice President--Sales of Time Warner
                                                          Telecom from March 1997 to June 1998.
                                                          1989-1997 employed by MFS Telecom, Inc., a
                                                          competitive local exchange carrier, most
                                                          recently as Southeast Regional Vice
                                                          president and General Manager.

David J. Rayner (43)...................  N/A              Senior Vice President and Chief Financial
                                                          Officer of Time Warner Telecom since June
                                                          1998.
                                                          Vice President, Finance of Time Warner
                                                          Telecom from February 1997 to May 1998.
                                                          Controller of Time Warner Telecom from May
                                                          1994 to February 1997.
                                                          Financial and operational management
                                                          positions at Time Warner Cable from 1982 to
                                                          1994.

Paul B. Jones (54).....................  N/A              Senior Vice President, General Counsel and
                                                          Regulatory Policy of Time Warner Telecom
                                                          since August 1998.
                                                          Senior Vice President, Legal and Regulatory
                                                          Policy of Time Warner Telecom from October
                                                          1993 to August 1998.
                                                          Senior Vice President, Corporate Development
                                                          of Time Warner Cable Ventures from
                                                          1992-1993.
                                                          Senior Vice President and General Counsel of
                                                          Warner Cable from 1987 to 1992.
                                                          Vice President, Strategy and Development of
                                                          CBS Publishing Group from 1985 to 1986.
                                                          Assistant General Counsel for the FCC from
                                                          1977 to 1979.

Pat Gorman (46)........................  N/A              Executive Vice President, Corporate
                                                          Operations since August 2000.
                                                          Director, Frame Relay, ATM and Dial Services
                                                          of AT&T from 1995 to 1999.
                                                          Vice President, Ordering and Project
                                                          Management of AT&T from 1999 to August 2000.

             NAME AND AGE                DIRECTOR SINCE    PRINCIPAL OCCUPATION AND OTHER INFORMATION
             ------------                --------------    ------------------------------------------
John T. Blount (42)....................  N/A              Executive Vice President, Field Operations
                                                          since October 2000.
                                                          Senior Vice President--Sales of Time Warner
                                                          Telecom from June 1998 to October 2000.
                                                          Regional Vice President for the Midwest and
                                                          Southwest Regions of Time Warner Telecom
                                                          from January 1997 to June 1998.
                                                          Vice President and General Manager/Milwaukee
                                                          of Time Warner Telecom from January 1996 to
                                                          January 1997.
                                                          General Manager/Milwaukee of Time Warner
                                                          Telecom from February 1995 to January 1996.
                                                          Employed by U S WEST Enterprise from 1988 to
                                                          February 1995.

Michael Rouleau (42)...................  N/A              Senior Vice President, Marketing and
                                                          Business Development of Time Warner Telecom
                                                          since November 1999.
                                                          Vice President, Marketing and Product
                                                          Development of Transport Service of U S
                                                          WEST, Inc. from July 1997 to November 1999.
                                                          Executive Director, Marketing and Product
                                                          Development of U S WEST, Inc. from April
                                                          1995 to June 1997.

A. Graham Powers (54)..................  N/A              Senior Vice President, Chief Information
                                                          Officer of Time Warner Telecom since April
                                                          1998.
                                                          Senior Vice President, Engineering and
                                                          Technology of Time Warner Telecom from June
                                                          1996 to March 1998.
                                                          Senior Vice President, Operations
                                                          Development and Business Implementation of
                                                          Time Warner Telecom from August 1993 to May
                                                          1996.
                                                          President of Telecommunications Strategy
                                                          Inc., a technology consulting service, from
                                                          May 1992 to July 1993.

Raymond H. Whinery (46)................  N/A              Senior Vice President, Engineering,
                                                          Technology and Operations of Time Warner
                                                          Telecom since April 1999.
                                                          Senior Vice President, Technical Operations
                                                          of Time Warner Telecom from January 1997 to
                                                          April 1999.
                                                          Senior Director of Engineering and Planning
                                                          of Time Warner Telecom from May 1994 to
                                                          January 1997.
                                                          Employed by U S WEST, Inc. from 1978 to May
                                                          1994.

             NAME AND AGE                DIRECTOR SINCE    PRINCIPAL OCCUPATION AND OTHER INFORMATION
             ------------                --------------    ------------------------------------------
Julie A. Rich (47).....................  N/A              Senior Vice President, Human Resources and
                                                          Business Administration of Time Warner
                                                          Telecom since April 1999.
                                                          Vice President, Human Resources and Business
                                                          Administration of Time Warner Telecom from
                                                          March 1998 to April 1999.
                                                          Owner of an independent human resources
                                                          consulting practice from June 1996 to
                                                          February 1998.
                                                          Founder of XEL Communications, Inc., a
                                                          telecommunications manufacturer, holding
                                                          positions of Director and Vice President of
                                                          Human Resources from 1984 to 1996.

Mark A. Peters (40)....................  N/A              Vice President, Treasurer of Time Warner
                                                          Telecom since July 1998.
                                                          Participant in entrepreneurial start-up
                                                          ventures from March 1996 to July 1998.
                                                          Executive officer with Nextel
                                                          Communications, Inc. and predececssor
                                                          OneComm from January 1990 to February 1996,
                                                          most recently as Vice President of Finance
                                                          and Treasurer.

Glenn A. Britt (51)....................  July 1998        Vice President of Time Warner Telecom and
                                                          non-executive Chairman of the Board of
                                                          Directors since July 1998.
                                                          President of Time Warner Cable since January
                                                          1999.
                                                          Chief Executive Officer and President of
                                                          Time Warner Cable Ventures, a division of
                                                          Time Warner Cable, for more than the past
                                                          five years.

Bruce Claflin (48).....................  August 1999      President and Chief Operating Officer for
                                                          3Com Corporation since August 1998.
                                                          Senior Vice President and General Manager,
                                                          Sales and Marketing at Digital Equipment
                                                          Corporation from July 1997 to June 1998.
                                                          Vice President and General Manager--Personal
                                                          Computer Business Unit at Digital Equipment
                                                          Corporation from October 1995 to June 1997.
                                                          Senior management and executive positions at
                                                          International Business Machines Corporation
                                                          from April 1973 to October 1995.

Richard J. Davies (52).................  October 1998     Senior Vice President, Corporate Development
                                                          of Time Warner Cable since January 1999.
                                                          Senior Vice President of Time Warner Cable
                                                          Ventures from June 1996 to December 1998.
                                                          Chief Financial Officer of Time Warner
                                                          Telecom from March 1993 to June 1996.

             NAME AND AGE                DIRECTOR SINCE    PRINCIPAL OCCUPATION AND OTHER INFORMATION
             ------------                --------------    ------------------------------------------
Spencer B. Hays (55)...................  October 1999     Senior Vice President and Deputy General
                                                          Counsel of AOL Time Warner Inc. since its
                                                          formation on January 11, 2001. Prior
                                                          thereto, Vice President and Deputy General
                                                          Counsel of Time Warner Inc. since its
                                                          formation in 1990.
                                                          Prior to 1990 employed in various capacities
                                                          by Time Warner Inc.'s predecessor, Warner
                                                          Communications Inc., most recently as Senior
                                                          Vice President and General Counsel.

William T. Schleyer (49)...............  January 2001     Director, Wink Communications, Inc. since
                                                          January 1998.
                                                          President and Chief Operating Officer,
                                                          MediaOne, from November 1996 to October
                                                          1997.
                                                          President and Chief Operating Officer,
                                                          Continental Cablevision, Inc., from November
                                                          1994 to November 1996.

Robert J. Miron (62)...................  July 1998        President of Advance/Newhouse Communications
                                                          since April 1995.
                                                          President of Newhouse Broadcasting
                                                          Corporation from October 1986 to April 1995.

STRUCTURE OF THE BOARD

     Time Warner Telecom's directors are elected annually. The board of directors currently has seven directors and two newly created directorships that have not yet been filled.

     At each annual stockholders meeting at which directors are elected, the Class B Stockholders will vote their shares in favor of the following nominees:

      --   up to eight nominees selected by the holders of Class B common stock;

      --   the Chief Executive Officer of Time Warner Telecom; and

      -- three nominees selected by the Nominating Committee who are neither employed by nor affiliated with Time Warner Telecom or any holder of Class B common stock.

     The holders of the Class A common stock do not have the right, as a class, under Time Warner Telecom's restated certificate of incorporation to nominate any individuals for election to the board of directors.

COMMITTEES OF THE BOARD

     Audit Committee. The Audit Committee reviews the internal accounting and financial controls for Time Warner Telecom and the accounting principles and auditing practices and procedures to be employed in the preparation and review of financial statements of Time Warner Telecom. It also makes recommendations to the board of directors regarding the appointment of Time Warner Telecom's independent public accountants and the scope of their audit. The board of directors established the Audit Committee in August 1999 and the committee held one meeting in 1999. The members are the independent directors, Messrs. Claflin and Schleyer.

     Human Resources and Benefits Committee. The Human Resources and Benefits Committee determines the salary, bonus and other compensation for our senior management personnel and makes recommen-

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

dations with respect to grants of options and other grants of Company equity securities to senior management personnel and to directors of Time Warner Telecom, subject to approval of such grants by the Compensation Committee. The Human Resources and Benefits Committee also establishes policies with respect to compensation of employees generally and any other matters that the board of directors may delegate to the committee. The committee was established in August 1999 and its members are Messrs. Britt, Miron and Claflin. The Human Resources and Benefits Committee members communicate with each other from time to time in person and by telephone and act on matters by way of a formal meeting or by unanimous written consent. The committee met twice in 1999.

     Compensation Committee. The Compensation Committee approves option grants to our senior officers and directors under Time Warner Telecom's 1998 Stock Option Plan and future option plans and addresses other matters that the board of directors may delegate to it. The committee also makes other determinations regarding compensation matters that any tax, stock exchange or Federal securities law or regulation requires to be made by a committee composed entirely of independent or non-employee directors. The members are the independent directors as defined by the Nasdaq National Market, Messrs. Claflin and Schleyer. The Compensation Committee acted twice by unanimous written consent and met twice in 1999.

     Nominating Committee. The Nominating Committee consists of Messrs. Britt, Davies, Hays and Miron. The Nominating Committee nominates the independent directors. The committee met twice in 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     We did not have a Compensation Committee until August 1999. Our Class B Stockholders determined the compensation of our executive officers in effect at the time of our initial public offering in May 1999, and that compensation was approved by the board of directors, as reflected in the initial employment agreements. Some of the members of the board of directors at that time were employees or officers of the Class B Stockholders or their affiliates. In addition, our Human Resources and Benefits Committee makes recommendations with respect to some matters involving executive compensation. Mr. Britt, an officer of an affiliate of Time Warner, is a member of the Human Resources and Benefits Committee. We have described certain relationships and transactions between Time Warner Telecom and Time Warner under "Certain Relationships and Related Transactions."

COMPENSATION OF DIRECTORS

     We do not compensate directors who are our employees or employees of any Class B Stockholders or their affiliates for services as directors. We have a target compensation of $60,000 per annum for independent directors of which $12,500 is provided through an annual retainer plus a per meeting fee of $1,000 and $1,000 for serving as a Committee Chairman. The balance of the compensation each year is paid in stock options of Time Warner Telecom at a rate of 500 per quarter. The options are fully vested when granted.

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

EXECUTIVE COMPENSATION

     The following table summarizes the compensation we paid during 1998 and 1999 to the President and Chief Executive Officer and to each of the four other most highly compensated executive officers of Time Warner Telecom as of the end of 1999, based on salary and annual incentive plan bonus.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                COMPENSATION AWARDS
                                                              ------------------------
                                                                 TIME
                                                                WARNER
                                                               TELECOM        TIME
                                                               CLASS A     WARNER INC.
                                                                COMMON       COMMON
                                                                STOCK         STOCK       PAYOUTS
                                    ANNUAL COMPENSATION       UNDERLYING   UNDERLYING    ----------
                                ---------------------------    OPTIONS       OPTIONS        LTIP         ALL OTHER
  NAME & PRINCIPAL POSITION     YEAR(1)   SALARY     BONUS    AWARDED(2)   AWARDED(8)    PAYOUTS(7)   COMPENSATION(3)
  -------------------------     -------   -------   -------   ----------   -----------   ----------   ---------------
Larissa L. Herda..............   1999     312,025   234,009   1,000,000          --            --          8,000
  President and Chief            1998     300,000   169,381     375,000       7,600            --             --
  Executive Officer(4)
Paul B. Jones.................   1999     259,242   184,710     100,000          --        96,900          8,000
  Senior Vice President,         1998     259,242   171,748     166,000      16,700       134,400             --
  General Counsel & Regulatory
  Policy(5)
A. Graham Powers..............   1999     182,500   132,311     100,000          --        43,605          8,000
  Senior Vice President          1998     175,479   118,448     100,000       7,600        60,480             --
  Engineering & Technology(5)
David J. Rayner...............   1999     182,970   132,653     300,000          --            --          8,000
  Senior Vice President and      1998     171,000    94,792     125,000       7,600            --             --
  Chief Financial Officer(5)
John T. Blount................   1999     180,730   128,770     300,000          --            --          8,000
  Senior Vice President,         1998     170,500    65,963     100,000          --            --             --
  Sales(6)

------------

(1) Time Warner Telecom's predecessor, Time Warner Telecom LLC, was created in July 1998. Prior to that time, Time Warner Telecom operated as a division of Time Warner Entertainment Company. The amounts shown for 1998 are the actual salaries received by the named executive officers for 1998.

(2) Options awarded under Time Warner Telecom's 1998 Option Plan.

(3) Includes contributions made by Time Warner Telecom to its defined contribution 401(k) plan on behalf of the named executive officers.

(4) Ms. Herda became President and Chief Executive Officer of Time Warner Telecom on June 22, 1998. Prior to June 22, 1998, Ms. Herda served as the Senior Vice President, Sales.

(5) Time Warner Telecom does not currently have its own pension plan. However, Messrs. Jones, Powers and Rayner will, upon retirement, be entitled to receive benefits under the Time Warner Cable Pension Plan based on service to Time Warner Telecom and/or Time Warner Cable on or prior to December 31, 1998.

(6) As a result of his previous employment with U S WEST, Inc., the predecessor of MediaOne, Mr. Blount and certain other former employees of U S WEST participate in a pension plan under the administration of MediaOne. Mr. Blount's benefits under that plan upon his retirement are based on service to U S WEST and/or Time Warner Telecom.

(7) These payouts were made in 1999 to participants in the Time Warner Cable Long-Term Cash-Flow Incentive Plan for the 1995-1998 four-year cycle.

(8) Options awarded under Time Warner Inc. stock option plans. No options under Time Warner Inc. plans were awarded to the named executive officers during 1999.

EMPLOYMENT AGREEMENTS

     Time Warner Telecom has employment agreements with each of its current executive officers shown in the Summary Compensation Table. Among other things, these agreements provide for:

      -- a five-year term for Ms. Herda, four-year term for Messrs. Blount and Rayner, and three-year terms for Messrs. Jones and Powers, commencing January 1, 2000;

      -- an annual salary and an annual bonus at the discretion of Time Warner Telecom, generally targeted at 50%-75% of the named executive's salary; and

      -- participation in any pension, profit-sharing, employee equity ownership, vacation, insurance, hospitalization, medical, health, disability and other employee benefit or welfare plan, program or policy that Time Warner Telecom may adopt if employees at the executive's level are eligible under the provisions of the plan or program.

     The minimum annual salaries under the agreements in effect in 2000 are $300,000 for Ms. Herda; $259,000 for Mr. Jones; $175,497 for Mr. Powers; $171,000 for Mr. Rayner and $170,500 for Mr. Blount.

     The agreements include a narrow definition of the term "cause." If the contract is terminated for cause, the executive will only receive earned and unpaid base salary accrued through such date of termination.

     These agreements provide that if Time Warner Telecom materially breaches or terminates the executive's employment during the term without cause, the executive may elect either:

      -- to receive a lump-sum payment of the present value of the base salary and annual bonus otherwise payable during the remaining term of employment, but not less than the sum of such salary and bonus prorated for an 18-month period; or

      -- to remain an employee of Time Warner Telecom for up to 18 months and, without performing any services, receive the base salary and annual bonus otherwise payable.

     The executives have the same two options if a change of control occurs and that change results in:

      -- a change of more than 50 miles in the location of the executive's office or Time Warner Telecom's principal executive offices;

      --   a material reduction in the executive's responsibilities; or

      --   Time Warner Telecom's material breach of the agreement.

     The agreements define change of control to mean that:

      -- the Class B Stockholders cease to have the ability as a group to elect a majority of Time Warner Telecom's board of directors;

      -- another person or group has become the beneficial owner of more than 35% of the total voting power of Time Warner Telecom's voting interests; and

      -- the percentage voting interest of that person or group is greater than that held by the Class B Stockholders.

     Executives are not generally required to mitigate damages after such a termination, except as necessary to prevent Time Warner Telecom from losing any tax deductions that it otherwise would have been entitled to for any payments deemed to be "contingent on a change" under the Internal Revenue Code.

     If an executive becomes disabled during the term of his or her employment agreement, the executive typically will receive 75% of the executive's then current salary and his or her applicable target annual bonus amount prorated for an 18-month period. These payments will be reduced by amounts received from worker's compensation, Social Security and disability insurance policies maintained by Time Warner Telecom.

     If an executive dies during the term of an employment agreement, generally the executive's beneficiaries will receive the executive's earned and unpaid salary up to thirty days after the date of death and a pro rata portion of the executive's bonus for the year of death.

STOCK OPTIONS AWARDED BY TIME WARNER TELECOM DURING 1999

     The following table lists our grants during 1999 of stock options to the officers named in the "Summary Compensation Table." All of the options were nonqualified under the tax code and Time Warner Telecom did not award any stock appreciation rights. The amounts shown as potential realizable values rely on arbitrarily assumed increases in value required by the Securities and Exchange Commission. In assessing those amounts, please note that the ultimate value of the options, as well as your shares, depends on actual future share prices. Market conditions and the efforts of the directors, the officers and others to foster the future success of Time Warner Telecom can influence those future share values.

                             OPTION GRANTS IN 1999

                               INDIVIDUAL GRANTS(1)
                      --------------------------------------                  POTENTIAL REALIZABLE
                        NUMBER     % OF TOTAL                                   VALUE AT ASSUMED
                          OF         OPTIONS                                  ANNUAL RATES OF STOCK
                      SECURITIES   GRANTED TO                                  PRICE APPRECIATION
                      UNDERLYING    EMPLOYEES    EXERCISE OR                     FOR OPTION TERM
                       OPTIONS       IN 1999     BASE PRICE    EXPIRATION   -------------------------
        NAME          GRANTED(2)   FISCAL YEAR    ($/SHARE)       DATE         5%(1)        10%(1)
        ----          ----------   -----------   -----------   ----------   -----------   -----------
Larissa L. Herda..... 1,000,000       33.9%        $34.50       11/17/09    $21,696,864   $54,984,114
Paul B. Jones........   100,000        3.4%         34.50       11/17/09      2,169,686     5,498,411
A. Graham Powers.....   100,000        3.4%         34.50       11/17/09      2,169,686     5,498,411
David J. Rayner......   300,000       10.2%         34.50       11/17/09      6,509,059    16,495,234
John T. Blount.......   300,000       10.2%         34.50       11/17/09      6,509,059    16,495,234

------------

   Total shares granted to all employees in 1999: 2,950,750(2)

(1) The options shown in the above table were awarded to the named executive officers under Time Warner Telecom's 1998 Option Plan and the terms are governed by that plan and the recipient's option agreement. The exercise price is the fair market value of the Class A common stock on the date of grant. The options become exercisable over a four-year vesting period and expire ten years from the date of grant. As required by Securities and Exchange Commission rules, the dollar amounts in the last two columns represent the hypothetical gain or "option spread" that would exist for the options based on assumed 5% and 10% annual compounded rates of Class A common stock appreciation over the full ten-year option term (resulting in 63% and 159% appreciation, respectively). These assumed rates of appreciation applied to the exercise price would result in a Class A common stock value on November 17, 2009 of $56.20 and $89.48, respectively. These prescribed rates are not intended to forecast possible future appreciation, if any, of the Class A Common Stock.

(2) The options granted to all employees in 1999 include options to purchase 100,000 shares that were granted outside of Time Warner Telecom's 1998 Option Plan.

OPTION EXERCISES AND VALUES IN 1999

     None of the named executive officers listed under the heading "Option Grants in the Last Fiscal Year" exercised options in 1999. The table below shows the number and value of their exercisable and non-exercisable options as of December 31, 1999.

 AGGREGATED OPTION EXERCISES IN 1999 YEAR AND 1999 YEAR-END OPTION VALUES TABLE

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                         SHARES         VALUE               YEAR-END                   FISCAL YEAR-END
                       ACQUIRED ON    REALIZED     ---------------------------   ---------------------------
        NAME           EXERCISE(#)   ON EXERCISE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   -----------   -----------   -------------   -----------   -------------
Larissa H. Herda.....       --            --         140,625       1,234,375     $5,335,031     $24,329,719
Paul B. Jones........       --            --          62,250         203,750      2,361,641       5,479,868
A. Graham Powers.....       --            --          37,500         162,500      1,422,675       3,914,925
David J. Rayner......       --            --          46,875         378,125      1,778,344       7,595,306
John T. Blount.......       --            --          37,500         362,500      1,422,675       7,002,525

     The in-the-money value of unexercised options is equal to the excess of the per share market price of our Class A common stock at December 31, 1999 ($49.94) over the per share exercise price, multiplied by the number of unexercised options.

     The following table lists for each of the named executive officers information with respect to option exercises during 1999 and the status of their options on December 31, 1999:

      -- the number of shares of Time Warner common stock, or MediaOne common stock in the case of Mr. Blount, underlying options exercised during 1999;

      --   the aggregate dollar value realized upon exercise of such options;

      -- the total number of shares of Time Warner common stock or of MediaOne common stock in the case of Mr. Blount, underlying exercisable and nonexercisable stock options held on December 31, 1999; and

      -- the aggregate dollar value of in-the-money exercisable and nonexercisable stock options on December 31, 1999.

     None of the named executive officers has been awarded stock appreciation rights alone or in tandem with options.

       AGGREGATE OPTION EXERCISES OF TIME WARNER AND MEDIAONE OPTIONS IN
              1999 YEAR END AND 1999 YEAR-END OPTION VALUES TABLE

                                                        NUMBER OF SHARES
                      NUMBER OF                      UNDERLYING UNEXERCISED       DOLLAR VALUE OF UNEXERCISED
                        SHARES                             OPTIONS ON               IN-THE-MONEY OPTIONS ON
                      UNDERLYING   DOLLAR VALUE        DECEMBER 31, 1999              DECEMBER 31, 1999*
                       OPTIONS     REALIZED ON    ----------------------------   -----------------------------
        NAME          EXERCISED      EXERCISE     EXERCISABLE   NONEXERCISABLE   EXERCISABLE   NONEXERCISABLE
        ----          ----------   ------------   -----------   --------------   -----------   ---------------
Larissa L. Herda.....       --      $       --      17,600            --         $  766,772    $            --
Paul B. Jones........  101,778       4,133,526      16,698            --            671,594                 --
A. Graham Powers.....   10,000         475,627      34,600            --          1,635,207                 --
David J. Rayner......    3,868         170,720       5,732            --            179,691                 --
John T. Blount.......       --              --         521            --             32,583                 --

------------

* Based on a closing price of $72.31 per share of Time Warner common stock, and $76.81 per share of MediaOne common stock with respect to stock options held by Mr. Blount, on December 31, 1999 as reported on the New York Stock Exchange Composite Listing.

     The option exercise price of all options held by the named executive officers is the fair market value of the stock on the date of grant. All of the options held by the named executive officers become immediately exercisable in full upon the occurrence of certain events, including the death or total disability of the option holder, certain change-of-control transactions and, in most cases, Time Warner Telecom's breach of the holder's employment agreement. The Time Warner options held by the named executive officers generally remain exercisable for three years after their employment is terminated without cause, for one year after death or total disability, for five years after retirement and for three months after termination for any other reason, except that such stock options awarded before 1996 are exercisable for three months after a termination without cause and after retirement and those awarded after July 1997 are exercisable for three years after death or disability. All Time Warner options terminate immediately if the holder's employment is terminated for cause. The terms of the options shown in the chart are ten years.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Time Warner Telecom's restated certificate of incorporation limits the liability of Time Warner Telecom's directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, Time Warner Telecom's restated certificate of incorporation provides that Time Warner Telecom shall indemnify directors and officers of Time Warner Telecom to the fullest extent permitted by that law. Time Warner Telecom has entered into separate indemnification agreements with its current directors and executive officers which have the effect of providing such persons indemnification protection in the event Time Warner Telecom's restated certificate of incorporation is subsequently amended.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCKHOLDERS AGREEMENT

     The Class B Stockholders entered into a Stockholders Agreement in connection with the Reconstitution in May 1999. These Class B Stockholders presently hold all of Time Warner Telecom's Class B common stock. We cannot assure you that the Class B Stockholders will not change the Stockholders Agreement or terminate it or cause Time Warner Telecom to waive any provision of such agreement.

     Under the Stockholders Agreement, AOL Time Warner (as successor by merger to Time Warner) initially has the right to designate four nominees for the board of directors at each annual stockholders meeting at which directors are elected. AT&T (as successor by merger to MediaOne) has the right to designate three nominees and the Advance/Newhouse stockholder group has the right to designate one. The Class B Stockholders' ability to designate any nominees depends on the identity of the particular stockholder and the percentage of shares of common stock owned by it. The Stockholders Agreement provides that the percentage of common stock that each Class B Stockholder must own in order to have the right to nominate directors will be adjusted over time to reflect new issuances of common stock by Time Warner Telecom. As of June 30, 2000, each Class B Stockholder must own at least 7.28% of the common stock to appoint one director. AOL Time Warner is entitled to nominate four directors so long as it owns at least 14.55% of the common stock. If AOL Time Warner owns less than 14.55% of the common stock ("Time Warner Step Event"), the number of directors that AOL Time Warner may nominate decreases proportionally with its ownership of the common stock until it owns less than 7.28%. AT&T is entitled to nominate three directors as long as it owns at least 7.28% of the common stock. If a Time Warner Step Event occurs, the number of directors that AT&T is entitled to nominate decreases proportionally with its ownership of the common stock. The Advance/Newhouse stockholder group is entitled to nominate one director as long as it owns at least 7.28% of the common stock. None of the Class B Stockholders have the right to designate nominees if they own less than 7.28% of the common stock. These percentages continue to adjust from time to time if Time Warner Telecom issues additional shares of common stock or takes actions such as stock splits or recapitalizations so as to maintain the same relative rights. As a result of MediaOne's underwritten offering on May 1, 2000, of 9,000,000 shares of Class A common stock of Time Warner Telecom, MediaOne (and subsequently AT&T) was no longer entitled to nominate three members of Time Warner Telecom's board of directors and the three directors nominated by MediaOne have resigned.

     The Stockholders Agreement requires the Class B Stockholders to vote their shares in favor of:

      -- the nominees selected by the Holders of Class B common stock, as previously described;

      --   the Chief Executive Officer of Time Warner Telecom; and

      -- three nominees who are not affiliated with Time Warner Telecom or any holder of Class B common stock and are selected by the Nominating Committee.

     The Stockholders Agreement prohibits the Class B Stockholders from any transfer of Class B common stock, unless expressly permitted by the agreement. In addition, the Stockholders Agreement prohibits any of the Class B Stockholders from entering into voting agreements relating to the Class B common stock with any third party.

     If a Class B Stockholder wants to sell all of its Class B common stock pursuant to a bona fide offer from an unaffiliated third party, that stockholder must give notice (the "Refusal Notice") to all Class B Stockholders. The notice must contain the identity of the offeror and offer to sell the stock to the other Class B Stockholders upon the same terms and subject to the conditions as the offer from the third party. The non-selling holders of Class B common stock will have the right to purchase pro rata all, but not less than all, of the Class B common stock. If the non-selling holders fail to exercise their right to purchase all of the shares, the selling Class B Stockholder is free, for a period of 90 days, to sell the shares of Class B common stock (as shares of Class B common stock) to the third party offeror on terms and conditions no less favorable to the selling Class B Stockholder than those contained in the Refusal Notice. A Class B Stockholder may transfer all of its right to nominate Class B nominees for election to the board of directors if it sells all of its shares Class B common stock. If AOL Time Warner wants to sell all of its Class B common stock and its Class A common stock that represent more than one-third of the outstanding shares of common stock, the other holders of Class B common stock will have certain "tag-along" rights. These rights provide them the right to sell their shares of Class A common stock and Class B common stock on a pro rata basis along with, and on the same terms and conditions as AOL Time Warner. In that sale, AOL Time Warner (and any other stockholder transferring all of its shares of Class B common stock) will have the right to transfer its right to nominate Class B nominees for election to the board of directors.

     Except for transfers to affiliates and the other transfers described above, all shares of Class B common stock must be converted to Class A common stock immediately prior to any direct transfer or certain indirect transfers of Class B common stock. In addition, except for transfers described in the paragraph above, a stockholder will not have the right to transfer its right to nominate Class B nominees. A Class B Stockholder that is acquired by a third party or spins off to its stockholders a company holding its shares of Class B common stock (as well as other assets), is required to convert its shares into Class A common stock and its right to nominate Class B nominees to the board of directors will not terminate.

     The Class B Stockholders have demand registration rights for shares of Class A common stock (including shares of Class A common stock resulting from the conversion of shares of Class B common stock) if they wish to register Class A common stock constituting at least 1% of the total outstanding Class A common stock. Once Time Warner Telecom has registered shares of Class A common stock as a result of a demand registration, it is not required to register shares again, pursuant to a Class B Stockholder demand, until 180 days after the first registration statement is effective. In addition, each Class B Stockholder may require Time Warner Telecom to include its shares in certain other registered offerings under the Securities Act of 1933, subject to certain conditions. Each Class B Stockholder must pay all underwriting discounts, commissions and transfer taxes attributable to the sale of its shares. Time Warner Telecom will pay all expenses relating to the filing and effectiveness of a registration statement, the legal fees of one counsel representing the Class B Stockholders and the auditors' fees and expenses.

RESTATED CERTIFICATE OF INCORPORATION

     Our restated certificate of incorporation prohibits us from (i) engaging in the business of providing, offering, packaging, marketing, promoting or branding (alone or jointly with or as an agent for other parties) any residential services, or (ii) producing or otherwise providing entertainment, information or other content services, without the consent of all the Class B Stockholders. This prohibition expires in May 2004 or earlier if the Class B Stockholders no longer hold 50% of the total voting power for the board of directors.

CERTAIN OPERATING AGREEMENTS

     Capacity License Agreements. We currently license much of our fiber capacity from Time Warner Cable. Each of our local operations where Time Warner Cable has a network is party to a Capacity License Agreement with the local cable television operation of Time Warner Cable, providing us with a 30 year exclusive right to use all of the capacity of specified fiber-optic cable owned by the Time Warner Cable operation. The Capacity Licenses for network that existed as of July 1998 have been fully paid and do not require additional license fees. However, we must pay certain maintenance fees and fees for splicing and similar services. We may request that Time Warner Cable construct and provide additional fiber-optic cable capacity to meet our future needs. Time Warner Cable is not obligated to provide such fiber capacity to us. If Time Warner Cable provides additional capacity, we must pay an allocable share of the cost of construction of the fiber upon which capacity is to be provided, plus a permitting fee. We are responsible for all taxes and franchise or similar fees arising out of our use of the capacity, and a portion of other out-of-pocket expenses incurred by Time Warner Cable for the cable use to provide us the capacity. We are permitted to use the capacity for telecommunications services and any other lawful purpose, but not for the provision of residential services and content services. If we violate the limitations on our business activities contained in our the restated certificate of incorporation or the Capacity License Agreements, Time Warner Cable may terminate the Capacity License Agreements. Accordingly, the Capacity License Agreements restrictions will apply after the restrictions in the restated certificate of incorporation have terminated. Although management does not believe that the restrictions contained in the Capacity License Agreements will materially affect our business and operations in the immediate future, we cannot predict the effect of such restrictions in the rapidly changing telecommunications industry.

     The Capacity License Agreements do not restrict us from licensing fiber-optic capacity from parties other than Time Warner Cable. The Capacity License Agreements expire in 2028. Although Time Warner Cable has agreed to negotiate renewal or alternative provisions in good faith at that time, we cannot assure that the parties will agree on the terms of any renewal or alternative provisions or that the terms of any renewal or alternative provisions will be favorable to us. If the Capacity License Agreements are not renewed in 2028, we will have no further interest in the capacity under the Capacity License Agreements and may need to build, lease or otherwise obtain transmission capacity in order to serve our customers in the service areas covered by the Capacity License Agreements. The terms of such arrangements could have a material adverse effect on our business, financial condition and results of operations. We have the right to terminate a Capacity License Agreement in whole or in part at any time upon 180 days' notice and payment of any outstanding fees regarding the terminated capacity. Time Warner Cable has the right to terminate a Capacity License Agreement upon 180 days' notice in the event of, among other things, certain governmental proceedings or third party challenges to Time Warner Cable's franchises or a Capacity License Agreement. The Capacity License Agreements include substantial limitations on liability for service interruptions.

     Facility Lease Agreements. We lease or sublease physical space located at Time Warner Cable's facilities for various purposes under Facility Lease Agreements. If certain events occur we will be required, at our own expense, to segregate and partition our space in a reasonable, secure manner. Those events are:

      -- at least a majority of any Time Warner Cable system is not owned by one or more of the Class B Stockholders;

      -- Time Warner owning less than 30% of Time Warner Telecom's common stock;

      -- Time Warner having the right to nominate less than three nominees to our board of directors;

      -- our non-compliance with the restrictions in the restated certificate of incorporation regarding residential services and content services; or

      -- a Class B Stockholder transferring its Class B common stock together with its rights to designate nominees to the board of directors under the Stockholders Agreement.

     The lease rates for properties Time Warner Cable owns and leases to us are based upon comparable rents in the local market, taking into account other factors such as the term of the lease, type of space, square footage, location and leasehold improvements funded. Generally, the leases have 15-year terms, with two five year options to renew. For properties Time Warner Cable subleases to us, we pay a pro rata portion of the rent and fees payable under the primary lease. The duration of our subleases are as long as Time Warner Cable's primary lease.

     Services Agreement. Time Warner Cable provides us certain tax and management information systems and support services pursuant to the Administrative Services Agreement. Time Warner Cable determines the costs for such services based upon our historical and projected usage, depending on the amount and type of administrative services to be provided.

     Residential Support Agreements. We provide certain support services or service elements, on an unbundled basis, to Time Warner Cable for its residential telephony business. Generally, we may adjust all rates for such residential support services we provide to Time Warner Cable annually, but the rates may not be less favorable than the rates we charge other customers for comparable services.

     Time Warner License Agreement. We use the "Time Warner" name under a license agreement with Time Warner. We may change our name to "TW Telecom Inc." and will no longer have the right to use the

"Time Warner" name when the initial four year term or any renewal term expires. We must also discontinue using the "Time Warner" name if:

      --   Time Warner owns less than 30% of Time Warner Telecom's common stock;

      -- Time Warner has the right to nominate less than three nominees to our board of directors;

      -- our non-compliance with the restrictions in the restated certificate of incorporation regarding residential services and content services; or

      -- a Class B Stockholder transfers its Class B common stock together with its rights to designate nominees to the board of directors under the Stockholders Agreement.

     This name change, and the inability to use the "Time Warner" name, could adversely effect our ability to conduct our business and our financial condition and results of operations.

     We believe that the terms and conditions, taken as a whole, of the transactions described under the headings "Capacity License Agreements," "Facility Lease Agreements," "Services Agreement," "Residential Support Agreements" and the "Time Warner License Agreement" were no less favorable to us than we could have obtained from unaffiliated parties.

     The Class B Stockholders hold all of our Class B common stock and have the collective ability to control all matters requiring stockholder approval, including the election of directors. All of the Class B Stockholders are in the cable television business and may provide the same services or similar services to those we provide. There is no restriction on the Class B Stockholders' ability to compete with Time Warner Telecom and we cannot assure that the Class B Stockholders will not compete with Time Warner Telecom. Our directors, who are also directors, officers or employees of the Class B Stockholders, may encounter conflicts of interest in certain business opportunities available to, and certain transactions involving, Time Warner Telecom. The Class B Stockholders have not adopted any special voting procedures to deal with conflicts of interest, and we cannot assure that any conflict will be resolved in Time Warner Telecom's favor.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the equity securities of Time Warner Telecom as of January 24, 2001:

     - each owner of more than 5% of any class of equity securities of Time Warner Telecom;

     - each of the directors and the named executive officers; and

     - all directors and executive officers as a group.

     To Time Warner Telecom's knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the first table is as of the latest reports by those entities received by Time Warner Telecom. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. Each executive officer's address is c/o Time Warner Telecom, 10475 Park Meadows Drive, Littleton, CO 80124.

                              CLASS A COMMON STOCK(1)(2)         CLASS B COMMON STOCK(1)(2)
                           --------------------------------   ---------------------------------

                                         PERCENT OF CLASS                    PERCENT OF CLASS
                                       --------------------                --------------------
                                       PRIOR TO   FOLLOWING                PRIOR TO   FOLLOWING
                            NO. OF       THE         THE        NO. OF       THE         THE
NAME OF BENEFICIAL OWNER    SHARES     OFFERING   OFFERING      SHARES     OFFERING   OFFERING
------------------------   ---------   --------   ---------   ----------   --------   ---------
FIVE PERCENT
 STOCKHOLDERS:
AOL Time Warner(3).......         --       --         --      50,363,739     69.7%      69.7%
AT&T.....................         --       --         --       6,289,842      8.7%       8.7%
Newhouse Telecom Holdings
 Corp.(4) ...............         --       --         --       9,536,856     13.2%      13.2%
Advance Telecom Holdings
 Corp.(4) ...............         --       --         --       6,036,063      8.4%       8.4%
Putnam Investment
 Management, Inc.(8).....  2,979,150      8.8%       7.2%             --       --         --
INVESCO Funds Group,
 Inc.(6).................  2,914,550      8.6%       7.1%             --       --         --
MFS Investment
 Management..............  1,715,530      5.1%       4.2%             --       --         --
FMR Corp.(5).............  4,873,550     14.5%      11.8%             --       --         --
DIRECTORS AND EXECUTIVE
 OFFICERS:
Larissa L. Herda.........    249,375        *          *              --       --         --
Glenn A. Britt...........         --                                  --       --         --
Bruce Claflin............      1,700        *          *              --       --         --
Richard J. Davies........         --                                  --       --         --
Spencer B. Hays..........      2,000        *          *              --       --         --
William T. Schleyer......         --                                  --       --         --
Robert J. Miron..........      7,500        *          *              --       --         --
David J. Rayner..........     78,125        *          *              --       --         --
Paul B. Jones............    110,750        *          *              --       --         --
John T. Blount...........     62,500        *          *              --       --         --
A. Graham Powers.........     63,500        *          *              --       --         --
All directors and
 executive officers as a
 group (14 persons)(7)...    730,880      2.2%       1.8%             --       --         --

                                        TOTAL COMMON STOCK
                           ---------------------------------------------
                                                                 % OF
                                         PERCENT OF EQUITY      VOTING
                                        --------------------     POWER
                                        PRIOR TO   FOLLOWING   FOLLOWING
                             NO. OF       THE         THE         THE
NAME OF BENEFICIAL OWNER     SHARES     OFFERING   OFFERING    OFFERING
------------------------   ----------   --------   ---------   ---------
FIVE PERCENT
 STOCKHOLDERS:
AOL Time Warner(3).......  50,363,739     47.5%      44.4%         66.0%
AT&T.....................   6,289,842      5.9%       5.5%          8.2%
Newhouse Telecom Holdings
 Corp.(4) ...............   9,536,856      9.0%       8.4%         12.5%
Advance Telecom Holdings
 Corp.(4) ...............   6,036,063      5.7%       5.3%          7.9%
Putnam Investment
 Management, Inc.(8).....   2,979,150      2.8%       2.6%             *
INVESCO Funds Group,
 Inc.(6).................   2,914,550      2.8%       2.6%             *
MFS Investment
 Management..............   1,715,530      1.6%       1.5%             *
FMR Corp.(5).............   4,873,550      4.6%       4.3%             *
DIRECTORS AND EXECUTIVE
 OFFICERS:
Larissa L. Herda.........     249,375        *          *              *
Glenn A. Britt...........          --
Bruce Claflin............       1,700        *          *              *
Richard J. Davies........          --
Spencer B. Hays..........       2,000        *          *              *
William T. Schleyer......          --
Robert J. Miron..........       7,500        *          *              *
David J. Rayner..........      78,125        *          *              *
Paul B. Jones............     110,750        *          *              *
John T. Blount...........      62,500        *          *              *
A. Graham Powers.........      63,500        *          *              *
All directors and
 executive officers as a
 group (14 persons)(7)...     730,880        *          *              *

------------
*   Represents less than one percent.

(1) Time Warner Telecom has two classes of outstanding common stock, the Class A common stock and the Class B common stock. Beneficial ownership of common stock has been determined in accordance with the rules of the Securities and Exchange Commission, which is based upon having or sharing the power to vote or dispose of shares. Includes shares of Class A common stock issuable upon exercise of options exercisable within 60 days of December 31, 2000, as follows: Ms. Herda -- 234,375 shares; Mr. Rayner -- 78,125 shares; Mr.
    Jones -- 103,750 shares; Mr. Blount -- 62,500 shares; Mr. Powers -- 62,500 shares; and all directors and executive officers as a group -- 677,250 shares.

(2) Excludes an equal amount of Class A common stock into which Class B common stock are convertible. The Class B common stock held by AOL Time Warner, AT&T, Newhouse Telecom Holdings Corporation, and Advance Telecom Holdings Corporation, represented on a converted basis 47.5%, 5.9%, 9.0% and 5.7%, respectively, of the Class A common stock prior to the offering.

(3) Owned by Time Warner Companies, Inc., American Television and Communications Corporation, Warner Communications, Inc., TW/TAE, Inc., FibrCOM Holdings, L.P. and Paragon Communications, each a direct or indirect wholly owned subsidiary of AOL Time Warner Inc. The business address of AOL Time Warner Inc. is 75 Rockefeller Plaza, New York, NY 10019.

(4) The business address of Advance Telecom Holdings Corporation and Newhouse Telecom Holdings Corporation is 5015 Campuswood Drive, East Syracuse, NY 13057.

(5) Based on a Schedule 13G dated March 10, 2000. The business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(6) Based on a Schedule 13G dated January 9, 2001, the business address of INVESCO Funds Group, Inc. is 7800 E. Union Avenue, Denver, Colorado 80237.

(7) Solely as a result of the agreement of the Class B Stockholders to vote in favor of the others' director nominees under the stockholders agreement, the Class B Stockholders may be deemed to share beneficial ownership of the shares beneficially owned by each of them. See "Certain Relationships and Related Transactions -- Stockholders Agreement."

(8) Based on a Schedule 13G dated November 13, 2000, this interest is held by Putnam Investments, Inc. and related affiliates. The business address for Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

9 3/4% SENIOR NOTES

     On July 21, 1998, Time Warner Telecom completed the public offering of $400 million aggregate principal amount of the 9 3/4% Senior Notes. For the purposes of this section only, the term "obligor" refers to Time Warner Telecom:

     The 9 3/4% Senior Notes are unsecured unsubordinated obligations ranking equally in right of payment with all existing and future unsubordinated indebtedness and senior in right of payment to all subordinated indebtedness of the obligor. Interest on the 9 3/4% Senior Notes will accrue at the rate of 9 3/4% per annum payable semiannually on January 15 and July 15. The 9 3/4% Senior Notes will be subject to redemption at the option of the obligor, in whole or in part, at any time on or after July 15, 2003, initially at 104.875% of their principal amount and declining to 100% of their principal amount at maturity on or after July 15, 2006, plus accrued and unpaid interest to the applicable redemption date. In addition, at any time prior to July 15, 2001, in the event of an offering of the common stock of Time Warner Telecom for cash, the obligor may, at its option, within 90 days of an offering, use the net proceeds of the offering to redeem up to 35% of the aggregate principal amount at maturity of the 9 3/4% Senior Notes at a redemption price of 109.75% of the principal amount on the redemption date; provided that at least 65% of the aggregate principal amount at maturity of the 9 3/4% Senior Notes originally issued remain outstanding immediately after each redemption. Upon the occurrence of a change of control under the indenture, the obligor must commence an offer to purchase the 9 3/4% Senior Notes then outstanding at a purchase price of 101% of their principal amount; provided that the obligor shall not be required to commence an offer to purchase if, at any time within 30 days of the later of the occurrence of the change of control and the end of the change of control period, the 9 3/4% Senior Notes shall be rated investment grade under the indenture.

     The indenture limits, and in some circumstances prohibits, the ability of Time Warner Telecom (and its restricted subsidiaries) to:

      --   incur additional debt;

      --   pay dividends;

      --   make investments or other restricted payments;

      --   engage in transactions with stockholders and affiliates;

      --   create liens;

      --   sell assets;

      --   issue or sell capital stock of subsidiaries; and

      --   engage in mergers and consolidations.

     The indenture also provides for the repayment of subordinated debt, including the subordinated indebtedness to affiliates of the Class B Stockholders, prior to maturity with the net proceeds of any offering of Common Stock or equivalent interests of Time Warner Telecom.

SENIOR SECURED CREDIT FACILITY

     On December 8, 2000, we entered into a senior secured credit agreement with The Chase Manhattan Bank, Morgan Stanley Senior Funding and certain other lenders, which took effect on January 10, 2001, and amends, restates and supersedes our $475 million senior secured credit facility in its entirety. The senior secured credit facility provides for an aggregate of $1 billion in borrowings, comprised of $525 million of senior secured term loan facilities and a $475 million senior secured revolving credit facility. We also have the option to increase the size of the senior secured credit facility with the consent of the participating banks. Borrowings under the senior secured credit facility will be made by Time Warner Telecom Holdings Inc., one of our wholly owned subsidiaries.

     On January 10, 2001, we made a term loan borrowing of $250 million as discussed more fully below. The proceeds of the $250 million term loan, along with the revolving credit facility and the remaining amounts available under the term loan facilities, will be used for capital expenditures, purchase of network assets, working capital and general corporate purposes.

     The $525 million term loan portion of the senior secured credit facility consists of a $275 million delayed-draw term facility and a $250 million tranche B term facility. Under the delayed-draw facility, we have the ability to make multiple borrowings (up to 10 drawings) for up to 24 months after the initial funding date for the senior secured credit facility, which occurred on January 10, 2001, and coincided with the closing date for the GST asset purchase. Borrowings under the delayed-draw facility will not be available after the expiration of the 24 month period. Amounts borrowed under the delayed-draw facility will be repaid in quarterly installments beginning in 2003, with the final installment due on December 31, 2007. The entire amount of the tranche B facility, $250 million, was borrowed on the initial funding date. The tranche B loan will be repaid in nominal amounts beginning in 2003, with substantially all of the principal due in a final installment on March 31, 2008.

     Loans under the delayed draw and revolving credit facilities will bear interest initially at a yearly rate equal to:

      -- for any base rate loans, the banks' announced base rate under the senior secured credit facility plus an applicable margin of 1.75%; and

      -- for any LIBOR loans, the eurodollar rate plus an applicable margin of 2.75%.

     The applicable margins may be reduced based upon our financial performance.

     Our $250 million tranche B term loan will bear interest initially at a yearly rate equal to:

      -- to the extent that this loan is treated as a base rate loan, the banks' announced base rate under the senior secured credit facility plus an applicable margin of 3.00%; and

      -- to the extent that this loan is treated as a LIBOR loan, the eurodollar rate plus an applicable margin of 4.00%.

     We are required to pay customary commitment fees on a quarterly basis on the undrawn available commitments and we paid certain underwriting, escrow and arrangement fees on the initial funding date.

     Our obligations under the senior secured credit facility are secured by substantially all of the assets of our subsidiaries, including the acquired GST assets, together with any assets that may be acquired in the future. We also have pledged the capital stock of all of our subsidiaries as collateral.

     We are required to prepay any amounts that we have borrowed with the proceeds we receive from a number of specified events or transactions. In addition, our obligations under the senior secured credit facility are subject to various covenants that will limit our ability to:

      --   borrow and incur liens on our property;

      --   pay dividends or make other distributions; and

      --   make capital expenditures.

     The senior secured credit facility also contains financial covenants, including a consolidated and senior debt leverage ratio, a consolidated interest coverage ratio and a consolidated debt service coverage ratio. In addition, the senior secured credit facility contains customary events of default, including cross default provisions. Under the cross default provisions, we will be deemed to be in default under the senior secured credit facility if we have defaulted under any of our other material outstanding obligations, such as our Senior Notes or under the senior unsecured bridge loan facility described below.

SENIOR UNSECURED BRIDGE LOAN FACILITY

     On December 15, 2000, we entered into a senior unsecured bridge loan agreement with Morgan Stanley Senior Funding, Lehman Commercial Paper Inc., The Chase Manhattan Bank, Bear Stearns Corporate Lending Inc. and ABN AMRO Bank N.V. On January 10, 2001, we borrowed $700 million under the senior unsecured bridge loan facility to finance the purchase of the GST assets and pay related fees and expenses. On January 29, 2001, we repaid the borrowings under the senior unsecured bridge loan facility with the net proceeds from our offering of Class A common stock and a portion of the net proceeds from our sale of the old notes. No additional borrowings are available under the senior unsecured bridge loan facility.

                          DESCRIPTION OF THE NEW NOTES

     The new notes will be issued under the indenture, dated as of January 29, 2001, between Time Warner Telecom and The Chase Manhattan Bank, as trustee, under which the old notes were issued. A copy of the indenture is available upon request from Time Warner Telecom.

     The terms of the new notes will be substantially identical to the terms of the old notes, except that the new notes will not contain terms with respect to transfer restrictions and will not require the issuers to complete a registered exchange offer. Except as described in the previous sentence, the new notes will evidence the same debt as the old notes and will be entitled to the same benefits under the indenture as the old notes. Accordingly, unless specifically stated to the contrary, the following description applies equally to the old notes and the new notes.

     The following summary of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms in the indenture and those terms made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

GENERAL

     The notes will be unsecured unsubordinated obligations of Time Warner Telecom and will mature on February 1, 2011.

     Interest on the notes will be payable semiannually (to holders of record at the close of business on the January 15 or July 15 immediately preceding the interest payment date) on February 1 and August 1 of each year, commencing August 1, 2001. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of Time Warner Telecom in the Borough of Manhattan, The City of New York (which initially will be the corporate trust officer of the Trustee at The Chase Manhattan Bank, Corporate Trust Securities Window, Room 234, 55 Water Street, New York, NY 10041; provided, however, that at Time Warner Telecom's option, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the security register maintained for the notes.

     The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple of $1,000. See "Book-Entry, Delivery and Form." No service charge will be made for any registration of transfer or exchange of notes, but Time Warner Telecom may require payment of a fee to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer or exchange.

     Time Warner Telecom may, subject to the covenants described below under "--Certain Covenants" and applicable law, issue additional notes under the indenture. The notes offered under this prospectus and any additional notes subsequently issued would be treated as a single class for all purposes under the indenture.

OPTIONAL REDEMPTION

     Except as set forth below, Time Warner Telecom will not be entitled to redeem the notes at its option prior to February 1, 2006.

     On and after February 1, 2006 and prior to maturity, Time Warner Telecom may, at its option, in whole or in part, at any time or from time to time, redeem any of the notes upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holder's last address as it appears in the security register. The notes will be redeemable at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing February 1, of the years set forth below:

YEAR                                        REDEMPTION PRICE
----                                        ----------------
2006.....................................        105.063%
2007.....................................        103.375%
2008.....................................        101.688%
2009 and thereafter......................        100.000%

     In addition, prior to February 1, 2004, Time Warner Telecom may, at its option, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the notes with the net proceeds from one or more equity offerings at a redemption price of 110.125% of their principal amount; provided, however,

      -- that notes representing at least 65% of the principal amount of the notes initially issued remain outstanding immediately after each such redemption; and

      -- that notice of each such redemption is mailed within 90 days of each such equity offering.

     In the case of any partial redemption, the Trustee will select the notes for redemption:

      -- in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

      -- if the notes are not so listed, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate. However, no note of $1,000 or less, in original principal amount, will be redeemed in part.

If any note is to be redeemed in part, the notice of redemption relating to that note will state the portion of the principal amount of the note to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder upon cancellation of the original note.

SINKING FUND

     There will be no sinking fund payments for the notes.

RANKING

     The notes will rank:

      -- equally in right of payment with all existing and future unsubordinated indebtedness of Time Warner Telecom;

      -- senior in right of payment to all subordinated indebtedness of Time Warner Telecom;

      -- subordinated to all existing and future secured obligations of Time Warner Telecom and its restricted subsidiaries; and

      -- subordinated to all existing and future liabilities (including trade payables) of Time Warner Telecom's subsidiaries.

     As of September 30, 2000, after giving effect to the acquisition of the assets of GST, to the borrowings under the senior secured credit facility and the senior unsecured bridge loan facility and to this offering and our concurrent offering of our Class A common stock and to the application of the proceeds therefrom, Time Warner Telecom and its subsidiaries would have had $848 million of indebtedness outstanding, other than the notes, $448 million of which would have been senior to the notes, and $400 million of which would rank equally with the notes. Additionally, we would have had $750 million of borrowings available under the senior secured credit facility, subject to certain conditions. The senior secured credit facility will be secured by substantially all of the assets of Time Warner Telecom and its subsidiaries, including the GST assets. The notes will be effectively subordinated to any indebtedness under the senior secured credit facility to the extent of such security interests.

     As of September 30, 2000, after giving effect to the acquisition of GST, to the borrowings under the senior secured credit facility and the senior unsecured bridge loan facility and to this offering and our concurrent offering of our Class A common stock and to the application of the proceeds therefrom, Time Warner Telecom and its subsidiaries would have had $250 million of secured indebtedness outstanding.

     As of September 30, 2000, after giving effect to the acquisition of the assets of GST, to the borrowings under the senior secured credit facility and the senior unsecured bridge loan facility and to this offering and our concurrent offering of our Class A common stock and to the application of the proceeds therefrom, Time Warner Telecom's subsidiaries would have had $198 million of liabilities outstanding, other than $250 million outstanding under the senior secured credit facility, all of which would have been effectively senior to the notes.

     Time Warner Telecom conducts a substantial portion of its operations through subsidiaries and, therefore, Time Warner Telecom largely depends upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. Time Warner Telecom's subsidiaries have not guaranteed the notes and are separate entities, with no obligation to make payments on the notes or to make funds available therefor. Generally, with respect to the assets and earnings of such subsidiaries, priority will be given to claims of the subsidiaries' creditors, including trade creditors, secured creditors, creditors holder indebtedness and guarantees issued by the subsidiaries, and claims of equityholders, if any, of the subsidiaries over the claims of Time Warner Telecom's creditors, including Holders of the notes. The borrower under the senior secured credit facility is a subsidiary of Time Warner Telecom. The senior secured credit facility is also being guaranteed by certain subsidiaries of Time Warner Telecom. The notes, therefore, will be effectively subordinated to all existing and future liabilities of Time Warner Telecom's subsidiaries, including indebtedness incurred under the senior secured credit facility.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the definition of any other capitalized term used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided, however, that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, aggregate net income (or loss) of Time Warner Telecom and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

          (1) the net income (or loss) of any Person that is not a Restricted Subsidiary, except (A) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to Time Warner Telecom or any of its Restricted Subsidiaries by such Person during such period and (B) with respect to net losses, to the extent of the amount of Investments made by Time Warner Telecom or any of its Restricted Subsidiaries in such Person during such period;

          (2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause 4(C) of the first paragraph of the "Limitation on Restricted Payments" covenant (and in such case, except to the extent includable pursuant to clause (1) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Time Warner Telecom or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by Time Warner Telecom or any of its Restricted Subsidiaries;

          (3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (4) any gains or losses (on an after-tax basis) attributable to Asset Sales;

          (5) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause 4(C) of the first paragraph of the "Limitation on Restricted Payments" covenant, any amount paid or accrued as dividends (other than dividends to the extent paid or payable in shares of Capital Stock (other than Disqualified Stock) of Time Warner Telecom) on Preferred Stock of Time Warner Telecom or any Restricted Subsidiary owned by Persons other than Time Warner Telecom and any of its Restricted Subsidiaries;

          (6)  all extraordinary gains and extraordinary losses; and

          (7) any compensation expense paid or payable solely with Capital Stock (other than Disqualified Stock) of Time Warner Telecom or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock).

     "Adjusted Consolidated Net Tangible Assets" means the total amount of Time Warner Telecom's assets and those of its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom:

          (1) all of Time Warner Telecom's current liabilities and those of its Restricted Subsidiaries (excluding intercompany items); and

          (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on Time Warner Telecom's most recent quarterly or annual consolidated balance sheet and those of its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the Trustee pursuant to the "SEC Reports and Reports to Holders" covenant.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means:

          (1) an investment by Time Warner Telecom or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Time Warner Telecom or any of its Restricted Subsidiaries; provided, however, that such Person's primary business is related, ancillary or complementary to Time Warner Telecom's businesses and those of its Restricted Subsidiaries on the date of such investment; or

          (2) an acquisition by Time Warner Telecom or any of its Restricted Subsidiaries of the property and assets of any Person other than Time Warner Telecom or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided, however, that the property and assets acquired are related, ancillary or complementary to Time Warner Telecom's businesses and those of its Restricted Subsidiaries on the date of such acquisition.

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     "Asset Disposition" means the sale or other disposition by Time Warner
Telecom or any of its Restricted Subsidiaries (other than to Time Warner Telecom or another Restricted Subsidiary) of:

          (1) all or substantially all of the Capital Stock of any Restricted Subsidiary; or

          (2) all or substantially all of the assets that constitute a division or line of business of Time Warner Telecom or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by Time Warner Telecom or any of its Restricted Subsidiaries to any Person other than Time Warner Telecom or any of its Restricted Subsidiaries of:

          (1)  all or any of the Capital Stock of any Restricted Subsidiary;

          (2) all or substantially all of the property and assets of an operating unit or business of Time Warner Telecom or any of its Restricted Subsidiaries; or

          (3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of Time Warner Telecom or any of its Restricted Subsidiaries outside the ordinary course of business of Time Warner Telecom or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of Time Warner Telecom; provided, however, that "Asset Sale" shall not include:

             (A) sales or other dispositions of inventory, receivables and other current assets;

             (B) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant;

             (C) sales, transfers or other dispositions of assets with a fair market value (as certified in an Officer's Certificate) not in excess of $5 million in any transaction or series of related transactions; or

             (D) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property, assets or securities of the kind described in clause (1)(B) of the "Limitation on Asset Sales" covenant.

     "Average Life" means, at any date of determination with respect to any note, the quotient obtained by dividing

          (1) the sum of the products of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such note and (B) the amount of such principal payment by

          (2)  the sum of all such principal payments.

     "Board of Directors" means Time Warner Telecom's Board of Directors.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, Personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

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     "Change of Control" means such time as:

          (1) the Former Parent Companies as a group cease to have the ability to elect a majority of the members of the Board of Directors (other than Time Warner Telecom's chief executive officer and independent directors; provided, however, that independent directors shall be included in calculating whether the foregoing majority requirement is satisfied if the directors nominated by the Former Parent Companies do not constitute a majority of the committee that selects the Board of Directors' nominees for independent directors) and a "Person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Former Parent Companies) has become the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of Time Warner Telecom's voting stock, on a fully diluted basis and such ownership represents a greater percentage of the total voting power of its voting stock, on a fully diluted basis, than is held by the Former Parent Companies as a group on such date; or

          (2) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by Time Warner Telecom's stockholders or members, as the case may be, was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Change of Control Period" means, with respect to a Change of Control, the period of 60 days commencing on the date of the earlier to occur of (1) public notice of the occurrence of a Change of Control or of Time Warner Telecom's intention to effect a Change of Control and (2) the Change of Control.

     "Closing Date" means the date on which the notes are originally issued under the indenture.

     "Common Stock" means, with respect to any Person, such Person's equity other than Preferred Stock of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such common stock, including any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) thereof.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period:

          (1) plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

             (A)  Consolidated Interest Expense;

             (B) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

             (C)  depreciation expense;

             (D)  amortization expense; and

             (E) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for Time Warner Telecom and its Restricted Subsidiaries in conformity with GAAP; and

          (2) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, less (to the extent not otherwise reduced in accordance with GAAP) the aggregate amount of deposits made by Time Warner Telecom and its Restricted Subsidiaries after the Existing High Yield Closing Date in connection with proposed Asset Acquisitions that are forfeited by Time Warner Telecom or any of its Restricted Subsidiaries; provided, however, that if any Restricted

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     Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA
     shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to:

             (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by;

             (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by Time Warner Telecom or any of its Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by Time Warner Telecom or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations, in each case that is paid, accrued or scheduled to be paid or to be accrued by Time Warner Telecom and its Restricted Subsidiaries during such period: excluding, however,

          (1) in calculating Consolidated EBITDA, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause
     (3) of the definition thereof) and

          (2) any premiums, fees and expenses (and any, amortization thereof) payable in connection with the offering of the notes, all as determined on a consolidated basis, (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of:

          (1) the aggregate amount of Indebtedness of Time Warner Telecom and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to;

          (2) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which Time Warner Telecom's financial statements have been filed with the SEC or provided to the Trustee pursuant to the "SEC Reports and Reports to Holders" covenant (such four fiscal quarter period being the "Four Quarter Period"); provided, that in making the foregoing calculation:

             (A) pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date;

             (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

             (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into Time Warner Telecom or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided, that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal

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

quarters immediately preceding the Transaction Date the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on Time Warner Telecom's most recently available quarterly or annual consolidated balance sheet and those of its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of Time Warner Telecom or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Credit Agreement" means credit agreements, vendor financings, or similar facilities or arrangements made available from time to time to Time Warner Telecom and its Restricted Subsidiaries from banks, other financial institutions and/or equipment manufacturers for the Incurrence of Indebtedness, including letters of credit and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Currency Agreement" means any foreign exchange contract. currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

          (1) required to be redeemed prior to the Stated Maturity of the notes;

          (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

          (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes;

provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Debt Securities Upon a Change of Control" covenants and such Capital Stock, or the agreements or instruments governing the redemption rights thereof, specifically provides, that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Time Warner Telecom's repurchase of such notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Debt Securities Upon a Change of Control" covenants described below.

     "Equity Offering" means an offering of Common Stock of Time Warner Telecom for cash pursuant to an effective registration statement under the Securities Act of 1933 or an exemption from the registration requirements contained therein.

     "Existing High Yield Closing Date" means July 21, 1998.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be

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

conclusive if evidenced by a Board Resolution; provided that for purposes of clause (8) of the second paragraph of the "Limitation on Indebtedness" covenant

          (1) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock; and

          (2) in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by Time Warner Telecom exceeds $15 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the trustee.

     "Former Parent Companies" means Time Warner Inc., MediaOne Group, Inc. (since acquired by AT&T), Advance/Newhouse Partnership and the Affiliates of each of the foregoing.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indentures shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the offering of the notes and (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided, however, that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

          (1)  all indebtedness of such Person for borrowed money;

          (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such

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

     Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

          (5)  all Capitalized Lease Obligations of such Person;

          (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

          (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

          (8) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided

             (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,

             (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest and

             (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on Time Warner Telecom's balance sheet or those of any Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

          (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

          (2) the fair market value of the Capital Stock (or any other Investment), held by Time Warner Telecom or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments.

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     For purposes of the definition of "Unrestricted Subsidiary" and the
"Limitation on Restricted Payments" covenant described below:

          (1) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities of Time Warner Telecom or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

          (2) the fair market value of the assets (net of liabilities (other than liabilities of Time Warner Telecom or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

          (3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

     "Investment Grade" means a rating of notes by both S&P and Moody's, each such rating being in one of such agency's four highest generic rating categories that signifies investment grade (i.e., BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's) provided that in each case, such ratings are publicly available; provided further, however, that in the event Moody's or S&P is no longer in existence, for purposes of determining whether the notes are rated "Investment Grade," such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by Time Warner Telecom, notice of which designation shall be given to the Trustee.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means,

          (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to Time Warner Telecom or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

             (A) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

             (B) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to Time Warner Telecom's consolidated results of operations and those of its Restricted Subsidiaries, taken as a whole,

             (C) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (i) is secured by a Lien on the property or assets sold or (ii) is required to be paid as a result of such sale, and

             (D) appropriate amounts to be provided by Time Warner Telecom or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post employment benefit liabilities, liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

          (2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form

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

     of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to Time Warner Telecom or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer to purchase notes by the Time Warner Telecom from the holders commenced by mailing a notice to the Trustee and each holder stating:

          (1) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

          (2) the purchase price and the date of purchase (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

          (3) that any note not tendered will continue to accrue interest pursuant to its terms;

          (4) that, unless Time Warner Telecom defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

          (5) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

          (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

          (7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided, however, that each note purchased and each new note issued shall be in a principal amount of $1,000 or an integral multiple thereof. On the Payment Date, Time Warner Telecom shall:

             (A) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase;

             (B) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

             (C) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officer's Certificate specifying the notes or portions thereof accepted for payment by Time Warner Telecom.

     The Paying Agent shall promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided, however, that each note purchased and each new note issued shall be in a principal amount of $1,000 or an integral multiple thereof. Time Warner Telecom will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. Time Warner Telecom will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that Time Warner Telecom is required to repurchase notes pursuant to an Offer to Purchase.

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     "Parent Company Debt" means Time Warner Telecom's Indebtedness to any
Existing Stockholder that is subordinated in right of payment to the notes, as evidenced by a promissory note dated the date of the Reorganization, and any additional notes issued pursuant to the terms of such note.

     "Permitted Investment" means:

          (1) an Investment in Time Warner Telecom or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to Time Warner Telecom, or a Restricted Subsidiary; provided, however, that such Person's primary business is related, ancillary or complementary to the businesses of Time Warner Telecom and its Restricted Subsidiaries on the date of such Investment;

          (2)  Temporary Cash Investments;

          (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

          (4) stock, obligations or securities received in settlement of Indebtedness Incurred in the ordinary course of business, upon foreclosure of a Lien created in the ordinary course of business or in satisfaction of judgments, including in connection with a bankruptcy proceeding;

          (5) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

          (6) Interest Rate Agreements and Currency Agreements designed solely to protect Time Warner Telecom or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates;

          (7) loans or advances to Time Warner Telecom's officers or employees or those of any Restricted Subsidiary that do not in the aggregate exceed $2 million at any time outstanding; and

          (8) Investments in any Person that is engaged in the telecommunications business and that is not Time Warner Telecom's Affiliate or a Related Person.

     "Permitted Liens" means

          (1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Time Warner Telecom or any of its Restricted Subsidiaries;

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

          (6) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Existing High Yield Closing Date; provided, however, that

             (A) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property,

             (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and

             (C) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

          (7) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Time Warner Telecom and its Restricted Subsidiaries, taken as a whole;

          (8) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Time Warner Telecom or its Restricted Subsidiaries relating to such property or assets;

          (9) any interest or title of a lessor in the property subject to any Capitalized Lease or operating, lease;

          (10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (11) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided, however, that such Liens do not extend to or cover any property or assets of, Time Warner Telecom or any Restricted Subsidiary other than the property or assets acquired;

          (12)  Liens in favor of Time Warner Telecom or any Restricted
     Subsidiary;

          (13) Liens arising from the rendering, of a final judgment or order against Time Warner Telecom or any Restricted Subsidiary that does not give rise to an Event of Default;

          (14) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect Time Warner Telecom or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

          (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Time Warner Telecom or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of Time Warner Telecom and its Restricted Subsidiaries prior to the Existing High Yield Closing Date;

          (18)  Liens on or sales of receivables; and

          (19) Liens that secure Indebtedness with an aggregate principal amount not in excess of $5 million at any time outstanding.

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     "Person" means, an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Preferred Stock" means, with respect to any Person, Capital Stock issued by such Person that is entitled to preference or priority over one or more series or classes of other Capital Stock issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation.

     "Related Person" means, as applied to any Person, any other Person directly or indirectly owning

          (1) 10% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the outstanding equity interest in such Person) or

          (2) 10% or more of the combined outstanding voting power of the voting stock of such Person, and all Affiliates of any such other Person.

     "Restricted Subsidiary" means any of Time Warner Telecom's Subsidiaries other than an Unrestricted Subsidiary.

     "SEC" means the Securities and Exchange Commission.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

          (1) for Time Warner Telecom's most recent fiscal year, accounted for more than 10% of the consolidated revenue of Time Warner Telecom and its Restricted Subsidiaries; or

          (2) as of the end of such fiscal year, was the owner of more than 10% of Time Warner Telecom's consolidated assets and those of its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of Time Warner Telecom for such fiscal year.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, and its successors.

     "Specified Date" means any Redemption Date, any Payment Date for an Offer to Purchase or any date on which the notes first become due and payable after an Event of Default.

     "Stated Maturity" means,

          (1) with respect to the notes, the date specified in such notes as the fixed date on which the final installment of principal of such notes is due and payable; and

          (2) with respect to any scheduled installment of principal of or interest on any notes, the date specified in such notes as the fixed date on which such installment is due and payable.

     "Strategic Subordinated Indebtedness" means Time Warner Telecom's Indebtedness Incurred to finance the acquisition of a Person engaged in a business that is related, ancillary or complementary to the business conducted by Time Warner Telecom or any of its Restricted Subsidiaries, which Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred:

          (1)  is expressly made subordinate in right of payment to the notes;
     and

          (2) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of Time Warner Telecom's obligations under the notes; provided, however, that such Indebtedness may provide for and be repaid at any time from the proceeds of the sale of Time Warner Telecom's Capital Stock (other than Disqualified Stock) or other of Time Warner Telecom's Indebtedness which by its terms, or by the terms of any agreement or instrument pursuant to which such other Indebtedness is Incurred, meets clauses (1) and (2) above after the Incurrence of such Indebtedness.

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

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding voting stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Tax Amount" means, with respect to any period, without duplication, the increase in the cumulative United States Federal, state and local tax liability of holders of equity interests in Time Warner Telecom (or if such holder is a pass-through entity for United States income tax purposes, holders of its equity interests) in respect of their interests in Time Warner Telecom for such period plus any additional amounts payable to such holders to cover taxes arising from the ownership of such equity interests, but excluding any increase in tax liability or additional amounts payable in respect of a gain realized by a holder of an equity interest in Time Warner Telecom upon the sale or disposition by such holder of an equity interest, including without limitation, any redemption thereof by Time Warner Telecom, in Time Warner Telecom.

     "Temporary Cash Investment" means any of the following:

          (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

          (2) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than Time Warner Telecom's Affiliate) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

          (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's;

          (6) corporate debt securities with maturities of eighteen months or less from the date of acquisition and with a rating at the time as of which any Investment "therein is made of "A3" (or higher) according to Moody's or "A-" (or higher) according to S&P and

          (7) money market funds at least 95% of the assets of which are invested in the foregoing.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness Time Warner Telecom or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means

          (1) any Subsidiary of Time Warner Telecom that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

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

          (2)  any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any of Time Warner Telecom's Capital Stock, or owns or holds any Lien on any property of, Time Warner Telecom or any Restricted Subsidiary; provided, however, that

             (A) any Guarantee by Time Warner Telecom or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by Time Warner Telecom or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

             (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant; and

             (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants.

             The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that

             (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

             (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which it is full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of such Securities, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

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CERTAIN COVENANTS

  LIMITATION ON INDEBTEDNESS

     Time Warner Telecom will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the notes and Indebtedness existing on the Existing High Yield Closing Date); provided, however, that Time Warner Telecom may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6.0:1.

     Notwithstanding the foregoing, Time Warner Telecom and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

          (1) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $300 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

          (2)  Indebtedness owed:

             (A)  to Time Warner Telecom evidenced by a promissory note; or

             (B) to any Restricted Subsidiary; provided, however, that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Time Warner Telecom or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this paragraph (2);

          (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under paragraph (1), (2), (4), (6), (8) or (9) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided, however, that Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the notes shall only be permitted under this paragraph (3) if:

             (A) in case the notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining notes;

             (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is subordinated to the notes; and

             (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or funded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Time Warner Telecom's Indebtedness be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this paragraph (3);

          (4)  Indebtedness:

             (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business;

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             (B)  under Currency Agreements and Interest Rate Agreements;
        provided, however, that such agreements are:

                (i) designed solely to protect Time Warner Telecom or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates; and

                (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

             (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of Time Warner Telecom's obligations or those of any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by Time Warner Telecom or any Restricted Subsidiary in connection with such disposition;

          (5) Time Warner Telecom's Indebtedness, to the extent the net proceeds thereof are promptly:

             (A) used to purchase notes tendered in an Offer to Purchase made as a result of a Change of Control; or

             (B) deposited to defease the notes as described below under "Defeasance";

          (6) Guarantees of the notes and Guarantees of Indebtedness of Time Warner Telecom by any Restricted Subsidiary; provided that the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant;

          (7) Indebtedness Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) to acquire equipment, inventory or network assets (including acquisitions by way of Capitalized Lease and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to extent of the fair market value of the equipment, inventory or network assets so acquired, plus goodwill associated therewith) by Time Warner Telecom or a Restricted Subsidiary after the Closing Date;

          (8) Time Warner Telecom's Indebtedness not to exceed, at any one time, outstanding, two times:

             (A) the Net Cash Proceeds received by Time Warner Telecom after the Existing High Yield Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of Time Warner Telecom, to the extent:

                (i) such Net Cash Proceeds have not been used pursuant to clause (4)(C)(2) of the first paragraph or clause (3), (4), (6) or
           (7) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; and

                (ii) if such Net Cash Proceeds are used to consummate a transaction pursuant to which Time Warner Telecom Incurs Acquired Indebtedness, the amount of such Net Cash Proceeds exceeds one-half of the amount of Acquired Indebtedness so Incurred; and

             (B) 80% of the fair market value of property (other than cash and cash equivalent) received by Time Warner Telecom after the Existing High Yield Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of Time Warner Telecom, to the extent:

                (i) such sale of Capital Stock has not been used pursuant to clause (3), (4), (6) or (7) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; and

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

                (ii) if such Capital Stock is used to consummate a transaction pursuant to which Time Warner Telecom Incurs Acquired Indebtedness, 80% of the fair market value of the property received exceeds one-half of the amount of Acquired Indebtedness so Incurred; provided, however, that such Indebtedness does not mature prior to the Stated Maturity of the notes and has an Average Life longer than the notes;

          (9)   Acquired Indebtedness;

          (10)  Strategic Subordinated Indebtedness; and

          (11) Time Warner Telecom's subordinated Indebtedness (in addition to Indebtedness permitted under clauses (1) through (10) above) in an aggregate principal amount outstanding at any time not to exceed $200 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant.

     Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that Time Warner Telecom or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant:

          (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and

          (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant shall not be treated as Indebtedness.

     For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, Time Warner Telecom, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, provided, however, that:

          (1) the dollar-equivalent principal amount of any such Indebtedness outstanding on the Existing High Yield Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Existing High Yield Closing Date; and

          (2) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, converted into the currency in which the Indebtedness being refinanced is denominated at the currency exchange rate in effect on the date of such refinancing, does not exceed the principal amount of such Indebtedness being refinanced (plus premiums, accrued interest, fees and expenses).

     The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the foreign currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

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  LIMITATION ON RESTRICTED PAYMENTS

     Time Warner Telecom will not, and will not permit any Restricted Subsidiary to directly or indirectly:

          (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than: (A) dividends or distributions payable solely in shares of Time Warner Telecom's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of Capital Stock; and (B) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than Time Warner Telecom or any of its Restricted Subsidiaries;

          (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of:

             (A) Time Warner Telecom or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person; or

             (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of Time Warner Telecom (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of its Capital Stock;

          (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Time Warner Telecom's Indebtedness that is subordinated in right of payment to the notes; or

          (4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively called "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

             (A) a Default or Event of Default shall have occurred and be continuing;

             (B) Time Warner Telecom could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

             (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution) made after the Existing High Yield Closing Date shall exceed the sum of:

                (i) the amount by which Consolidated EBITDA exceeds 150% of Consolidated Interest Expense, in each case, determined on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Existing High Yield Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the "SEC Reports and Reports to Holders" covenant; plus

                (ii) the aggregate Net Cash Proceeds received by Time Warner Telecom after the Existing High Yield Closing Date from the issuance and sale permitted by the indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not Time Warner Telecom's Subsidiary, including an issuance or sale permitted by the indenture of Indebtedness of Time Warner Telecom for cash subsequent to the Existing High Yield Closing Date upon the conversion of such Indebtedness into Time Warner Telecom's Capital Stock (other than Disqualified Stock), or from the issuance to a Person who is not Time Warner Telecom's Subsidiary of any options, warrants or other rights to acquire Capital Stock of Time Warner Telecom (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (8) or (9) of the second paragraph under the "Limitation on Indebtedness" covenant; plus

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                (iii)  an amount equal to the net reduction in Investments
           (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to Time Warner Telecom or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by Time Warner Telecom or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of:

          (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

          (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the "Limitation on Indebtedness" covenant;

          (3) the repurchase, redemption or other acquisition of Time Warner Telecom's Capital Stock or that of an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of Time Warner Telecom (or options, warrants or other rights to acquire such Capital Stock);

          (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Time Warner Telecom's Indebtedness which is subordinated in right of payment to the notes in exchange for, or out of the proceeds of a substantially concurrent sale of, shares of Capital Stock (other than Disqualified Stock) of Time Warner Telecom (or options, warrants or other rights to acquire such Capital Stock);

          (5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of Time Warner Telecom's property and assets;

          (6) Investments in any Person the primary business of which is related, ancillary or complementary to Time Warner Telecom's business and that of its Restricted Subsidiaries on the date of such Investments; provided, however, that the aggregate amount of Investments made pursuant to this clause (6) does not exceed the sum of:

             (A)  $10 million and

             (B) the amount of Net Cash Proceeds received by Time Warner Telecom after the Existing High Yield Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of Time Warner Telecom, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (8) or (9) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (4)(C)(2) of the first paragraph, or clauses
        (3) or (4) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus

             (C)  the net reduction in Investments made pursuant to this clause
        (6) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted

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

        Subsidiary (valued in each case as provided in the definition of "Investments"), provided, however, that the net reduction in any Investment shall not exceed the amount of such Investment;

          (7) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of Time Warner Telecom;

          (8) other Restricted Payments in an aggregate amount not to exceed $10 million;

          (9) for so long as Time Warner Telecom is treated as a pass-through entity for United States Federal income tax purposes, distributions to Time Warner Telecom's equityholders in an amount not to exceed the Tax Amount for such period; and

          (10) the repurchase, redemption or other acquisition of Time Warner Telecom's Capital Stock (or options, warrants, or other rights to acquire such Capital Stock) from Persons who are or were formerly Time Warner Telecom's directors, officers or employees or those of its Restricted Subsidiaries, provided, however, that the aggregate amount of all such repurchases made in any calendar year pursuant to this clause (10) shall not exceed $2.0 million; provided further, however, that except in the case of clauses (1) and (3) of this paragraph no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment referred to in clause (6) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3), (4) and (6), shall be included in calculating whether the conditions of clause (4)(C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Time Warner Telecom's Capital Stock are used for the redemption, repurchase or other acquisition of the notes, or Indebtedness that is pari passu with the notes, then the Net Cash Proceeds of such issuance shall be included in clause (4)(C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

  LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     Time Warner Telecom will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Time Warner Telecom or any other Restricted Subsidiary;

          (2) pay any Indebtedness owed to Time Warner Telecom or any other Restricted Subsidiary;

          (3) make loans or advances to Time Warner Telecom or any other Restricted Subsidiary; or

          (4) transfer any of its property or assets to Time Warner Telecom or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions:

          (1) existing on the Closing Date of this indenture or any other agreements in effect on the Existing High Yield Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

          (2) existing under or by reason of applicable law or required by any regulatory authority having jurisdiction over Time Warner Telecom or any Restricted Subsidiary;

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

          (3) existing with respect to any Person or the property or assets of such Person acquired by Time Warner Telecom or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, renewals or replacements of such encumbrances or restrictions; provided, however, that the encumbrances and restrictions in any such extensions, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, renewed or replaced;

          (4) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant:

             (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

             (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on any of Time Warner Telecom's property or assets or those of a Restricted Subsidiary not otherwise prohibited by the indenture; or

             (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of Time Warner Telecom's property or assets of those of a Restricted Subsidiary in any manner material to Time Warner Telecom or any Restricted Subsidiary;

          (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

          (6) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

             (A)  the encumbrance or restriction either:

                (i) applies only in the event of a payment default or non-compliance with respect to a financial covenant contained in such Indebtedness or agreement; or

                (ii)  is contained in a Credit Agreement

             (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined by Time Warner Telecom); and

             (C) Time Warner Telecom determines on the date of the Incurrence of such Indebtedness that any such encumbrance or restriction would not be expected to materially impair either Time Warner Telecom's ability to make principal or interest payments on the notes.

     Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent Time Warner Telecom or any Restricted Subsidiary from:

          (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant; or

          (2) restricting the sale or other disposition of Time Warner Telecom's property or assets of those of any of its Restricted Subsidiaries that secure Time Warner Telecom's Indebtedness or that of any of its Restricted Subsidiaries.

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  LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
  SUBSIDIARIES

     Time Warner Telecom will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

          (1)  to Time Warner Telecom or a Wholly Owned Restricted Subsidiary;

          (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

          (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

          (4) issuances or sales of Common Stock of a Restricted Subsidiary, provided, however, that Time Warner Telecom or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in compliance with the "Limitation on Asset Sales" covenant described below.

  LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

     Time Warner Telecom will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any of Time Warner Telecom's Indebtedness which is pari passu with or subordinate in right of payment to the notes ("Guaranteed Indebtedness"), unless:

          (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the notes by such Restricted Subsidiary; and

          (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Time Warner Telecom or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided, however, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

     If the Guaranteed Indebtedness is:

             (A) pari passu with the notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee; or

             (B) subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (1) any sale, exchange or transfer, to any Person not an Affiliate of Time Warner Telecom, of all of Time Warner Telecom's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture); or

          (2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

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  LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

     Time Warner Telecom will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with a Related Person or with any of Time Warner Telecom's Affiliates or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to Time Warner Telecom or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a Related Person or an Affiliate.

     The foregoing limitation does not limit and shall not apply to:

          (1)  transactions:

             (A) approved by a majority of the disinterested members of the Board of Directors; or

             (B) for which Time Warner Telecom or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to Time Warner Telecom or such Restricted Subsidiary from a financial point of view;

          (2) any transaction solely between Time Warner Telecom and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

          (3) the payment of reasonable and customary regular fees to Time Warner Telecom's directors who are not its employees;

          (4) any payments or other transactions pursuant to any tax-sharing agreement between Time Warner Telecom and any other Person with which Time Warner Telecom files a consolidated tax return or with which Time Warner Telecom is part of a consolidated group for tax purposes;

          (5) any transaction with respect to the lease or sharing or other use of cable or fiber lines, equipment, transmission capacity, right-of-way or other access rights, between Time Warner Telecom or any Restricted Subsidiary and any other Person; provided, however, that such transaction is on terms that:

             (A) are consistent with Time Warner Telecom's past practice and those of its Restricted Subsidiaries; and

             (B) are no less favorable, taken as a whole, to Time Warner Telecom or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Time Warner Telecom or such Restricted Subsidiary with an unrelated Person (or, in the event that there are no comparable transactions involving unrelated Persons to apply for comparative purposes, is otherwise on terms that, taken as a whole, Time Warner Telecom has determined to be fair to Time Warner Telecom or the relevant Restricted Subsidiary); or

          (6) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant.

     Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (2) through (6) of this paragraph, the aggregate amount of which exceeds $10 million in value, must be determined to be fair in the manner provided for in clause
(1)(A) or (B) above.

  LIMITATION ON LIENS

     Time Warner Telecom will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and all other amounts due under the indenture to be directly secured

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

equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to:

          (1)  Liens existing on the Existing High Yield Closing Date;

          (2) Liens granted after the Existing High Yield Closing Date on any assets of Capital Stock of Time Warner Telecom or its Restricted Subsidiaries created in favor of the Holders;

          (3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to Time Warner Telecom or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to Time Warner Telecom or such other Restricted Subsidiary;

          (4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the "Limitation on Indebtedness" covenant; provided, however, that such Liens do not extend to or cover any property or assets of Time Warner Telecom or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

          (5) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; or

          (6)  Permitted Liens

  LIMITATION ON SALE-LEASEBACK TRANSACTIONS

     Time Warner Telecom will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby Time Warner Telecom or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which Time Warner Telecom or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if:

          (1) the lease is for a period, including renewal rights, of not in excess of three years;

          (2) the lease secures or relates to industrial revenue or pollution control bonds;

          (3) the transaction is solely between Time Warner Telecom and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or

          (4) Time Warner Telecom or such Restricted Subsidiary applies an amount not less than the net proceeds received from such sale in compliance with the "Limitation on Asset Sales" covenant.

  LIMITATION ON ASSET SALES

     Time Warner Telecom will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

          (1) the consideration received by Time Warner Telecom or its Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

          (2) at least 75% of the consideration received consists of cash, Temporary Cash Investments or the assumption of Indebtedness by Time Warner Telecom (other than Indebtedness that is subordinated to the notes) or of a Restricted Subsidiary and unconditional release of Time Warner Telecom and its Restricted Subsidiaries from all liability on the Indebtedness assumed; provided, however, that this clause shall not apply to long-term assignments of capacity in a telecommunications network.

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

     In the event and to the extent that the Net Cash Proceeds received by Time Warner Telecom or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of Time Warner Telecom and its Subsidiaries has been filed with the SEC pursuant to the "SEC Reports and Reports to Holders" covenant), then Time Warner Telecom shall or shall cause the relevant Restricted Subsidiary to:

          (1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets:

             (A) apply an amount equal to such excess Net Cash Proceeds less any amounts invested within 6 months prior to such Asset Sale in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, Time Warner Telecom and its Restricted Subsidiaries on the date of such Asset Sale (the "Adjusted Net Cash Proceeds") to permanently repay Time Warner Telecom's unsubordinated Indebtedness or that of any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than Time Warner Telecom or its Restricted Subsidiaries; or

             (B) invest an equal amount, or the amount of Adjusted Net Cash Proceeds not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, Time Warner Telecom and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution); and

          (2) apply (no later than the end of the 12-month period referred to clause (1)) such excess Adjusted Net Cash Proceeds (to the extent not applied pursuant to clause (1) as provided in the following paragraph of this "Limitation on Asset Sales" covenant): The amount of such excess Adjusted Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, Time Warner Telecom must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders on a pro rata basis an aggregate principal amount of notes and to the extent permitted or required by the terms thereof, any other of Time Warner Telecom's Indebtedness that is pari passu with the notes, equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes and such other Indebtedness, if applicable, on the relevant Payment Date, plus, in each case, accrued interest (if any) to the Payment Date.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     Time Warner Telecom must commence, within 30 days of the later of (1) the occurrence of a Change of Control; and (2) the end of the Change of Control Period with respect to a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount thereof on the relevant Payment Date, plus accrued interest (if any) to the Payment Date; provided, however, that Time Warner Telecom shall not be required to commence and consummate an Offer to Purchase if, at the time specified above for the commencement of an Offer to Purchase the notes shall be rated Investment Grade.

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     Time Warner Telecom cannot assure you that it will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of the notes) required by the foregoing covenant (as well as may be contained in Time Warner Telecom's other securities which might be outstanding at the time).

     The above covenant requiring Time Warner Telecom to repurchase the notes will, unless consents are obtained, require Time Warner Telecom to repay all Indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

SEC REPORTS AND REPORTS TO HOLDERS

     Whether or not Time Warner Telecom is then required to file reports with the SEC, Time Warner Telecom will file with the SEC all reports and other information as they would be required to file with the SEC by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if they were subject thereto. Time Warner Telecom will supply the Trustee and each holder or will supply to the Trustee for forwarding to each holder, without cost to any holder, copies of the reports and other information.

EVENTS OF DEFAULT

     The following events are defined as "Events of Default" in the indenture:

          (1) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

          (2) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days;

          (3) default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of Time Warner Telecom or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of notes upon a Change of Control" covenant;

          (4) Time Warner Telecom defaults in the performance of or breaches any other covenant or agreement of Time Warner Telecom in the indenture or under the notes (other than a default specified in clause (1), (2) or (3) above), and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the notes;

          (5) there occurs with respect to any issue or issues of Indebtedness of Time Warner Telecom or any Significant Subsidiary having an outstanding principal amount of $12 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

          (6) any final judgment or order (not covered by insurance) for the payment of money in excess of $12 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against Time Warner Telecom or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $12 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (7) a court having jurisdiction in the premises enters a decree or order for

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             (A)  relief in respect of Time Warner Telecom or any Significant
        Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

             (B) appointment of a receiver, liquidator, assignee, custodian, Trustee, sequestrator or similar official of Time Warner Telecom or any Significant Subsidiary or for all or substantially all of the property and assets of Time Warner Telecom or any Significant Subsidiary; or

             (C) the winding up or liquidation of the affairs of Time Warner Telecom or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

          (8)  Time Warner Telecom or any Significant Subsidiary

             (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;

             (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Time Warner Telecom or any Significant Subsidiary or for all or substantially all of the property and assets of Time Warner Telecom or any Significant Subsidiary; or

             (C)  effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clause
(7) or (8) above that occurs with respect to Time Warner Telecom) occurs and is continuing under the indenture, the Trustee or holders of at least 25% in aggregate principal amount of the notes then outstanding by written notice to Time Warner Telecom (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal amount of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal amount, premium, if any, and accrued interest shall be immediately due and payable.

     In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by Time Warner Telecom or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

     If an Event of Default specified in clause (7) or (8) above occurs with respect to Time Warner Telecom, the principal amount of, premium, if any, and accrued interest on the notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

     The holders of at least a majority in principal amount of the outstanding notes by written notice to Time Warner Telecom and to the Trustee, may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and
(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver".

     The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such notes.

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     A Holder may not pursue any remedy with respect to the indenture or the notes unless:

          (1) the holder gives the Trustee written notice of a continuing Event of Default;

          (2) the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

          (3) such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

          (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

     However, such limitations do not apply to the right of any holder of a note to receive payment of the principal amount of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

     The indenture will require certain of Time Warner Telecom's officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of Time Warner Telecom's activities and its Restricted Subsidiaries and its Restricted Subsidiaries' performance under the indenture and that Time Warner telecom has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. Time Warner Telecom will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Time Warner Telecom will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into Time Warner Telecom unless:

          (1) Time Warner Telecom shall be the continuing Person, or the Person (if other than Time Warner Telecom) formed by such consolidation or into which Time Warner Telecom is merged or that acquired or leased its property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of its obligations on all of the notes and under the indenture;

          (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction on a pro forma basis, Time Warner Telecom or any Person becoming the successor obligor of the notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Time Warner Telecom immediately prior to such transaction; provided, however, that this clause (3) shall only apply to a sale of substantially all, but less than all, of Time Warner Telecom's assets;

          (4) immediately after giving effect to such transaction on a pro forma basis Time Warner Telecom, or any Person becoming the successor obligor of the notes, as the case may be, could Incur at least $1.00 of Indebtedness under (A) of the "Limitation on Indebtedness" covenant; provided, however, that this clause (4) shall not apply to:

             (A) a consolidation, merger or sale of all (but not less than all) of Time Warner Telecom's assets if all of its Liens and Indebtedness of Time Warner Telecom or of any Person becoming the

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

        successor obligor on the notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than its Liens and Indebtedness of Time Warner Telecom and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the indenture or

             (B) a consolidation, merger or sale of all or substantially all of Time Warner Telecom's assets if immediately after giving effect to such transaction on a pro forma basis, Time Warner Telecom or any Person becoming the successor obligor of the notes shall have a Consolidated Leverage Ratio equal to or less than the Consolidated Leverage Ratio of Time Warner Telecom immediately prior to such transaction; and

          (5) Time Warner Telecom delivers to the Trustee an Officer's Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4) above) and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided that paragraphs (3) and (4) above do not apply if, in the good faith determination of Time Warner Telecom's Board of Directors, whose determination shall be evidenced by a board resolution, the principal purpose of such transaction is to change Time Warner Telecom's state of incorporation; and provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

  DEFEASANCE AND DISCHARGE

     The indenture will provide that Time Warner Telecom will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

          (1) Time Warner Telecom has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes;

          (2)  Time Warner Telecom has delivered to the Trustee

             (A) either (i) an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of Time Warner Telecom's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or
        (ii) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and

             (B) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

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          (3)  immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Time Warner telecom or any of its Subsidiaries is a party or by which Time Warner Telecom or any of its Subsidiaries is bound; and

          (4) if at such time the notes are listed on a national securities exchange, Time Warner Telecom has delivered to the Trustee and opinion of counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

  DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT

     The indenture further will provide that the provisions of the indenture will no longer be in effect with respect to clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (3) under "Events of Default" with respect to such clauses (3) and (4) under "Consolidation, Merger and Sale of Assets," clause (4) under "Events of Default" with respect to such other covenants and clauses (5) and (6) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes, the satisfaction of the provisions described in clauses (B)(2), (3) and (4) of the preceding paragraph and the delivery by Time Warner Telecom to the Trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

  DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT

     In the event Time Warner Telecom exercises its option to omit compliance with certain covenants and provisions of the indenture with respect to the notes as described in the immediately preceding paragraph and such notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on such notes at the time of the acceleration resulting from such Event of Default. However, Time Warner Telecom will remain liable for such payments.

MODIFICATION AND WAIVER

  WITH THE CONSENT OF HOLDERS

     Modifications and amendments of the indenture may be made by Time Warner Telecom and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided that no such modification or amendment may, without the consent of each holder affected thereby:

          (1) change the Stated Maturity of the principal of, or any installment of interest on, any note;

          (2) reduce the principal amount of, or premium, if any, or interest on, any note;

          (3) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

          (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note;

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

          (5) reduce the above-stated percentage of outstanding notes, the consent of whose Holders is necessary to modify or amend the indenture;

          (6) waive a default in the payment of principal of, premium, if any, or interest on the notes or modify any provisions of the indenture relating to modification or amendment thereof; or

          (7) reduce the percentage or aggregate principal amount of outstanding notes, the consent of whose Holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

  WITHOUT CONSENT OF THE HOLDERS

     Time Warner Telecom, when authorized by a resolution of our Board of Directors (as evidenced by board resolutions), and the Trustee may amend or supplement this indenture or the notes without notice to or the consent of any holder:

          (1) to cure any ambiguity, defect or inconsistency in this indenture; provided that such amendments or supplements shall not, in the good faith opinion of the Board of Directors as evidenced by a board resolution, adversely affect the interests of the Holders in any material respect;

          (2) to comply with the provisions concerning consolidation, merger and sale of assets;

          (3) to comply with any requirements of the SEC in connection with the qualification of this indenture under the Trust Indenture Act;

          (4) to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

          (5) to provide for uncertificated notes in addition to or in place of certificated notes.

          (6) to add one or more Subsidiary Guarantees on the terms required by this indenture; and

          (7) to make any change that, in the good faith opinion of the Board of Directors as evidenced by a board resolution, does not materially and adversely affect the rights of any holder.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Time Warner Telecom in the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling Person of either Time Warner Telecom or of any of its successors. Each holder, by accepting the notes, waives and releases all such liability.

TRUSTEE

     The indenture provides that, except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture and provisions of the Trust Indenture Act of 1939, incorporated by reference into the indenture contain limitations on the rights of the Trustee, should it become a creditor of an Obligor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

     Affiliates of the Trustee, including The Chase Manhattan Bank and Chase Securities Inc., have in the past provided and may in the future from time to time provide, investment banking and general financing and banking services to Time Warner Telecom and its affiliates for which they have received customary fees.

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                         BOOK-ENTRY, DELIVERY AND FORM

THE NEW NOTES

     The new notes will be issued in the form of one or more fully registered new notes in the form of global notes. Global notes are not issued in certificated form. Instead, global notes are deposited and registered in the name of the Depository Trust Company. Unlike notes in certificated form where there is an actual transfer or exchange of a certificated note, transfers and exchanges of beneficial interest in global notes can only be effected through DTC.

DEPOSITARY PROCEDURES

     The global notes will be deposited upon issuance with, or on behalf of, the DTC and registered in the name of DTC or its nominee. Except as described below, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global notes directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC. Upon the issuance of the global notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the number of new notes represented by the global notes to the accounts of institutions that have accounts with DTC or its nominee ("participants"). The accounts to be credited shall be designated by the initial purchasers.

     Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants' interests, for the global notes, or by participants or persons that hold interests through participants with respect to beneficial interests in the global notes of persons other than participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interest in the global notes.

     So long as DTC, or its nominee, is the registered holder and owner of any global notes, DTC or the nominee, will be considered the sole legal owner and holder of the new notes represented by the global notes for all purposes under the notes indenture. Except as set forth below, owners of beneficial interests in the global notes will not:

      -- be entitled to have the global notes or new notes represented by the global notes registered in their names;

      -- receive or be entitled to receive physical delivery of certificated notes in definitive form; and

      -- be considered to be the owners or holders of the global notes or any new notes represented by the global notes for any purpose under the notes indenture.

     We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DC would authorize the participants to take the action, and that the participants would authorize beneficial owners owning through these participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     Any payment of principal or interest due on the global notes on any payment date or a maturity or upon mandatory redemption will be made available by us to the trustee by that date. As soon as possible thereafter, the trusts will make the payments to DTC or its nominee, as the registered owner of the global notes in accordance with existing arrangement between the trustee and DTC.

     We expect that:

      -- DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes, will credit immediately the accounts of the related participants with payments in amounts

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

           proportionate to their respective beneficial interests in the global note as shown on the records of DTC; and

      -- payments by participants to owners of beneficial interests in the global notes held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of these participants.

     None of us, the trustee and any payment agent for the global notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for other aspects of the relationship between DTC and its participants or the relationship between these participants and the owners of beneficial interests in the global notes owning through these participants.

     As long as the new notes are represented by a global note, DTC's nominee will be the holder of the new notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the new notes, including following a change of control or a tender offer for the new notes. Notice by participants or by owners of beneficial interests in a global note held through these participants of the exercise of the option to elect repayment of beneficial interests in the new notes represented by a global note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular new note, the beneficial owner of the new note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers, and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a security in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

     Unless and until exchanged in whole or in part for certificated notes in definitive form, the global notes may not be transferred except as a whole by DTC to a nominee of the DTC or by a nominee of the DTC to the DTC or another nominee of the DTC.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     DTC has advised us that DTC is:

      -- a limited-purpose trust company organized under the laws of the State of New York;

      --   a member of the Federal Reserve System;

      -- a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

      -- a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in the securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. The securities brokers may include Donaldson, Lufkin & Jenrette Securities Corporation and Banc of America Securities LLC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

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EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A global note shall be exchangeable for corresponding certificated notes registered in the name of persons other than DTC or its nominee only if:

     (1) DTC:

      -- notifies us that it is unwilling or unable to continue as depositary for the global note; or

      -- at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days;

     (2) we in our discretion at any time determine not to have all of the securities represented by the global notes; or

     (3) an Event of Default (as defined in the notes indenture) with respect to the new notes has occurred and is continuing.

     Any new note that is exchangeable under the preceding sentence is exchangeable for certificated notes issuable in authorized denominations and registered in the names as DTC shall direct. Subject to the foregoing, the global notes are not exchangeable, except for global notes of the same aggregate denomination to be registered in the name of DTC or its nominee.

SAME-DAY PAYMENT

     The notes indenture requires that payments in respect of the new notes including principal, premium and interest be made by wire transfer of immediately available U.S. dollar funds to the accounts specified by the holders of the new note, or, if an account is not specified, by mailing a check to each of the holder's registered address.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

     This general discussion of certain U.S. Federal income and estate tax consequences applies to you if you acquired old notes at original issue for cash in the amount of the issue price, exchange your old notes for new notes pursuant to the terms set forth in this prospectus and hold the new notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is a summary for general information only and does not consider all aspects of U.S. Federal income tax that may be relevant to the purchase, ownership and disposition of the notes. This discussion also does not address all of the U.S. Federal income tax consequences of ownership of notes that may be relevant to you or the U.S. Federal income tax consequences to you if you are subject to special treatment under the U.S. Federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," have a functional currency other than the U.S. dollar and investors in pass-through entities. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

     This discussion is based upon the Code, regulations of the Treasury Department, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not and will not seek any rulings or opinions from the IRS or counsel regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

     PERSONS CONSIDERING THE EXCHANGE OF NOTES SHOULD CONSULT THEIR OWN ADVISERS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

U.S. HOLDERS

     The following discussion is limited to the U.S. Federal income tax consequences relevant to a "U.S. Holder," which means a beneficial owner of a note that is (1) a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized under the laws of the United States or any of its political subdivisions, (3) an estate the income of which is subject to U.S. Federal income taxation regardless of its source, or
(4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust. Certain U.S. Federal income tax consequences relevant to a Holder other than a U.S. Holder are discussed separately below.

     Payment of Interest on Notes. Interest paid or payable on a note will be taxable to a U.S. Holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such Holder's regular method of accounting for U.S. Federal income tax purposes. The notes will not be issued with original issue discount.

     Failure of the Company to file or cause to be declared effective an exchange offer registration statement or to consummate the exchange offer as described under "Description of the Notes--Registration Rights" will cause additional interest to accrue on the notes in the manner described therein. Such additional interest may be treated as original issue discount, includable by a Holder in income as such interest accrues, in advance of receipt of any cash payment thereof.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder will generally recognize taxable capital gain or loss equal to the difference between (1) the amount realized on the disposition, except to the extent that amounts received are attributable to accrued interest, which portion of the consideration would be taxed as ordinary income if the interest was previously untaxed, and (2) the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder less any principal payment received by such Holder. In the case of a noncorporate U.S. Holder (including an individual), such capital gain or loss will be long term capital gain or loss if the note has been held for more than one year at the time of the sale, exchange, retirement or other disposition.

     Exchange Offer. The exchange of notes for exchange notes pursuant to the Exchange Offer will not constitute a taxable event for U.S. Federal income tax purposes. As a result, a Holder of the notes will not recognize taxable gain or loss as a result of the exchange of these notes for exchange notes, the holding period of the exchange notes will include the holding period of the notes surrendered in exchange therefor and a Holder's adjusted tax basis in the exchange notes will be the same as such Holder's adjusted tax basis in the notes immediately prior to the surrender of such notes pursuant to the Exchange Offer.

     Information Reporting and Backup Withholding. U.S. Holders of notes may be subject, under certain circumstances, to information reporting and backup withholding at a 31% rate on cash payments of principal and premium, if any, and interest and on the gross proceeds from dispositions of notes. Backup withholding applies only if the U.S. Holder: (1) fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information, (2) furnishes an incorrect taxpayer identification number, (3) fails to report properly interest or dividends or (4) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that it is not subject to backup withholding.

     Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit and may entitle such Holder to a refund against such U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of notes should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. Federal income tax consequences relevant to a Holder of a note that is not a U.S. Holder (a "Non-U.S. Holder").

     Subject to the discussion of backup withholding below, payments of interest on a note to any Non-U.S. Holder will generally not be subject to U.S. Federal income tax or withholding, provided that:

          (1)  the Holder is not

             (a) an actual or constructive owner of 10% or more of the total voting power of all our voting stock,

             (b) a controlled foreign corporation related (directly or indirectly) to us through stock ownership or

             (c) a foreign tax-exempt organization or a foreign private foundation for U.S. Federal income tax purposes,

          (2) such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if the Non-U.S. Holder can claim the benefit of an income tax treaty, the interest is not attributable to a U.S. permanent establishment r fixed base) and

          (3)  we or our paying agent receives

             (a) from the Non-U.S. Holder, a properly completed Form W-8BEN (or substitute Form W-8BEN) under penalty of perjury which provides that Non-U.S. Holder's name and address and certifies that the Non-U.S. Holder of the note is a Non-U.S. Holder or

             (b) from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. Holder, certification under penalty of perjury that such a Form W-8BEN (or substitute Form W-8BEN) has been received by it, or by another such financial institution, from the

        Non-U.S. Holder, and a copy of the Form W-8BEN (or substitute Form W-8BEN) is furnished to the payor.

     A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally (except as provided in the following paragraph) will be subject to withholding of U.S. Federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on a note.

     If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if the Non-U.S. Holder can claim the benefit of an income tax treaty, the interest is not attributable to a U.S. permanent establishment), such payments will be subject to U.S. Federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if paid to corporate Holders, may also be subject to a 30% branch profits tax). If payments are subject to U.S. Federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the Holder provides the Company or the paying agent with a properly executed Form W-8ECI.

     Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above. To claim the protection of an income tax treaty for withholding tax, a Non-U.S. Holder must provide a properly executed Form W-BEN prior to the payment of interest and must periodically update Form W-8BEN (or, if necessary, provide us with the applicable successor form). New regulations that became effective on January 1, 2001, require a Non-U.S. Holder to obtain a U.S. taxpayer identification number and provide documentary evidence of residence in order to claim treaty benefit.

     Sale, Exchange or Retirement of Notes. Subject to the discussion of backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. Federal income tax, unless: (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if the Non-U.S. Holder can claim the benefit of an income tax treaty, the gain is not attributable to a U.S. permanent establishment), (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are satisfied or (3) the Non-U.S. Holder is subject to tax under provisions of U.S. Federal tax law applicable to certain U.S. expatriates.

     Federal Estate Tax. Notes held or treated as held by an individual who is a Non-US. Holder at the time of his or her death will not be subject to U.S. Federal estate tax provided that (1) the individual does not actually or constructively own 10% or more of the total voting power of all our voting stock and (2) income on the note was not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States.

     Information Reporting and Backup Withholding. We must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to withholding or that is exempt from U.S. withholding tax. Copies of those information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides.

     The regulations provide that backup withholding is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish certain required information, and information reporting will not apply to payments made on notes by us to a Non-U.S. Holder if the Holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

     The payment of the proceeds from the disposition of notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possibly backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (1) a "controlled foreign corporation" for U.S. Federal income tax purposes or (2) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or, is not a foreign partnership doing business in the United States or in which U.S. persons own more than 50% of the income or capital investment.

     In the case of the payment of proceeds from the disposition of notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person, absent actual knowledge that the payee is a U.S. person.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. Federal income tax liability, provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for at least 90 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes.

     We will not receive any proceeds from any sales of the new notes by broker-dealers. The new notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the new notes. Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay the expenses incident to the exchange offer, other than commission or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of old notes, and will indemnify the holder of the new notes (including any broker-dealers) against related liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the new notes offered hereby will be passed upon for Time Warner Telecom by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The consolidated and combined financial statements of Time Warner Telecom Inc. ("the Company") appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets of GST Telecommunications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' deficit and cash flows for each of the years in the two-year period ended December 31, 1999, the three month period ended December 31, 1997 and for the year ended September 30, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1999, financial statements contains an explanatory paragraph that states that the accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 16(c) and (d) to the consolidated financial statements, on May 17, 2000, the Company filed for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Laws. Subsequent to this filing, the Company conducted an auction under the supervision of the U.S. District Court for the District of Delaware that has resulted in a definitive agreement to sell a substantial portion of the Company's assets to Time Warner Telecom Inc. These actions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VI of the restated certificate of incorporation of Time Warner Telecom Inc. (the "Company") provides that to the fullest extent permitted under the General Corporation Law of the State of Delaware (the "DGCL"), a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

      -- for any breach of the director's duty of loyalty to the corporation or its stockholders;

      -- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      -- under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

      -- for any transaction from which the director derived an improper personal benefit.

     Article VII of the By-laws of the Company provides that to the fullest extent permitted under the DGCL, the Company will indemnify and hold harmless any person that was or is made or threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company. Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. The Company also has obtained insurance policies which provide coverage for the Company's directors and officers in certain situations, including some situations where the Company cannot directly indemnify the directors of officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     EXHIBIT
      NUMBER                       DESCRIPTION OF EXHIBIT
     -------                       ----------------------
       2.1 --   Reorganization Agreement among Time Warner Companies, Inc.,
                MediaOne Group, Inc., Advance/Newhouse Partnership, Time
                Warner Entertainment Company, L.P., and Time Warner
                Entertainment-Advance/Newhouse Partnership (filed as Exhibit
                2.1 to Company's Quarterly Report on Form 10-Q for the
                quarter ended June 30, 1998)*
       2.2 --   Merger Agreement among the Company, Time Warner Telecom LLC and Time Warner Telecom Inc. (filed as Exhibit 2.2 to the
                Company's Registration Statement on Form S-1 (Registration
                No. 333-49439))*
       2.3 --   Asset Purchase Agreement dated as of September 11, 2000
                among Time Warner Telecom Inc., GST Telecommunications,
                Inc., GST USA, Inc. and the other parties identified on
                Exhibit A thereto (filed as Exhibit 2.1 to the Company's
                Report on Form 8-K dated September 18, 2000 and dated
                September 11, 2000).*
       3.1 --   Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to Company's Registration Statement on Form
                S-1 (Registration No. 333-=49439))*
       3.2 --   Restated By-laws of the Company (filed as Exhibit 3.2 to
                Company's Registration Statement on Form S-1 (Registration
                No. 333-=49439))*
       4.1 --   Stockholders Agreement, among the Company, Time Warner
                Companies, Inc., American Television and Communications
                Corporation, Warner Communications Inc., TW/TAE Inc.,
                FibrCom Holdings, L.P., Paragon Communications, MediaOne
                Group, Inc., Multimedia Communications, Inc. and
                Advance/Newhouse Partnership (filed as Exhibit 4.1 to Com-
                pany's Registration Statement on Form S-1 (Registration No.
                333-49439))*
       4.2 --   Amendment No. 1 Stockholders' Agreement among the Company,
                Time Warner Companies, Inc., American Television and
                Communications Corporation, Warner Communications Inc.,
                TW/TAE Inc., FibrCom Holdings, L.P., Paragon Communications,
                MediaOne of Colorado, Inc., Multimedia Communications, Inc.
                and Advance/Newhouse Partnerships.**
       4.3 --   Indenture, between Time Warner Telecom LLC, TWT Inc. and The
                Chase Manhattan Bank, as Trustee (filed as Exhibit 4.1 to
                Time Warner Telecom LLC's Quarterly Report on Form 10-Q for
                the quarter ended June 30, 1998)*
       4.4 --   Indenture, between the Company and The Chase Manhattan Bank, as Trustee (filed as Exhibit 4 to Amendment No. 1 to the
                Company's Registration Statement on Form S-3 (Registration
                No. 333-49818))*
       5.1 --   Opinion of Cravath, Swaine & Moore**
      10.1 --   Lease, between Quebec Court Joint Venture No. 2, Landlord, and Intelligent Advanced Systems, Inc., Tenant, dated June
                3, 1994 (filed as Exhibit 10.1 to Time Warner Telecom LLC's
                Registration Statement on Form S-1 (Registration No.
                333-53553))*
      10.2 --   Agreement for Assignment of Lease, dated September 12, 1997, between Ingram Micro Inc. and Time Warner Communications
                Holdings Inc. (filed as Exhibit 10.2 to Time Warner Telecom
                LLC's Registration Statement on Form S-1 (Registration No.
                333-53553))*
      10.3 --   First Amendment to Lease, dated October 15, 1997, by
                CarrAmerica Realty, L.P. and Time Warner Communications
                Holdings Inc. (filed as Exhibit 10.3 to Time Warner Telecom
                LLC's Registration Statement on Form S-1 (Registration No.
                333-53553))*
      10.4 --   Time Warner LLC 1998 Option Plan as amended December 8, 1999
      10.5 --   Employment Agreement between the Company and Larissa L.
                Herda (filed as Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999)*
      10.6 --   Employment Agreement between the Company and Paul B. Jones
                (filed as Exhibit 10.6 to the Company's Annual Report on
                Form 10-K for the year ended December 31, 1999)*

     EXHIBIT
      NUMBER                       DESCRIPTION OF EXHIBIT
     -------                       ----------------------
      10.7 --   Employment Agreement between the Company and A. Graham
                Powers (filed as Exhibit 10.7 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999)*
      10.8 --   Employment Agreement between the Company and David Rayner
                (filed as Exhibit 10.8 to the Company's Annual Report on
                Form 10-K for the year ended December 31, 1999)*
      10.9 --   Employment Agreement between the Company and John T. Blount
                (filed as Exhibit 10.9 to the Company's Annual Report on
                Form 10-K for the year ended December 31, 1999)*
      10.10 --  Employment Agreement between the Company and Michael Rouleau
                (filed as Exhibit 10.10 to the Company's Annual Report on
                Form 10-K for the year ended December 31, 1999)*
      10.11 --  Employment Agreement between the Company and Julie Rich
                (filed as Exhibit 10.11 to the Company's Annual Report on
                Form 10-K for the year ended December 31, 1999)*
      10.12 --  Employment Agreement between the Company and Raymond Whinery
                (filed as Exhibit 10.12 to the Company's Annual Report on
                Form 10-K for the year ended December 31, 1999)*
      10.13 --  Capacity License Agreement (filed as Exhibit 10.3 to
                Quarterly Report on Form 10-Q for the quarter ended June 30,
                1998)*
      10.14 --  Trade Name License Agreement (filed as Exhibit 10.4 to
                Quarterly Report on Form 10-Q for the quarter ended June 30,
                1998)*
      10.15 --  Master Capacity Agreement between MCImetro Access
                Transmission Services, Inc. and Time Warner Communications
                dated September 9, 1994, as amended on September 9, 1999 and
                August 28, 1997 (field as Exhibit 10.12 to the Company's
                Registration Statement on Form S-1 (Registration No.
                333-49439))*
      10.16 --  Amended and Restated Bank Facility (filed as Exhibit 99.2 to the Company's Current Report on Form 8-K dated January 12,
                2001)*
      10.17 --  Amended and Restated Guarantee and Collateral Agreement
                (filed as Exhibit 99.3 to the Company's Current Report on
                Form 8-K dated January 12, 2001)*
      10.18 --  Bridge Credit Agreement (filed as Exhibit 99.4 to the
                Company's Current Report on Form 8-K dated January 12,
                2001)*
      21.1 --   Subsidiaries of the Company (filed as Exhibit 21 to the
                Company's Registration Statement on Form S-1 (Registration
                No. 333-49439))*
      23.1 --   Consent of Ernst & Young LLP
      23.2 --   Consent of KPMG LLP
      23.3 --   Consent of Cravath, Swaine & Moore (contained in Exhibit
                5.1)
      24.1 --   Power of Attorney (included in signature page)
      25.1 --   Statement of Eligibility of Trustee (filed as Exhibit 25 to the Company's Registration Statement on Form S-3
                (Registration No. 333-49818))*
      99.1 --   Letter of Transmittal
      99.2 --   Notice of Guaranteed Delivery
      99.3 --   Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                Companies
      99.4 --   Form of Letter to Clients
      99.5 --   Guidelines for Certification of Taxpayer Identification
                Number on Substitute Form 99

---------------
 * Incorporated by reference.

** To be filed by amendment.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of any of the registrant's annual reports pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on this 9th day of February, 2001.

                                          TIME WARNER TELECOM INC.

                                          By:       /s/ PAUL B. JONES
                                            ------------------------------------
                                            Name: Paul B. Jones
                                            Title: Senior Vice President,
                                                   General
                                               Counsel & Regulatory Policy

                               POWERS OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Paul B. Jones and David J. Rayner, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON THE DATE INDICATED.

                     SIGNATURE                                   TITLE                       DATE
                     ---------                                   -----                       ----
               /s/ LARISSA L. HERDA                  President and Chief Executive    February 9, 2001
---------------------------------------------------    Officer and Representative
                 Larissa L. Herda

                /s/ DAVID J. RAYNER                  Senior Vice President and        February 9, 2001
---------------------------------------------------    Chief Financial Officer
                  David J. Rayner

                  /s/ JILL STUART                    Vice President, Accounting       February 9, 2001
---------------------------------------------------    and Finance and Chief
                    Jill Stuart                        Accounting Officer

                /s/ GLENN A. BRITT                             Director               February 9, 2001
---------------------------------------------------
                  Glenn A. Britt

                                                               Director
---------------------------------------------------
                   Bruce Claflin

                     SIGNATURE                                   TITLE                       DATE
                     ---------                                   -----                       ----
               /s/ RICHARD J. DAVIES                           Director               February 9, 2001
---------------------------------------------------
                 Richard J. Davies

                                                               Director
---------------------------------------------------
                  Spencer B. Hays

               /s/ LARISSA L. HERDA                            Director               February 9, 2001
---------------------------------------------------
                 Larissa L. Herda

                                                               Director
---------------------------------------------------
                  Robert J. Miron

              /s/ WILLIAM T. SCHLEYER                          Director               February 9, 2001
---------------------------------------------------
                William T. Schleyer

                   /s/ LISA HOOK                               Director               February 9, 2001
---------------------------------------------------
                     Lisa Hook

                                 EXHIBITS INDEX

     The following exhibits are filed as a part of this Registration Statement.

     EXHIBIT
      NUMBER                       DESCRIPTION OF EXHIBIT
     -------                       ----------------------
       2.1 --   Reorganization Agreement among Time Warner Companies, Inc.,
                MediaOne Group, Inc., Advance/Newhouse Partnership, Time
                Warner Entertainment Company, L.P., and Time Warner
                Entertainment-Advance/Newhouse Partnership (filed as Exhibit
                2.1 to Company's Quarterly Report on Form 10-Q for the
                quarter ended June 30, 1998)*
       2.2 --   Merger Agreement among the Company, Time Warner Telecom LLC and Time Warner Telecom Inc. (filed as Exhibit 2.2 to the
                Company's Registration Statement on Form S-1 (Registration
                No. 333-49439))*
       2.3 --   Asset Purchase Agreement dated as of September 11, 2000
                among Time Warner Telecom Inc., GST Telecommunications,
                Inc., GST USA, Inc. and the other parties identified on
                Exhibit A thereto (filed as Exhibit 2.1 to the Company's
                Report on Form 8-K dated September 18, 2000 and dated
                September 11, 2000).*
       3.1 --   Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to Company's Registration Statement on Form
                S-1 (Registration No. 333-=49439))*
       3.2 --   Restated By-laws of the Company (filed as Exhibit 3.2 to
                Company's Registration Statement on Form S-1 (Registration
                No. 333-=49439))*
       4.1 --   Stockholders Agreement, among the Company, Time Warner
                Companies, Inc., American Television and Communications
                Corporation, Warner Communications Inc., TW/TAE Inc.,
                FibrCom Holdings, L.P., Paragon Communications, MediaOne
                Group, Inc., Multimedia Communications, Inc. and
                Advance/Newhouse Partnership (filed as Exhibit 4.1 to Com-
                pany's Registration Statement on Form S-1 (Registration No.
                333-49439))*
       4.2 --   Amendment No. 1 Stockholders' Agreement among the Company,
                Time Warner Companies, Inc., American Television and
                Communications Corporation, Warner Communications Inc.,
                TW/TAE Inc., FibrCom Holdings, L.P., Paragon Communications,
                MediaOne of Colorado, Inc., Multimedia Communications, Inc.
                and Advance/Newhouse Partnerships.**
       4.3 --   Indenture, between Time Warner Telecom LLC, TWT Inc. and The
                Chase Manhattan Bank, as Trustee (filed as Exhibit 4.1 to
                Time Warner Telecom LLC's Quarterly Report on Form 10-Q for
                the quarter ended June 30, 1998)*
       4.4 --   Indenture, between the Company and The Chase Manhattan Bank, as Trustee (filed as Exhibit 4 to Amendment No. 1 to the
                Company's Registration Statement on Form S-3 (Registration
                No. 333-49818))*
       5.1 --   Opinion of Craveth, Swaine & Moore**
      10.1 --   Lease, between Quebec Court Joint Venture No. 2, Landlord, and Intelligent Advanced Systems, Inc., Tenant, dated June
                3, 1994 (filed as Exhibit 10.1 to Time Warner Telecom LLC's
                Registration Statement on Form S-1 (Registration No.
                333-53553))*
      10.2 --   Agreement for Assignment of Lease, dated September 12, 1997, between Ingram Micro Inc. and Time Warner Communications
                Holdings Inc. (filed as Exhibit 10.2 to Time Warner Telecom
                LLC's Registration Statement on Form S-1 (Registration No.
                333-53553))*
      10.3 --   First Amendment to Lease, dated October 15, 1997, by
                CarrAmerica Realty, L.P. and Time Warner Communications
                Holdings Inc. (filed as Exhibit 10.3 to Time Warner Telecom
                LLC's Registration Statement on Form S-1 (Registration No.
                333-53553))*
      10.4 --   Time Warner LLC 1998 Option Plan as amended December 8, 1999
      10.5 --   Employment Agreement between the Company and Larissa L.
                Herda (filed as Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999)*

     EXHIBIT
      NUMBER                       DESCRIPTION OF EXHIBIT
     -------                       ----------------------
      10.6 --   Employment Agreement between the Company and Paul B. Jones
                (filed as Exhibit 10.6 to the Company's Annual Report on
                Form 10-K for the year ended December 31, 1999)*
      10.7 --   Employment Agreement between the Company and A. Graham
                Powers (filed as Exhibit 10.7 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999)*
      10.8 --   Employment Agreement between the Company and David Rayner
                (filed as Exhibit 10.8 to the Company's Annual Report on
                Form 10-K for the year ended December 31, 1999)*
      10.9 --   Employment Agreement between the Company and John T. Blount
                (filed as Exhibit 10.9 to the Company's Annual Report on
                Form 10-K for the year ended December 31, 1999)*
      10.10 --  Employment Agreement between the Company and Michael Rouleau
                (filed as Exhibit 10.10 to the Company's Annual Report on
                Form 10-K for the year ended December 31, 1999)*
      10.11 --  Employment Agreement between the Company and Julie Rich
                (filed as Exhibit 10.11 to the Company's Annual Report on
                Form 10-K for the year ended December 31, 1999)*
      10.12 --  Employment Agreement between the Company and Raymond Whinery
                (filed as Exhibit 10.12 to the Company's Annual Report on
                Form 10-K for the year ended December 31, 1999)*
      10.13 --  Capacity License Agreement (filed as Exhibit 10.3 to
                Quarterly Report on Form 10-Q for the quarter ended June 30,
                1998)*
      10.14 --  Trade Name License Agreement (filed as Exhibit 10.4 to
                Quarterly Report on Form 10-Q for the quarter ended June 30,
                1998)*
      10.15 --  Master Capacity Agreement between MCImetro Access
                Transmission Services, Inc. and Time Warner Communications
                dated September 9, 1994, as amended on September 9, 1999 and
                August 28, 1997 (field as Exhibit 10.12 to the Company's
                Registration Statement on Form S-1 (Registration No.
                333-49439))*
      10.16 --  Amended and Restated Bank Facility (filed as Exhibit 99.2 to the Company's Current Report on Form 8-K dated January 12,
                2001)*
      10.17 --  Amended and Restated Guarantee and Collateral Agreement
                (filed as Exhibit 99.3 to the Company's Current Report on
                Form 8-K dated January 12, 2001)*
      10.18 --  Bridge Credit Agreement (filed as Exhibit 99.4 to the
                Company's Current Report on Form 8-K dated January 12,
                2001)*
      21.1 --   Subsidiaries of the Company (filed as Exhibit 21 to the
                Company's Registration Statement on Form S-1 (Registration
                No. 333-49439))*
      23.1 --   Consent of Ernst & Young LLP
      23.2 --   Consent of KPMG LLP
      23.3 --   Consent of Cravath, Swaine & Moore (contained in Exhibit
                5.1)
      24.1 --   Power of Attorney (included in signature page)
      25.1 --   Statement of Eligibility of Trustee (filed as Exhibit 25 to the Company's Registration Statement on Form S-3
                (Registration No. 333-49818))*
      99.1 --   Letter of Transmittal
      99.2 --   Notice of Guaranteed Delivery
      99.3 --   Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                Companies
      99.4 --   Form of Letter to Clients
      99.5 --   Guidelines for Certification of Taxpayer Identification
                Number on Substitute Form 99

---------------
*  Incorporated by reference.

** To be filed by amendment.